Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL FACILITIES CONFIRMATION

This FOURTH AMENDMENT TO CREDIT AGREEMENT AND INCREMENTAL FACILITIES CONFIRMATION (this “Agreement”) is entered into as of November 20, 2025, by and among FNLR OP LP, a Delaware limited partnership (the “Parent Borrower”), FORTRESS NET LEASE REIT, a Maryland statutory trust (the “Parent”), certain subsidiaries of the Parent party hereto (collectively with the Parent, the “Guarantors” and each individually, a “Guarantor”), each Lender and L/C Issuer party hereto, and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) under the Credit Agreement.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement (as defined below).

WITNESSETH

WHEREAS, the Parent Borrower, the Guarantors, the Lenders, the L/C Issuer and the Administrative Agent entered into a Credit Agreement, dated as of August 13, 2024 (as heretofore amended, supplemented or otherwise modified from time to time, the “Credit Agreement” and, as amended by this Agreement, the “Amended Credit Agreement”), providing to the Parent Borrower a Revolving Credit Facility and Term Facility on the terms set forth therein;

WHEREAS, pursuant to Section 2.15 of the Credit Agreement the Parent Borrower has the right to request an increase in the aggregate principal amount of the Facilities to an amount not exceeding $1,500,000,000 through one or more increases in the existing Revolving Credit Facility and/or increases in the principal amount of the Term Facility and/or the addition of one or more new pari passu tranches of term loans;

WHEREAS, the Parent Borrower has requested that the Credit Agreement be amended to provide for the right to request an increase in the aggregate principal amount of the Facilities to an amount not exceeding $2,500,000,000 (the “Incremental Facility Maximum”);

WHEREAS, the Parent Borrower has requested, concurrently with the effectiveness of the Incremental Facility Maximum pursuant hereto, to increase the aggregate principal amount of the Facilities from $1,275,000,000 to $1,650,000,000 in the form of (i) an increase in the Revolving Credit Facility from $1,047,500,000 to $1,347,500,000 (the “Incremental Revolving Increase”) and (ii) an increase in the aggregate outstanding principal amount of the Term Loan from $227,500,000 to $302,500,000 (the “Incremental Term Increase”; the Incremental Revolving Increase and the Incremental Term Increase referred to herein collectively as the “Incremental Facilities”);

WHEREAS, subject to the terms and conditions set forth herein and in Section 2.15 of the Amended Credit Agreement each Lender appearing on Annex A hereto (collectively, the “Increasing Lenders” and individually, an “Increasing Lender”) is willing to participate in the Incremental Revolving Increase and the Incremental Term Increase in the amounts set forth opposite such Lender’s name on Annex A hereto under the captions “Incremental Revolving Increase” and “Incremental Term Increase”, respectively;

WHEREAS, the Parent Borrower has requested that a portion of the Revolving Credit Facility be made available for Revolving Credit Loans, to be made to the Parent Borrower and certain of its Wholly Owned Foreign Subsidiaries that become party to the Amended Credit Agreement from time to time as Designated Borrowers, in Alternative Currencies and Dollars (the “Multicurrency Tranche”) with the remainder of the Revolving Credit Facility remaining available for Revolving Credit Loans to be made to the Parent Borrower in Dollars (the “Dollar Tranche”), and certain Revolving Credit Lenders (collectively, the “Multicurrency Tranche Lenders” and individually, a “Multicurrency Tranche Lender”) have agreed to participate in the Multicurrency Tranche; and

WHEREAS, the parties to this Agreement desire to make additional amendments to the Credit Agreement pursuant and subject to the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Incremental Facilities Confirmation.

(a)          Each Increasing Lender hereby agrees that on the Fourth Amendment Effective Date, its Revolving Credit Commitment shall be increased to the amount set forth opposite its name on Annex B hereto under the caption “Revolving Credit Commitment” and its Term Commitment shall be increased to the amount set forth opposite its name on Annex B hereto under the caption “Term Commitment”.

(b)          Each Multicurrency Tranche Lender hereby agrees that on the Fourth Amendment Effective Date, it shall have a commitment with respect to the Multicurrency Tranche in the amount set forth opposite its name on Annex B hereto under the caption “Multicurrency Tranche Commitment”.

(c)          Each Increasing Lender hereby agrees to make a Term Loan to the Parent Borrower on the Fourth Amendment Effective Date in the amount set forth opposite its name on Exhibit A hereto under the caption “Incremental Term Increase”, causing the aggregate amount of Term Loans made by it to equal its increased Term Commitment as set forth opposite its name on Annex B hereto, in accordance with the conditions and procedures set forth in Sections 2.02 and 4.02 of the Credit Agreement.

2.           Commitments and Applicable Percentages; Reallocations and Settlements.

(a)          Commitments and Applicable Percentages.  Each of the Administrative Agent, each Loan Party, each Increasing Lender and each Multicurrency Tranche Lender hereby acknowledges and agrees that the Commitments and Applicable Percentages with respect to each Lender as set forth on Annex B hereto will be the Commitments and Applicable Percentages of such Lender on the Fourth Amendment Effective Date immediately after giving effect to this Agreement.

2

(b)         Reallocations of Revolving Credit Loans and Letters of Credit.  If there are Revolving Credit Loans or Letters of Credit outstanding on the Fourth Amendment Effective Date, the Administrative Agent shall take those steps which it deems necessary and appropriate (in its sole discretion) to result in each Revolving Credit Lender holding its Applicable Percentage (after giving effect to this Agreement) of all outstanding Revolving Credit Loans and Letters of Credit, including effectuating the settlement contemplated by Section 2(c) of this Agreement.

(c)          Settlement Procedures.  If on the Fourth Amendment Effective Date immediately after giving effect to this Agreement there are any Revolving Credit Loans or Letters of Credit outstanding, then (i) the participation interests of the Revolving Credit Lenders in any outstanding Letters of Credit shall be automatically reallocated among the Dollar Tranche Lenders in accordance with their respective Applicable Percentages after giving effect to this Agreement, (ii) all existing Revolving Credit Loans, if any, shall be deemed to be Dollar Tranche Loans, and each Increasing Lender shall pay to the Administrative Agent such amounts as are necessary to fund its new Applicable Percentage of such Dollar Tranche Loans, (iii) the Administrative Agent will use the proceeds thereof to pay to each Revolving Credit Lender whose Applicable Percentage with respect to Dollar Tranche Loans after giving effect to this Agreement is less than such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility was immediately prior to giving effect to this Agreement such amounts as are necessary so that each Dollar Tranche Lender’s participation in existing Revolving Credit Loans will be equal to its adjusted Applicable Percentage in respect of the Dollar Tranche and (iv) if the Fourth Amendment Effective Date occurs on a date other than the last day of an Interest Period applicable to any outstanding Revolving Credit Loan that is a Term SOFR Loan, then the Parent Borrower shall pay any amounts required pursuant to Section 3.05 of the Credit Agreement on account of the payments made pursuant to clause (iii) of this clause (c).

3.           Amendments to Credit Agreement.  It is agreed that effective as of the Fourth Amendment Effective Date the Credit Agreement shall be amended:

(a)         to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text), in each case, as set forth on the pages of the Credit Agreement attached as Annex C hereto;

(b)           by replacing Schedule 2.01A to the Credit Agreement with the Schedule 2.01A attached hereto as Annex B;

(c)           by adding a new Schedule 2.10 to the Credit Agreement in the form attached hereto as Annex D;

(d)           by replacing Exhibit A to the Credit Agreement with the Exhibit A attached hereto as Annex E;

(e)           by replacing Exhibit F to the Credit Agreement with the Exhibit F attached hereto as Annex F;

3

(f)            by adding a new Exhibit N to the Credit Agreement in the form attached hereto as Annex G;

(g)           by adding a new Exhibit O to the Credit Agreement in the form attached hereto as Annex H; and

(h)           by adding a new Exhibit P to the Credit Agreement in the form attached hereto as Annex I.

4.          Conditions Precedent.  This Agreement shall be deemed effective as of the first date (such date being referred to herein as the “Fourth Amendment Effective Date”) on which all of the following conditions precedent have been satisfied or waived in writing:

(a)          The Administrative Agent shall have received, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(i)          counterparts of this Agreement, duly executed by each of the Loan Parties, each of the Increasing Lenders, each of the Multicurrency Tranche Lenders, the L/C Issuer, the Administrative Agent and Lenders constituting Required Lenders;

(ii)         a certificate of the Parent Borrower dated as of the Fourth Amendment Effective Date signed by a Responsible Officer of the Parent Borrower (x) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to the this Agreement and the Amended Credit Agreement and the transactions contemplated hereby, including the Incremental Facilities, and (y) certifying that, before and after giving pro forma effect to the amendments to the Credit Agreement made pursuant to this Agreement (including all Credit Extensions to occur on the Fourth Amendment Effective Date and the use of proceeds thereof), (1) the representations and warranties contained in Article V of the Credit Agreement and the other Loan Documents are true and correct in all material respects (or, (A) with respect to representations and warranties set forth in Sections 5.15(b) and 5.19 of the Credit Agreement and (B) representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects) on and as of the Fourth Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes hereof, the representations and warranties contained in clauses (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, (2) no Default exists or would result therefrom and (3) Availability equals or exceeds zero ($0);

(iii)       a Compliance Certificate dated as of the Fourth Amendment Effective Date demonstrating compliance with the financial covenants set forth in Section 7.11 of the Credit Agreement, determined on a pro forma basis immediately after giving effect to closing of the Incremental Facilities and the Credit Extensions to be made on the Fourth Amendment Effective Date; and

4

(iv)       a Borrowing Base Certificate dated as of the Fourth Amendment Effective Date demonstrating that Availability equals or exceeds zero ($0), determined on a pro forma basis immediately after giving effect to closing of the Incremental Facilities and the Credit Extensions to be made on the Fourth Amendment Effective Date, including reasonably detailed calculations of Availability, the Borrowing Base Value and the Borrowing Base Amount.

(b)         All fees required to be paid by the Parent Borrower in order for this Agreement to become effective shall have been paid.

(c)          (i) Upon the reasonable request of any Lender made at least ten (10) days prior to the Increase Effective Date, the Parent Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Increase Effective Date and (ii) at least ten (10) days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(d)          The conditions to the making of a Credit Extension set forth in Section 4.02 of the Credit Agreement shall be satisfied or waived.

5.          Ratifications.  The amendments to the Credit Agreement made pursuant to this Agreement shall be limited precisely as written and, except as expressly provided herein, shall not be deemed (i) to be a consent granted pursuant to, or a waiver, modification or forbearance of, any term or condition of the Credit Agreement or the Amended Credit Agreement or any of the instruments or agreements referred to therein or a waiver of any Default or Event of Default under the Credit Agreement or the Amended Credit Agreement, whether or not known to the Administrative Agent or any of the Lenders, or (ii) to prejudice any right or remedy which the Administrative Agent or any of the Lenders may now have or have in the future against any Person under or in connection with the Amended Credit Agreement, any of the instruments or agreements referred to therein or any of the transactions contemplated thereby.

6.           Reaffirmation of Obligations.  The Parent Borrower and each of the other Loan Parties, acknowledges and consents to all of the terms and conditions of this Agreement and the transactions contemplated by this Agreement and agrees and affirms that all of its obligations under the Loan Documents, including in the case of each Guarantor, its guarantee of the Obligations, continues to be in full force and effect and is hereby ratified and confirmed in all respects and that such obligations shall continue to be in full force and effect and are hereby confirmed and ratified in all respects, in each case, as modified hereby.

7.         Loan Document.  The parties hereto agree that this Agreement is a Loan Document.  Without limiting the foregoing, the provisions of Sections 10.04, 10.14(b), 10.14(c), 10.14(d), 10.15 and10.17 of the Credit Agreement are hereby incorporated into this Agreement as if set forth herein in full.

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8.          References.  Each reference in the Amended Credit Agreement to “this Amendment,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in each other Loan Document (and the other documents and instruments delivered pursuant to or in connection therewith) to the “Credit Agreement”, “thereunder”, “thereof” or words of like import, shall mean and be a reference to the Amended Credit Agreement as the Amended Credit Agreement may in the future be amended, restated, supplemented or modified from time to time.

9.       Governing Law.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Signature Pages Immediately Follow]

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IN WITNESS WHEREOF, the Parent Borrower, the Guarantors, each Lender party hereto, the Administrative Agent and the L/C Issuer have caused this Agreement to be executed by their officers thereunto duly authorized as of the date hereof.

FNLR OP LP, a Delaware limited partnership

By:	FNLR GP LLC, its general partner

By:	/s/ William Turner
Name: William Turner
Title: Authorized Signatory

FORTRESS NET LEASE REIT, Maryland statutory trust

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

[FNLR – Fourth Amendment to Credit Agreement]

FNLR HOLDINGS LLC
FNLR PFG HOLDINGS LLC
SP HERN AVE ST. LOUIS MO, LLC
FNL R COMPOUNDS MATTER LLC
FNLR UNDER PRESSURE LLC
FNLR NON-FRICTION LLC
FNLR CIBM LLC
FNLR CHIPS ON THE TABLE LLC
FNLR 1SEA LLC
FNLR IBKY LLC
FNLR 1BAL LLC
FNLR 1NWB LLC
FNLR FFSC LLC
FNLR FUJI LLC
FNLR GOOD VIBRATIONS LLC
FNLR REX BANNER LLC
FNLR STEEL ROLLING LLC
FNLR URSA MINOR LLC
FNLR MSCU LLC
FNLR DEBUGGED LLC
FNLR OFCU LLC
FNLR NEED FOR SEED LLC
FNLR INCU LLC
FNLR JLCU LLC
FNLR BGSB LLC
FNLR PIPE DREAM LLC
FNLR COMPOUNDS MATTER TOO LLC
FNLR HSCU LLC
FNLR BFNB LLC
FNLR API LLC
FNLR 1SUM LLC
FNLR NSBC LLC
FNLR MVBB LLC
FNLR PINAFORE LLC
FNLR GOOD CHEMISTRY LLC
FNLR SFCU LLC
FNLR STRAIGHT SIX LLC,
each a Delaware limited liability company

By:	/s/ William Turner
Name: William Turner
Title: Authorized Signatory of each of the 37 entities listed above

[FNLR – Fourth Amendment to Credit Agreement]

FNLR BOMO LLC
FNLR FSBB LLC
FNLR HERE IN MY CAR LLC
FNLR EVEN FLOW LLC
FNLR DIRIGIBLE LLC,
each a Delaware limited liability company

By:	/s/ William Turner
Name: William Turner
Title: Authorized Signatory of each of the 5 entities listed above

[FNLR – Fourth Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Christopher Wilson
Name: Christopher Wilson
Title: Senior Vice President

[FNLR – Fourth Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Christopher Wilson
Name: Christopher Wilson
Title: Senior Vice President

[FNLR – Fourth Amendment to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jessica W. Phillips
Name: Jessica W. Phillips
Title: Authorized Signatory

[FNLR – Fourth Amendment to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kevin P. Murray
Name: Kevin P. Murray
Title: SVP

[FNLR – Fourth Amendment to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jackson Helms
Name: Jackson Helms
Title: Vice President

[FNLR – Fourth Amendment to Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Richard de la Vega
Name: Richard de la Vega
Title: Director

[FNLR – Fourth Amendment to Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Joe White
Name: Joe White
Title: Senior Vice President

[FNLR – Fourth Amendment to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Priyankush Goswami
Name: Priyankush Goswami
Title: Authorized Signatory

[FNLR – Fourth Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Antonios Vavdinos
Name: Antonios Vavdinos
Title: Authorized Signatory

[FNLR – Fourth Amendment to Credit Agreement]

M&T BANK, as a Lender

By:	/s/ Cameron Daboll
Name: Cameron Daboll
Title: SVP / Director

[FNLR – Fourth Amendment to Credit Agreement]

CONFORMED THROUGH FOURTH AMENDMENT

ANNEX C
TO FOURTH AMENDMENT TO CREDIT AGREEMENT
AND INCREMENTAL FACILITIES CONFIRMATION

[See attached for Redline of the Amended Credit Agreement]

CONFORMED THROUGH FOURTH AMENDMENT

Deal CUSIP Number: 30339DAA8
Term Facility CUSIP Number: 30339DAB6
Revolver Facility CUSIP Number: 30339DAC4

CREDIT AGREEMENT

Dated as of August 13, 2024

among

FNLR OP LP,
as the Parent Borrower,

CERTAIN SUBSIDIARIES OF FNLR OP LP
FROM TIME TO TIME PARTY HERETO,
as Designated Borrowers,

FORTRESS NET LEASE REIT
and
CERTAIN SUBSIDIARIES OF FORTRESS NET LEASE REIT
FROM TIME TO TIME PARTY HERETO,
as Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent
and
an L/C Issuer,

The Other L/C Issuers Party Hereto,

and

The Other Lenders Party Hereto

CAPITAL ONE, NATIONAL ASSOCIATION,
KEYBANK NATIONAL ASSOCIATION,
~~and~~
WELLS FARGO BANK, NATIONAL ASSOCIATION, and TRUIST BANK,
as Syndication Agents

BofA SECURITIES, INC.,
CAPITAL ONE, NATIONAL ASSOCIATION,
KEYBANC CAPITAL MARKETS, INC.,
~~and~~
WELLS FARGO SECURITIES, LLC, TRUIST SECURITIES, INC.,
THE HUNTINGTON NATIONAL BANK, M&T BANK and JPMORGAN CHASE BANK, N.A.
as Joint Lead Arrangers ~~and Joint Bookrunners~~

BofA SECURITIES, INC., CAPITAL ONE, NATIONAL ASSOCIATION,
KEYBANC CAPITAL MARKETS, INC., WELLS FARGO SECURITIES, LLC,
and TRUIST SECURITIES, INC.
as Joint Bookrunners

TABLE OF CONTENTS

Section		Page

Page

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
2.02	Other Interpretive Provisions	~~46~~60
3.03	Accounting Terms	~~47~~61
1.04	Rounding	~~48~~62
1.05	Times of Day	~~48~~62
1.06	Letter of Credit Amounts	~~48~~62
1.07	Interest Rates; Licensing	~~48~~63
1.08	Exchange Rates; Currency Equivalents	63
1.09	Additional Alternative Currencies	63
1.10	Change of Currency	64

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		~~49~~65

2.01	The Loans	~~49~~65
2.02	Borrowings, Conversions and Continuations of Loans	~~49~~67
2.03	Letters of Credit	~~51~~69
2.04	[Reserved]	~~60~~80
2.05	Prepayments	~~60~~80
2.06	Termination or Reduction of Commitments	~~61~~81
2.07	Repayment of Loans	~~62~~82
2.08	Interest	~~62~~82
2.09	Fees	~~62~~83
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	~~63~~84
2.11	Evidence of Debt	~~63~~85
2.12	Payments Generally; Administrative Agent’s Clawback	~~64~~85
2.13	Sharing of Payments by Lenders	~~66~~88
2.14	Extension of Maturity Date	~~66~~89
2.15	Increase in Facilities	~~68~~90
2.16	Cash Collateral	~~71~~94
2.17	Defaulting Lenders	~~72~~95
2.18	Inclusions, Exclusions and Removals of Borrowing Base Properties and First Mortgage Investments; Releases of Collateral and Guarantors	~~74~~98
2.19	Appraisals; Additional Appraisals; Reappraisal Rights	~~80~~105
2.20	Designated Borrowers	105

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		~~81~~107

3.01	Taxes	~~81~~107
3.02	Illegality	~~84~~112

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3.03	Inability to Determine Rates; Replacement of Relevant Rates or Successor Rates	~~85~~112
3.04	Increased Costs	~~87~~116
3.05	Compensation for Losses	~~88~~118
3.06	Mitigation Obligations; Replacement of Lenders	~~88~~119
3.07	Survival	~~89~~119

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~89~~119

4.01	Conditions of Initial Credit Extension	~~89~~119
4.02	Conditions to all Credit Extensions	~~92~~123

ARTICLE V. REPRESENTATIONS AND WARRANTIES		~~92~~124

5.01	Existence, Qualification and Power	~~93~~124
5.02	Authorization; No Contravention	~~93~~124
5.03	Governmental Authorization; Other Consents	~~93~~124
5.04	Binding Effect	~~93~~124
5.05	Financial Statements; No Material Adverse Effect	~~93~~124
5.06	Litigation	~~94~~125
5.07	No Default	~~94~~125
5.08	Ownership of Property; Liens	~~94~~125
5.09	Environmental Compliance	~~94~~126
5.10	Insurance	~~94~~126
5.11	Taxes	~~94~~126
5.12	ERISA Compliance	~~95~~126
5.13	Subsidiaries; Equity Interests	~~95~~127
5.14	Margin Regulations; Investment Company Act	~~96~~127
5.15	Disclosure	~~96~~128
5.16	Compliance with Laws	~~96~~128
5.17	Taxpayer Identification Number	~~96~~128
5.18	Solvency	~~96~~128
5.19	OFAC and Outbound Investment Rules	~~97~~129
5.20	Anti-Corruption Laws; Anti-Money Laundering Laws	~~97~~129
5.21	Affected Financial Institutions	~~97~~129
5.22	Covered Entities	~~97~~129
5.23	Collateral Documents	~~97~~129
5.24	Borrowing Base Properties; Subsidiary Guarantors	~~97~~130
5.25	REIT Status	~~97~~130
5.26	Representations as to Foreign Obligors	~~97~~130

ARTICLE VI. AFFIRMATIVE COVENANTS		~~98~~131

6.01	Financial Statements	~~98~~131
6.02	Certificates; Other Information	~~99~~132

6.03	Notices	~~101~~134
6.04	Payment of Obligations	~~101~~134
6.05	Preservation of Existence, Etc.	~~102~~135
6.06	Maintenance of Properties	~~102~~135
6.07	Maintenance of Insurance	~~102~~135
6.08	Compliance with Laws	~~102~~135
6.09	Books and Records	~~102~~135
6.10	Inspection Rights	~~102~~136
6.11	Use of Proceeds	~~103~~136
6.12	Additional Guarantors	~~103~~136
6.13	Anti-Corruption Laws; Sanctions; Anti-Money Laundering Laws	~~104~~137
6.14	Compliance with Environmental Laws	~~104~~137
6.15	Approvals and Authorizations	~~104~~138
6.16	Information Regarding Collateral	~~104~~138
6.17	Further Assurances	~~105~~138
6.18	Minimum Aggregate Leasing Requirement; Minimum Borrowing Base Property Requirement	~~105~~138

ARTICLE VII. NEGATIVE COVENANTS		~~105~~139

7.01	Liens	~~105~~139
7.02	Investments	~~105~~139
7.03	Indebtedness	~~106~~139
7.04	Fundamental Changes	~~106~~140
7.05	Dispositions	~~106~~140
7.06	Restricted Payments	~~107~~141
7.07	Change in Nature of Business	~~108~~142
7.08	Transactions with Affiliates	~~108~~142
7.09	Burdensome Agreements	~~108~~142
7.10	Use of Proceeds	~~108~~143
7.11	Financial Covenants	~~108~~143
7.12	Amendments of Organization Documents	~~109~~144
7.13	Accounting Changes; Fiscal Year	~~109~~144
7.14	Compliance with Environmental Laws	~~110~~144
7.15	Sanctions	~~110~~145
7.16	Anti-Corruption Laws; Anti-Money Laundering	~~110~~145
7.17	Outbound Investment Rules	145

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		~~110~~145

8.01	Events of Default	~~110~~145
8.02	Remedies Upon Event of Default	~~112~~148
8.03	Application of Funds	~~113~~148

ARTICLE IX. ADMINISTRATIVE AGENT		~~114~~149

9.01	Appointment and Authority	~~114~~149

9.02	Rights as a Lender	~~114~~150
9.03	Exculpatory Provisions	~~114~~150
9.04	Reliance by Administrative Agent	~~116~~152
9.05	Delegation of Duties	~~116~~152
9.06	Resignation of Administrative Agent	~~116~~152
9.07	Non-Reliance on the Administrative Agent, the Arrangers, the Bookrunners and the Other Lenders	~~117~~154
9.08	No Other Duties, Etc.	~~118~~154
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	~~118~~155
9.10	Collateral and Guaranty Matters	~~119~~156
9.11	Certain ERISA Matters	~~120~~157
9.12	Recovery of Erroneous Payments	~~121~~158
9.13	Secured Hedge Agreements	~~121~~158

ARTICLE X. MISCELLANEOUS		~~121~~159

10.01	Amendments, Etc.	~~121~~159
10.02	Notices; Effectiveness; Electronic Communication	~~124~~162
10.03	No Waiver; Cumulative Remedies; Enforcement	~~126~~164
10.04	Expenses; Indemnity; Damage Waiver	~~126~~165
10.05	Payments Set Aside	~~128~~167
10.06	Successors and Assigns	~~128~~167
10.07	Treatment of Certain Information; Confidentiality	~~134~~174
10.08	Right of Setoff	~~135~~175
10.09	Interest Rate Limitation	~~135~~176
10.10	Integration; Effectiveness	~~136~~176
10.11	Survival of Representations and Warranties	~~136~~176
10.12	Severability	~~136~~176
10.13	Replacement of Lenders	~~136~~177
10.14	Governing Law; Jurisdiction; Etc	~~137~~178
10.15	Waiver of Jury Trial	~~138~~179
10.16	No Advisory or Fiduciary Responsibility	~~139~~179
10.17	Electronic Execution; Electronic Records; Counterparts	~~139~~180
10.18	USA PATRIOT Act	~~140~~181
10.19	Authorized Persons and Authorized Signers	~~140~~181
10.20	ENTIRE AGREEMENT	~~140~~182
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~141~~182
10.22	Acknowledgement Regarding Any Supported QFCs	~~141~~182
10.23	Judgment Currency	183

ARTICLE XI. CONTINUING GUARANTY		~~142~~184

11.01	Guaranty	~~142~~184
11.02	Rights of Lenders	~~143~~185
11.03	Certain Waivers	~~143~~185
11.04	Obligations Independent	~~144~~186

11.05	Subrogation	~~144~~186
11.06	Termination; Reinstatement	~~144~~186
11.07	Subordination	~~144~~186
11.08	Stay of Acceleration	~~144~~187
11.09	Condition of the ~~Borrower~~Borrowers	~~144~~187
11.10	Limitations on Enforcement	~~145~~187
11.11	Contribution	~~145~~187
11.12	Keepwell	~~146~~188

v

SCHEDULES

2.01A	Commitments and Applicable Percentages
2.01B	L/C Commitments
2.10	Day Basis for Alternative Currencies
5.08	Initial Borrowing Base Properties
5.13	Subsidiaries; Loan Parties; Jurisdiction of Incorporation/Organization and Principal Place of Business
10.02	Administrative Agent’s Office; Certain Addresses for Notices; Taxpayer Identification Numbers

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Borrowing Base Certificate
C-1	Form of Revolving Credit Note
C-2	Form of Term Note
D	Form of Compliance Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Administrative Questionnaire
F	Form of Notice of Loan Prepayment
G-1	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
G-2	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
G-3	Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
G-4	Form of U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)
H	Form of Joinder Agreement
I	Form of Borrower Detail Form
J	Form of Borrower’s Instruction Certificate
K	Form of Solvency Certificate
L	Form of Letter of Credit Report
M	Form of Notice of Additional L/C Issuer
N	Form of Designated Borrower Request and Assumption Agreement
O	Form of Designated Borrower Notice
P	Form of Designated Borrower Termination Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 13, 2024, among FNLR OP LP, a Delaware limited partnership (the “Parent Borrower”), certain Wholly Owned Foreign Subsidiaries of the Parent Borrower party hereto pursuant to Section 2.20 (each, a “Designated Borrower” and, together with the Parent Borrower, the “Borrowers” and each a “Borrower”), FORTRESS NET LEASE REIT, a Maryland statutory trust (the “Parent”), and certain subsidiaries of the Parent from time to time party hereto, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent and an L/C Issuer, and the other L/C Issuers from time to time party hereto.

The Parent Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Appraisal” means, as of any date, an “as-is” appraisal of the market value of a Property ((i) on an individual, as opposed to portfolio value, basis, and (ii) on a “leased fee” basis, as opposed to a “vacant possession” basis) that is (a) reasonably satisfactory in form to the Administrative Agent and prepared on a basis that reflects the then current standard for appraisals of commercial mortgage properties in the jurisdiction where such Property is located (e.g., USPAP and FIRREA for Properties located in a state within the United States or in the District of Columbia, CUSAPAP for Properties located in Canada and Appraisal and Valuation Standards published by the Royal Institution of Chartered Surveyors for Properties located in the United Kingdom (in each case as of the date hereof), (b) prepared by an MAI appraiser (or, with respect to Properties not located within the United States or in the District of Columbia, an appraiser with comparable qualifications) that is not an affiliate of any Loan Party and (i) is engaged by ~~the~~a Borrower, (ii) regularly provides appraisals of commercial mortgage properties in the jurisdiction where such Property is located and (iii) is reasonably satisfactory to the Administrative Agent.

“Acceptable Valuation” means, as of any date with respect to any Property, a valuation of such Property prepared by a third party that is not an affiliate of any Consolidated Group Member substantially in accordance with the Valuation Policy.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Parent Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, at any time, the Commitments of all the Lenders.

“Aggregate Deficit Amount” has the meaning specified in Section 11.11.

“Aggregate Excess Amount” has the meaning specified in Section 11.11.

“Aggregate Facility Amount” means, at any time, the sum of (a) the Revolving Credit Facility then in effect plus (b) the Term Facility then in effect plus (c) with respect to any Incremental Term Facility then in effect, the aggregate amount of the loans of all Lenders participating in such Incremental Term Facility at such time.  On the ~~Third~~Fourth Amendment Effective Date, the Aggregate Facility Amount is the Dollar Equivalent of $~~1,275,000,000~~1,650,000,000.

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.23.

“Alternative Currency” means each of the following currencies: Euro, Sterling and Canadian dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.09; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a)          denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; and

(b)         denominated in any other Alternative Currency (to the extent such Credit Extensions denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a);

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.”  For the avoidance of doubt, all Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Credit Extension:

(a)         denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b)        denominated in Canadian dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) on the Rate Determination Date with a term equivalent to such Interest Period; and

(c)         denominated in any other Alternative Currency (to the extent such Credit Extensions denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.09(a);

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.”  For the avoidance of doubt, all Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity, (b) with respect to Term SOFR, CME or any successor Administrator of the Term SOFR Screen Rate or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity and (c) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Fee Rate” means, with respect to any day, the per annum fee rate set forth opposite the Revolver Usage for such day in the following pricing grid:

Applicable Fee Rate
Revolver Usage	Applicable Fee Rate
< 50%	0.25%
≥ 50%	0.15%

For purposes hereof, “Revolver Usage” means, with respect to any day, the ratio (expressed as a percentage) of (a) the sum of (i) the Outstanding Amount of Revolving Loans on such day and (ii) the Outstanding Amount of L/C Obligations on such day to (b) the Aggregate Revolving Commitments in effect on such day.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time, subject to adjustment as provided in Section 2.17, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time and (b) (i) in respect of the Revolving Credit Facility other than L/C Obligations, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, (ii) in respect of matters relating to Multicurrency Tranche Commitments and/or Multicurrency Tranche Loans only, with respect to any Multicurrency Tranche Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate amount of all Lenders’ Multicurrency Tranche Commitments at such time, represented by such Multicurrency Tranche Lender’s Multicurrency Tranche Commitment at such time, and (iii) in respect of matters relating to Dollar Tranche Commitments (including L/C Obligations) and/or Dollar Tranche Loans only, with respect to any Dollar Tranche Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate amount of all Lenders’ Dollar Tranche Commitments at such time, represented by such Dollar Tranche Lender’s Dollar Tranche Commitment at such time, in each case, subject to adjustment as provided in Section 2.17.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01A or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the applicable percentage per annum set forth below, determined by reference to the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent and the Lenders pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Total Leverage Ratio	Term SOFR Loans, Daily SOFR Loans and Letter of Credit Fees	Alternative Currency Daily Rate Loans and Alternative Currency Term Rate Loans	Base Rate Loans
1	≤ 40%	1.40%	1.40%	0.40%
2	> 40% and ≤ 45%	1.55%	1.55%	0.55%
3	> 45% and ≤ 50%	1.65%	1.65%	0.65%
4	> 50% and ≤ 55%	1.75%	1.75%	0.75%
5	>55%	1.90%	1.90%	0.90%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 6.02(b), then, upon the request of the Required Lenders, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (a) from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the fiscal quarter ending September 30, 2024 the Applicable Rate in effect shall be Pricing Level 1 and (b) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.20(a).

“Appraised Value” means, with respect to any Property, the appraised value thereof as reflected in a Current Appraisal or Current Valuation, as applicable, that has been received by the Administrative Agent; provided that if such Property is subject to an option to purchase that is for a fixed price as distinguished from a market price, then the Appraised Value for such Property shall be equal to the lesser of (a) the appraised value thereof as reflected in an Current Appraisal or Current Valuation, as applicable, that has been received by the Administrative Agent, and (b) the option price for such Property; provided further that if, as of any date of determination, the Parent Borrower does not have a Current Appraisal or Current Valuation for a certain Property, then the Appraised Value of such Property as of such date will be zero ($0).

“Appropriate Lender” means, at any time, (a) with respect to the Term ~~Facility or the Revolving Credit~~ Facility, a Lender that has a Commitment with respect to ~~such~~the Term Facility or holds a Term Loan ~~or~~, at such time, (b) with respect to the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment, a Dollar Tranche Commitment or a Multicurrency Tranche Commitment or holds a Revolving Credit Loan, ~~respectively, at such time~~Dollar Tranche Loan or Multicurrency Tranche Loan, as the context may require, at such time and (c) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Dollar Tranche Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., Capital One, National Association, KeyBanc Capital Markets, Inc., ~~and~~ Wells Fargo Securities, LLC, Truist Securities, Inc., The Huntington National Bank, M&T Bank and JPMorgan Chase Bank, N.A., in their capacities as joint lead arrangers ~~and joint bookrunners~~.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capital Lease.

“Authorized Person” means any representative of the Parent Borrower duly designated by the Parent Borrower in accordance with the Borrower’s Instruction Certificate, authorized to bind each of the ~~Borrower~~Borrowers in providing draw requests and requesting disbursements of Loan proceeds.

“Authorized Signer” means any representative of the Parent Borrower duly designated by the Parent Borrower in accordance with the Borrower’s Instruction Certificate, authorized to bind the Parent Borrower and to act for the Parent Borrower, for itself and on behalf of each other Borrower, for all purposes in connection with the Loan, including providing draw requests and requesting disbursements of Loan proceeds, obtaining information pertaining to the Loan, requesting any action under the Loan Documents, providing any certificates, and appointing and changing any Authorized Persons.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).

“Availability” at any time means:

(a)         the least of (i) the Aggregate Facility Amount in effect at such time, (ii) for the period from the Fourth Amendment Effective Date through March 31, 2026, sixty-five percent (65%) of the Borrowing Base Value at such time, and at all other times, sixty percent (60%) of the Borrowing Base Value at such time and (iii) the Borrowing Base Amount at such time, minus

(b)          the then aggregate amount of Indebtedness outstanding under the Facilities.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  Base Rate Loans are only available to the Parent Borrower.  For the avoidance of doubt, all Base Rate Loans must be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bookrunners” means BofA Securities, Inc., Capital One, National Association, KeyBanc Capital Markets, Inc., Wells Fargo Securities, LLC, and Truist Securities, Inc., in their capacities as joint bookrunners.

“Borrower” ~~has~~and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Detail Form” means, the Parent Borrower’s contact information, loan disbursement and payment instructions provided in the form attached hereto as Exhibit I. The Administrative Agent is authorized to follow the instructions in any Borrower Detail Form delivered to the Administrative Agent until five (5) Business Days following receipt of a new Borrower Detail Form accompanied by evidence, reasonably satisfactory to the Administrative Agent, of the authority of the Person executing such new Borrower Detail Form.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower’s Instruction Certificate” means a certificate provided by or on behalf of the Parent Borrower in the form attached hereto as Exhibit J, designating certain Authorized Persons and Authorized Signers as set forth therein.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Borrowing Base Amount” means, as of any date of determination, the maximum amount of Indebtedness that could be outstanding under the Loan Documents and result in the ratio of (a) Borrowing Base NOI to (b) the amount of interest that would be payable in respect of Indebtedness under the Loan Documents for the then most recently ended period of four full fiscal quarters, being not less than 1.50 to 1.00, assuming that all such Indebtedness accrues interest at an interest rate equal to the interest rate (including, for the avoidance of doubt, the relevant Applicable Margin) applicable to Daily SOFR Loans on such date.

“Borrowing Base Cash Flow” means, as of any date of determination, for (subject to the proviso below) the then most recently ended period of four full fiscal quarters, with respect to all First Mortgage Investments properly included in the calculation of Borrowing Base Amount for such period, the aggregate amount of interest payable by the borrowers of, and actually received by the Consolidated Group with respect to, all such First Mortgage Investments; provided, that, the Borrowing Base Cash Flow attributable to a First Mortgage Investment that as of the last day of the relevant period has been a Loan Asset (a) for less than one full fiscal quarter, shall be the Borrowing Base Cash Flow attributable to such First Mortgage Investment for such fiscal quarter determined on a pro forma basis (based on the number of days during such fiscal quarter that such First Mortgage Investment has been a Loan Asset) multiplied by 4, (b) for at least one full fiscal quarter but less than two full fiscal quarters, shall be the Borrowing Base Cash Flow attributable to such First Mortgage Investment for the most recently ended full fiscal quarter multiplied by 4, (c) for at least two full fiscal quarters but less than three full fiscal quarters, shall be the Borrowing Base Cash Flow attributable to such First Mortgage Investment for the most recently ended two full fiscal quarters multiplied by 2, and (d) for at least three full fiscal quarters but less than four full fiscal quarters, shall be the Borrowing Base Cash Flow attributable to such First Mortgage Investment for most recently ended three full fiscal quarters multiplied by 4/3.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B.

“Borrowing Base NOI” means, as of any date of determination, the sum of (i) the Borrowing Base Cash Flow for all First Mortgage Investments as of such date and (ii) the aggregate Net Operating Income for all Borrowing Base Properties for the then most recently ended period of four full fiscal quarters; provided that, for purposes of determining Borrowing Base NOI for any such period of four full fiscal quarters:

(a)         if as of the last day of the relevant period any Borrowing Base Property has been an Owned Property or a Property that is the subject of an Eligible Ground Lease for less than one full fiscal quarter, the portion of Borrowing Base NOI attributable to such Borrowing Base Property shall be the Net Operating Income of such Borrowing Base Property for such fiscal quarter determined on a pro forma basis (based on the number of days during such fiscal quarter that such Property has been an Owned Property or a Property that is the subject of an Eligible Ground Lease) multiplied by 4;

(b)         if as of the last day of the relevant period such Borrowing Base Property has been an Owned Property or a Property that is the subject of an Eligible Ground Lease for at least one full fiscal quarter but less than two full fiscal quarters, the portion of Borrowing Base NOI attributable to such Borrowing Base Property shall be the Net Operating Income of such Borrowing Base Property for the most recently ended full fiscal quarter multiplied by 4;

(c)         if as of the last day of the relevant period such Borrowing Base Property has been an Owned Property or a Property that is the subject of an Eligible Ground Lease for at least two full fiscal quarters but less than three full fiscal quarters, the portion of Borrowing Base NOI attributable to such Borrowing Base Property shall be the Net Operating Income of such Borrowing Base Property for the most recently ended two full fiscal quarters multiplied by 2; and

(d)         if as of the last day of the relevant period such Borrowing Base Property has been an Owned Property or a Property that is the subject of an Eligible Ground Lease for at least three full fiscal quarters but less than four full fiscal quarters, the portion of Borrowing Base NOI attributable to such Borrowing Base Property shall be the Net Operating Income of such Borrowing Base Property for the most recently ended three full fiscal quarters multiplied by 4/3;

provided that, with respect to Properties that are owned by or ground leased to a Controlled Joint Venture or a Controlled Joint Venture Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing shall be included in the calculation of Borrowing Base NOI.

“Borrowing Base Properties” means, as of any date, all Eligible Properties properly included in the calculation of the Borrowing Base Amount on such date.

“Borrowing Base Value” means, as of any date of determination, an amount equal to the sum (without duplication) of the following:

(a)       with respect to any Borrowing Base Property that on such date of determination is a Newly Acquired Property, an amount equal to the acquisition price for such Borrowing Base Property paid by a Consolidated Group Member to a Person that is not a Consolidated Group Member or an affiliate thereof;

(b)         with respect to any Property (other than a Newly Acquired Property or an Other Asset) that was not a Borrowing Base Property on the day prior to such date of determination and is a Borrowing Base Property as of such date, an amount equal to the Appraised Value of such Borrowing Base Property as reflected in a Current Appraisal;

(c)       with respect to any Property (other than a Newly Acquired Property or an Other Asset) that was a Borrowing Base Property on the day prior to such date of determination and remains a Borrowing Base Property as of such date, an amount equal to the Appraised Value of such Borrowing Base Property as reflected in a Current Appraisal or Current Valuation;

(d)        on and after the Collateral Release Date, with respect to any Eligible Other Asset that on such date of determination is a Borrowing Base Property, an amount equal to the aggregate undepreciated book value of such Borrowing Base Property, as adjusted in accordance with GAAP to reflect impairment charges, write-downs and losses; and

(e)         with respect to any First Mortgage Investment, an amount equal to one hundred percent (100%) of the then current book value thereof, as adjusted in accordance with GAAP to reflect impairment charges, write-downs and losses.

provided that, with respect to Properties that are owned by or ground leased to a Controlled Joint Venture or a Controlled Joint Venture Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing shall be included in the calculation of Borrowing Base Value;

provided further that, notwithstanding anything to the contrary contained herein,

(i)         on and after the Collateral Release Date, not more than fifteen percent (15%) of Borrowing Base Value at any time may be in respect of Borrowing Base Properties that are Eligible Other Assets, with any excess over such limit being excluded from calculations of Borrowing Base Value;

(ii)         not more than thirty five percent (35%) of Borrowing Base Value at any time may be in respect of any single Borrowing Base Property, with any excess over such limit being excluded from calculations of Borrowing Base Value;

(iii)     not more than twenty percent (20%) of Borrowing Base Value at any time may be in respect of Borrowing Base Properties that are Eligible Ground Leased Properties, with any excess over such limit being excluded from calculations of Borrowing Base Value;

(iv)       (x) prior to the first anniversary of the Closing Date, not more than forty five percent (45%) of Borrowing Base Value and (y) on and after the first anniversary of the Closing Date, not more than thirty five (35%) of Borrowing Base Value, at any time may be attributable to Borrowing Base Properties that have related Commercial Net Leases with one or more tenants that are members of the same consolidated group for purposes of financial reporting, with any excess over such limit being excluded from calculations of Borrowing Base Value;

(v)        not more than ten percent (10%) of Borrowing Base Value at any time may be in respect of Borrowing Base Properties and First Mortgage Investments that are located in a Specified Jurisdiction, with any excess over such limit being excluded from calculations of Borrowing Base Value;

(vi)        not more than ten percent (10%) of Borrowing Base Value at any time may be in respect of Borrowing Base Properties the Direct Owners of which are Controlled Joint Ventures or Controlled Joint Venture Subsidiaries, with any excess over such limit being excluded from calculations of Borrowing Base Value;

(vii)     not more than fifteen percent (15%) of Borrowing Base Value at any time may be in respect of Borrowing Base Properties that have Commercial Net Leases with tenants that are retail branches of banks, credit unions or other financial institutions where financial products and services are offered to the public, with any excess over such limit being excluded from calculations of Borrowing Base Value;

(viii)       not more than the amount equal to the lesser of (A) ten percent (10%) of the Borrowing Base Value and (B) $200,000,000 may at any time be in respect of First Mortgage Investments, with any excess over such limit being excluded from calculations of Borrowing Base Value; and

(ix)        on and after the Collateral Release Date, not more than forty five percent (45%) of Borrowing Base Value at any time may be in respect of Borrowing Base Properties and First Mortgage Investments, as applicable, of the types set forth in clauses (i), (iii), (v), (vi), (vii) and (viii) above.

For the avoidance of doubt, the Borrowing Base Value of any Borrowing Base Property that is not, or at any time ceases to be, an Eligible Property, is zero ($0), and the Borrowing Base Value of any First Mortgage Investment that does not, or at any time ceases to, satisfy all of the criteria set forth in the definition of First Mortgage Investment is zero ($0).

“BTS Property” means an Owned Property (other than a Development Property) (a) that is being “built-to-suit” pursuant to specifications of a particular tenant (the “BTS Tenant”) that has agreed to lease such Property from a Consolidated Group Member upon completion pursuant to a Commercial Net Lease, (b) on which construction, redevelopment or material rehabilitation of material improvements has commenced and is continuing to be performed and (c) that is classified as “built-to-suit property” (or similar reference) on the Parent’s consolidated balance sheet; for the avoidance of doubt, any such Property shall remain as a BTS Property until the date on which the Commercial Net Lease(s) with respect to 80% or more of the Property (based on net leasable area) become(s) effective.

“BTS Tenant” has the meaning assigned to it in the definition of “BTS Property.”

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located~~.~~; provided that:

(a)       if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b)        if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;

(c)        if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Euro or Sterling, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(d)        if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease” means each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or financing lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Issuers shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than the Dollar Equivalent of $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than the Dollar Equivalent of $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CFC” means a direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Parent Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)         during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)         the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing more than 50% of the combined voting power of such securities; or

(d)         (i) the Parent or a Wholly Owned Subsidiary of the Parent shall cease to (x) be the sole general partner of the Parent Borrower, (y) directly or indirectly, have the power to exercise management and control of the Parent Borrower, or (z) own, directly or indirectly, (1) 100% of the general partnership interests of the Parent Borrower and (2) Equity Interests of the Parent Borrower representing at least 50.1% of the total economic interests of the Equity Interests of the Parent Borrower, in each case free and clear of all Liens (other than Permitted Equity Encumbrances) or (ii) any holder of a limited partnership interest in the Parent Borrower is provided with or obtains voting rights with respect to such limited partnership interest that are more expansive in any respect than the voting rights afforded to limited partners of the Parent Borrower under the Organization Documents of the Parent Borrower in effect on the Closing Date.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term Commitment.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in Section 2.03(o).

“Collateral Documents” means, collectively, the Pledge Agreement, pledge agreement supplements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or perfects or purports to create or perfect a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Release Date” means April 11, 2025.

“Commercial Net Lease” means a lease of a Property (or a portion thereof) that is an Eligible Owned Property or Eligible Ground Leased Property that contains market terms and conditions under which the lessor is the Parent Borrower or another Consolidated Group Member and the tenant is not a Consolidated Group Member or affiliate thereof (provided that if an affiliate of the Parent Borrower that is not a Consolidated Group Member is an investor in any such tenant, such affiliate of the Parent Borrower will not, as a result of such investment, be deemed to be an affiliate of such tenant), which lease is either (i) a “triple net” lease, such that the lessee is responsible for development costs, substantially all capital expenditures and property operating expenses, including maintenance, real estate taxes and insurance, containing contractual base rent increases (either at a specified percentage or CPI-based, or both) or (ii) a “double net” lease, such that the lessee is responsible for development costs, substantially all capital expenditures and property operating expenses, excluding maintenance, real estate taxes and insurance, containing contractual base rent increases (either at a specified percentage or CPI-based, or both).

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, (c) a continuation of Term SOFR Loans, or (d) a continuation of Alternative Currency Term ~~SOFR~~Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Competitor” shall mean (i) any Person engaged primarily in the business of net leasing owned or leased commercial real properties to third parties or (ii) any affiliate of the foregoing which is reasonably identifiable as an affiliate solely based upon the name of such affiliate; provided, that neither the Administrative Agent nor any Lender shall have any liability hereunder or otherwise in the event of an assignment pursuant to clause (ii) above to any Person not then actually known by the Administrative Agent or such Lender to be a “Competitor”.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with ~~SOFR~~any Relevant Rate or any proposed Successor Rate~~, Daily Simple SOFR or Term SOFR~~ for an Agreed Currency, as applicable, any conforming changes to the definitions ~~of~~related thereto, including “Base Rate”, “~~SOFR”, “~~Daily Simple SOFR”, “SOFR”, “Term SOFR”, “Term SOFR Screen Rate”, “EURIBOR”, “SONIA”, “Alternative Currency Daily Rate”, “Alternative Currency Term Rate”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods and the day basis for calculating interest for an Agreed Currency listed on Schedule 2.10) as may be appropriate, in the ~~reasonable~~ discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent ~~reasonably~~ determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating Consolidated Net Income: (i) Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable by Consolidated Group Members for such period, (iii) depreciation and amortization expense incurred during such period, (iv) all non-cash items decreasing Consolidated Net Income for such period, (v) non-recurring and extraordinary expenses incurred other than in the ordinary course of business and non-recurring and extraordinary expenses of Consolidated Group Members reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, (vi) management fees (provided that any addback of management fee expenses pursuant to this clause (vi) will only be permitted if the Parent Borrower and the Persons entitled to receive such management fees have executed a subordination agreement on terms reasonably acceptable to the Administrative Agent (and such subordination agreement is in effect at the time of such addback) and the management fees associated with such addback are not paid in contravention of the terms thereof (it being acknowledged and agreed that a subordination agreement is not required to be executed or in effect unless the Parent Borrower desires to add back management fee expenses as provided in this clause (vi)), and (vii) the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates; provided that, for purposes of calculating Consolidated EBITDA, with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in such calculation, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of Consolidated Group Members for such period, (ii) non-recurring or extraordinary gains realized other than in the ordinary course of business, (iii) all non-cash items increasing Consolidated Net Income for such period and (iv) the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates; provided that, for purposes of calculating Consolidated EBITDA, with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in such calculation.  For the avoidance of doubt, Consolidated EBITDA shall not include gains and losses from asset sales.

For purposes of this definition of Consolidated EBITDA, nonrecurring items shall be deemed to include, but not be limited to, (1) gains and losses on early extinguishment of Indebtedness, (2) severance and other restructuring charges, (3) transaction costs of acquisitions, dispositions, capital markets offerings, debt financings and amendments thereto not permitted to be capitalized pursuant to GAAP (including, without limitation, any portion of the purchase price payable with respect to an acquisition that is not permitted to be capitalized pursuant to GAAP), (4) impairment losses, and (5) equity based, non-cash compensation.

“Consolidated Group” means, collectively, the Parent and all Consolidated Subsidiaries of the Parent.

“Consolidated Group Member” means a member of the Consolidated Group.

“Consolidated Group Pro Rata Share” means, with respect to any Unconsolidated Affiliate of a Consolidated Group Member or any Consolidated Subsidiary of the Parent that is not a Wholly Owned Subsidiary, such Consolidated Group Member’s or the Parent’s relative direct and indirect economic interest (calculated as a percentage) in such Unconsolidated Affiliate or Non-Wholly Owned Consolidated Subsidiary, as applicable, determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Unconsolidated Affiliate or Non-Wholly Owned Subsidiary.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of the Parent and its Consolidated Subsidiaries on a consolidated basis for such period (excluding extraordinary gains and extraordinary losses for that period) plus (b) the Consolidated Group Pro Rata Share of the net income (or loss) attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates; provided that, for purposes of calculating Consolidated Net Income, with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the net income (or loss) attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in such calculation.

“Consolidated Subsidiary” means, as to any Person, a Subsidiary of such Person that is consolidated with such Person for financial reporting purposes under GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Parent and its Consolidated Subsidiaries on a consolidated basis, Shareholders’ Equity of the Parent and its Consolidated Subsidiaries on that date minus the Intangible Assets (other than intangible lease assets) of the Parent and its Consolidated Subsidiaries on that date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Joint Venture” means a Subsidiary of the Parent Borrower (the “Specified Subsidiary”) (a) that is a Domestic Subsidiary (and each Subsidiary of the Parent Borrower that directly or indirectly owns any Equity Interests in the Specified Subsidiary is also a Domestic Subsidiary), (b) that is the Direct Owner of, or the Indirect Owner of a Controlled Joint Venture Subsidiary that is the Direct Owner of, a Property, (c) in which the Parent Borrower, directly or indirectly, owns at least 85% of the economic interest but which is not a Wholly Owned Subsidiary of the Parent Borrower and (d) is controlled by the Parent Borrower, whether directly or indirectly by a Guarantor.  For purposes of this definition, a Subsidiary of the Parent Borrower is “controlled” by a Person if such Person has the right to exercise exclusive control over any disposition, refinancing and operating activity of any Property owned or ground leased by such Subsidiary (including the making of Restricted Payments on a ratable basis to the owners thereof), without the consent of any other Person (other than (i) the Parent Borrower or (ii) any Subsidiary of the Parent Borrower, as long as such Specified Subsidiary does not need the consent of any minority equity holder thereof to consent to any such disposition, refinancing or operating activity (including the making of Restricted Payments on a ratable basis to the owners thereof)).

“Controlled Joint Venture Subsidiary” means as to any Controlled Joint Venture, a Wholly Owned Subsidiary of such Controlled Joint Venture (the “Specified CJV Subsidiary”) that is a Domestic Subsidiary (and each Subsidiary of such Controlled Joint Venture that directly or indirectly owns any Equity Interests in the Specified CJV Subsidiary is also a Domestic Subsidiary).

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Entity” has the meaning specified in Section 10.22(b).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Appraisal” means, on any date, as to any Property, as the case may be, an Acceptable Appraisal with respect thereto that is dated within one year of such date.

“Current Valuation” means, on any date, as to any Property, an Acceptable Valuation with respect thereto that is dated within one year of such date.

“Customary Non-Recourse Carveouts” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment.  Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice.  If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Daily SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.  For the avoidance of doubt, all Daily SOFR Loans must be denominated in Dollars.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a SOFR Loan or an Alternative Currency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent Borrower, each L/C Issuer and each other Lender promptly following such determination.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” means the notice substantially in the form of Exhibit O.

“Designated Borrower Request and Assumption Agreement” means the notice substantially in the form of Exhibit N.

“Designated Borrower Termination Notice” has the meaning specified in Section 2.20(e).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Development Property” means an Owned Property (other than a BTS Property) (a) the primary purpose of which is to be leased in the ordinary course of business pursuant to a Commercial Net Lease or to be sold upon completion, (b) as to which the construction, redevelopment or material rehabilitation of material improvements has commenced and is continuing to be performed and (c) that is classified as “development in progress” (or similar reference) on the Parent’s consolidated balance sheet or as a redevelopment project (or similar reference) in any publicly filed financial and operating reporting supplement of the Parent, with any such Property remaining as a Development Property until the earlier of (i) the date on which the related Commercial Net Lease(s) with respect to 80% or more of the Property (based on net leasable area) become(s) effective and (ii) the first anniversary of the substantial completion of construction of such Property and material improvements as evidenced by a temporary or permanent certificate of occupancy; for the avoidance of doubt, on the date of the earlier of the occurrence of clause (i) or clause (ii) such Property will cease to be a Development Property.

“Diligence Package” has the meaning specified in Section 2.18.

“Direct Owner” means, (a) as to any Property, any Person that owns a fee simple interest in such Property, owns all of the condominium interest comprising such Property, or is the lessee of such Property pursuant to a ground lease and (b) as to any Loan Asset, any Person that directly owns or holds an interest in such Loan Asset.

“Disqualified Institution” means, on any date, (a) any Person that is specifically identified by name on a written list that has been delivered to the Administrative Agent on or before the Closing Date and (b) any other Person that is a Competitor of the Parent Borrower or any of its Subsidiaries. “Disqualified Institutions” shall exclude any Person that the Parent Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.  The list of Disqualified Institutions may be posted on the Platform and shall be made available to a Lender upon reasonable request to the Administrative Agent in connection with a proposed assignment under Section 10.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.  Any determination by the Administrative Agent pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollar Tranche” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Dollar Tranche Commitments at such time.  On the Fourth Amendment Effective Date, the Dollar Tranche is an amount equal to $1,047,500,000.  The Dollar Tranche is part of, and not in addition to, the Revolving Credit Facility.

“Dollar Tranche Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Dollar Tranche Loans to the Parent Borrower pursuant to Section 2.01(b)(i), and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01A under the caption “Dollar Tranche Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Dollar Tranche Lender” means a Revolving Credit Lender with a Dollar Tranche Commitment or an outstanding Dollar Tranche Loan.

“Dollar Tranche Loan” has the meaning specified in Section 2.01(b)(i).

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any state of the United States or the District of Columbia, other than a CFC.  Unless otherwise specified, all references herein to a “Domestic Subsidiary” or to “Domestic Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“DQ List” has the meaning specified in Section 10.06(g)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 10.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).  For the avoidance of doubt, any Disqualified Institution or Competitor is subject to Section 10.06(g).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated.  If, after the designation by the Lenders of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Fourth Amendment Effective Date, after the Fourth Amendment Effective Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent, (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Required Tranche Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Parent Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s).  Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into an amount equal to the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Eligible Ground Lease” means a ground lease with respect to a Property that at all times satisfies each of the following criteria: (i) the Property that is the subject of such ground lease is located in a state within the United States or the District of Columbia; (ii) each Direct Owner of such ground lease, and each Indirect Owner of each such Direct Owner, is a Wholly Owned Subsidiary that is a Domestic Subsidiary, a Controlled Joint Venture or a Controlled Joint Venture Subsidiary; (iii) no default has occurred and is continuing and no terminating event has occurred under such ground lease by the Parent Borrower or any Guarantor thereunder, no event has occurred which but for the passage of time, or notice, or both would constitute a default or terminating event under such ground lease and to the knowledge of the Consolidated Group Members, there is no default or terminating event under such ground lease by the lessor thereunder, in each case, which event, default or terminating event has caused or otherwise resulted in or could reasonably be expected to cause or otherwise result in any material interference with the applicable Person’s occupancy under such ground lease; (iv) such ground lease contains terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including, without limitation, the following: (A) a remaining term (including any unexercised extension options exercisable at the ground lessee’s sole election with no veto or approval rights by ground lessor or any lender to such ground lessor other than customary requirements regarding no event of default) of twenty five (25) years or more from the date the Property that is the subject of such ground lease is first included as a Borrowing Base Property (or less if the lessee has the unilateral option to purchase the fee interest (or relevant condominium interest) at the end of the lease term for a de minimis purchase price); (B) the right of the lessee to mortgage and encumber its interest in the ground leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor, or if the consent of lessor is required, such consent cannot be unreasonably withheld, conditioned or delayed, whether by contract or applicable law, or is subject to satisfaction of objective criteria not constituting a discretionary approval; (C) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (D) acceptable transferability of the lessee’s interest under such ground lease, including ability to sublease; (E) acceptable limitations on the use of the ground leased property; (F) such ground lease is not subject to any subordination by contract or otherwise; and (G) clearly determinable rental payment terms which in no event contain profit participation rights; and (v) such ground lease is otherwise acceptable to the Administrative Agent in its reasonable discretion.

“Eligible Ground Leased Property” means a Property that is the subject of an Eligible Ground Lease that (i) has not been excluded or removed as a Borrowing Base Property pursuant to Section 2.18 and (ii) all times satisfies each of the following criteria: (a) each Subsidiary that is a Direct Owner of such Eligible Ground Lease, or an Indirect Owner of such Direct Owner, is a Guarantor; (b) at all times prior to the Collateral Release Date, all of the Equity Interests (and the right to any income therefrom or proceeds thereof) of each Subsidiary that is a Direct Owner of such Eligible Ground Lease, or an Indirect Owner of such Direct Owner, shall be pledged in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents; (c) such Property is occupied by tenants that are not Consolidated Group Members or affiliates thereof (provided that if an affiliate of the Parent Borrower that is not a Consolidated Group Member is an investor in any such tenant, such affiliate of the Parent Borrower will not, as a result of such investment, be deemed to be an affiliate of such tenant) and are tenants under Commercial Net Leases that generate income to the Direct Owner of such Eligible Ground Lease; (d) such Property (and the right to any income therefrom or proceeds thereof) shall not be subject to any lien or negative pledge or any other encumbrance or restriction on the ability of the Direct Owner thereof or any Indirect Owner of such Direct Owner to transfer, finance or encumber such Property or income therefrom or proceeds thereof (in each case, other than Permitted Property Encumbrances); provided that any option to purchase, including any rights of first offer or rights of first refusal, granted to any tenant under a related Commercial Net Lease on customary terms consistent with past practice of the Parent Borrower and its Subsidiaries shall not be deemed such an impermissible encumbrance or restriction under this clause (d) so long as the Property can be transferred subject to the rights of such tenant; (e) the related Commercial Net Lease(s) (and the right to any income therefrom or proceeds thereof) is(are) not subject to (x) any lien or negative pledge or any other encumbrance and does not contain any restriction on the ability of the Direct Owner thereof or any Indirect Owner of such Direct Owner to transfer, finance or encumber such ground lease or income therefrom or proceeds thereof or (y) any subordination by contract or otherwise (in each case, other than Permitted Property Encumbrances); (f) the Parent Borrower directly, or indirectly through a Wholly Owned Subsidiary, Controlled Joint Venture or Controlled Joint Venture Subsidiary, has the right to sell, transfer or otherwise dispose of the related Commercial Net Lease(s); (g) none of the Equity Interests (or the right to any income therefrom or proceeds thereof) of the Direct Owner of such Eligible Ground Lease, or of any Indirect Owner of such Direct Owner (including, for the avoidance of doubt, all Equity Interests of any Controlled Joint Venture that is a Direct Owner or Indirect Owner thereof), are subject to any lien or negative pledge or any restriction on the ability to transfer or encumber such Equity Interests or any income therefrom or proceeds thereof (in each case, other than Permitted Equity Encumbrances); (h) neither the Direct Owner of such Eligible Ground Lease nor any Indirect Owner of such Direct Owner is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness other than (x) Indebtedness under the Facilities, and (y) in the case of an Indirect Owner, unsecured guarantees of Non-Recourse Indebtedness of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability for Customary Recourse Carveouts; (i) the Property that is the subject of such Eligible Ground Lease does not have any title, survey, environmental, structural, or other defects that would materially impair the profitable operation thereof and is not subject to any material condemnation or similar proceeding; (j) no Material Event shall be continuing with respect to such Eligible Ground Leased Property; and (k) neither the Direct Owner of such Eligible Ground Lease nor any Indirect Owner of such Direct Owner is a debtor in a proceeding under any Debtor Relief Law.

“Eligible Other Asset” means a Development Property or a BTS Property that (i) has not been excluded or removed as a Borrowing Base Property pursuant to the Section 2.18 and (ii) all times satisfies each of the following criteria: (a) each Subsidiary that is a Direct Owner of such Property, or an Indirect Owner of such Direct Owner, is a Guarantor; (b) at all times prior to the Collateral Release Date, all of the Equity Interests (and the right to any income therefrom or proceeds thereof) of each Subsidiary (other than an Excluded Foreign Subsidiary) that is a Direct Owner of such Property, or an Indirect Owner of such Direct Owner, shall be pledged in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents; (c) in the case of a BTS Property, (i) the Direct Owner of such Other Asset has signed a Commercial Net Lease with a tenant that is not a Consolidated Group Member or an affiliate thereof (provided that if an affiliate of the Parent Borrower that is not a Consolidated Group Member is an investor in any such tenant, such affiliate of the Parent Borrower will not, as a result of such investment, be deemed to be an affiliate of such tenant) that has a term longer than ten (10) years, (ii) such Commercial Net Lease (and the right to any income therefrom or proceeds thereof) is not subject to (x) any lien or negative pledge or any other encumbrance and does not contain any restriction on the ability of the Direct Owner thereof or any Indirect Owner of such Direct Owner to transfer, finance or encumber such ground lease or income therefrom or proceeds thereof or (y) any subordination by contract or otherwise (in each case, other than Permitted Property Encumbrances), and (iii) the Parent Borrower directly, or indirectly through a Wholly Owned Subsidiary, a Controlled Joint Venture or Controlled Joint Venture Subsidiary, has the right to sell, transfer or otherwise dispose of such Commercial Net Lease; (d) such Property (and the right to any income therefrom or proceeds thereof) shall not be subject to any lien or negative pledge or any other encumbrance or restriction on the ability of the Direct Owner thereof or any Indirect Owner of such Direct Owner to transfer, finance or encumber such Property or income therefrom or proceeds thereof (in each case, other than Permitted Property Encumbrances); provided that any option to purchase, including any rights of first offer or rights of first refusal, granted to any tenant under a related Commercial Net Lease on customary terms consistent with past practice of the Parent Borrower and its Subsidiaries shall not be deemed such an impermissible encumbrance or restriction under this clause (d) so long as the Property can be transferred subject to the rights of such tenant; (e) none of the Equity Interests (or the right to any income therefrom or proceeds thereof) of the Direct Owner of such Property, or of any Indirect Owner of such Direct Owner (including, for the avoidance of doubt, all Equity Interests of any Controlled Joint Venture that is a Direct Owner or Indirect Owner thereof), are subject to any lien or negative pledge or any restriction on the ability to transfer or encumber such Equity Interests or any income therefrom or proceeds thereof (in each case, other than Permitted Equity Encumbrances); (f) neither the Direct Owner of such Property nor any Indirect Owner of such Direct Owner is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness other than (x) Indebtedness under the Facilities, and (y) in the case of an Indirect Owner, unsecured guarantees of Non-Recourse Indebtedness of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability for Customary Recourse Carveouts; (g) such Property does not have any title, survey, environmental, structural, or other defects that would materially impair the profitable operation thereof and is not subject to any material condemnation or similar proceeding; (h) no Material Event shall be continuing with respect to such Other Asset; (i) neither the Direct Owner of such Property nor any Indirect Owner of such Direct Owner is a debtor in a proceeding under any Debtor Relief Law; and (j) such Property is being developed for use as an industrial, retail or distribution center or as may be approved by the Administrative Agent.

“Eligible Owned Property” means an Owned Property that (i) has not been excluded or removed as a Borrowing Base Property pursuant to Section 2.18 and (ii) all times satisfies each of the following criteria: (a) each Subsidiary (other than an Excluded Foreign Subsidiary) that is a Direct Owner of such Property, or an Indirect Owner of such Direct Owner, is a Guarantor or a Designated Borrower; (b) at all times prior to the Collateral Release Date, all of the Equity Interests (and the right to any income therefrom or proceeds thereof) of each Subsidiary (other than an Excluded Foreign Subsidiary) that is a Direct Owner of such Owned Property, or an Indirect Owner of such Direct Owner, shall be pledged in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents; (c) such Owned Property is occupied by tenants that are not Consolidated Group Members or affiliates thereof (provided that if an affiliate of the Parent Borrower that is not a Consolidated Group Member is an investor in any such tenant, such affiliate of the Parent Borrower will not, as a result of such investment, be deemed to be an affiliate of such tenant) and are tenants under Commercial Net Leases that generate income to the Direct Owner of such Owned Property; (d) such Owned Property (and the right to any income therefrom or proceeds thereof) shall not be subject to any lien or negative pledge or any other encumbrance or restriction on the ability of the Direct Owner thereof or any Indirect Owner of such Direct Owner to transfer, finance or encumber such Owned Property or income therefrom or proceeds thereof (in each case, other than Permitted Property Encumbrances); provided that any option to purchase, including any rights of first offer or rights of first refusal, granted to any tenant under a related Commercial Net Lease on customary terms consistent with past practice of the Parent Borrower and its Subsidiaries shall not be deemed such an impermissible encumbrance or restriction under this clause (d) so long as the Owned Property can be transferred subject to the rights of such tenant; (e) the related Commercial Net Lease(s) (and the right to any income therefrom or proceeds thereof) is(are) not subject to (x) any lien or negative pledge or any other encumbrance and does not contain any restriction on the ability of the Direct Owner thereof or any Indirect Owner of such Direct Owner to transfer, finance or encumber such ground lease or income therefrom or proceeds thereof or (y) any subordination by contract or otherwise (in each case, other than Permitted Property Encumbrances); (f) the Parent Borrower directly, or indirectly through a Wholly Owned Subsidiary, a Controlled Joint Venture or Controlled Joint Venture Subsidiary, has the right to sell, transfer or otherwise dispose of the related Commercial Net Lease(s); (g) none of the Equity Interests (or the right to any income therefrom or proceeds thereof) of the Direct Owner of such Owned Property, or of any Indirect Owner of such Direct Owner (including, for the avoidance of doubt, all Equity Interests of any Controlled Joint Venture that is a Direct Owner or Indirect Owner thereof), are subject to any lien or negative pledge or any restriction on the ability to transfer or encumber such Equity Interests or any income therefrom or proceeds thereof (in each case, other than Permitted Equity Encumbrances); (h) neither the Direct Owner of such Owned Property nor any Indirect Owner of such Direct Owner is a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness other than (x) Indebtedness under the Facilities, and (y) in the case of an Indirect Owner, unsecured guarantees of Non-Recourse Indebtedness of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability for Customary Recourse Carveouts; (i) such Owned Property does not have any title, survey, environmental, structural, or other defects that would materially impair the profitable operation thereof and is not subject to any material condemnation or similar proceeding; (j) no Material Event shall be continuing with respect to such Owned Property; (k) neither the Direct Owner of such Owned Property nor any Indirect Owner of such Direct Owner is a debtor in a proceeding under any Debtor Relief Law; and (l) in the case of an Owned Property that is a Tax Incentive Property: (i) all related Tax Incentive Indebtedness is non-recourse to the Loan Parties and any successors and/or assigns thereof, (ii) the Direct Owner is the purchaser of the taxable bonds, or holder of the applicable notes or other obligations issued or to be issued in connection with such Tax Incentive Indebtedness and shall remain the owner or holder thereof, (iii) the Direct Owner has the option under the related Tax Incentive Indebtedness documents to re-acquire title to all or any portion of such Tax Incentive Property for a nominal sum at any time without further consent of the applicable Governmental Authority or any other party, and (iv) no documentation entered into in connection with such Tax Incentive Property or Tax Incentive Indebtedness shall (A) limit in any material respect the use by the Direct Owner of its property or assets (including the applicable Tax Incentive Property), except as may be required by applicable law to maintain the designation of the Tax Incentive Property as a “project” pursuant to the applicable legislation governing such tax incentive structures, (B) limit the ability of the Direct Owner to finance its interest in the Tax Incentive Property, including mortgaging any leasehold estate created in connection therewith, (C) limit the ability of the Direct Owner to transfer its interest in the Tax Incentive Property, (D) contain a “clawback” provision pursuant to which there could be an obligation by the Parent Borrower or any other Consolidated Group Member to repay a material portion of prior tax benefits received other than due to material breach by the Parent Borrower or a Consolidated Group Member and (E) be acceptable to the Administrative Agent in its reasonable discretion.

“Eligible Property” means an Eligible Owned Property, an Eligible Ground Leased Property or an Eligible Other Asset, as the context requires.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, standards, ordinances, rules, judgments, interpretations, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of human health and safety, the environment and natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Parent Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any ERISA Affiliate; or (i) a failure by the Parent Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Parent Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Foreign Subsidiary” means any direct or indirect Foreign Subsidiary of the Parent Borrower (other than a Designated Borrower), but only to the extent that (i) such Foreign Subsidiary is prohibited from providing a guarantee of the Obligations by any agreement governing Non-Recourse Indebtedness (or the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document of the entity that is the borrower (or the direct parent of the borrower) under any Non-Recourse Indebtedness), (ii) material adverse tax consequences to the Parent Borrower and its Consolidated Subsidiaries, taken as a whole, could reasonably be expected to result from such Foreign Subsidiary being a Guarantor, or (iii) local law, rule or regulation applicable to such Foreign Subsidiary would prohibit it from becoming a Guarantor; provided, that, notwithstanding the foregoing, a Foreign Subsidiary that is a borrower or guarantor of, or otherwise obligated in respect of any Indebtedness, shall not constitute an Excluded Foreign Subsidiary. ~~,~~ Any direct or indirect Domestic Subsidiary of the Parent Borrower, which Subsidiary has no material assets other than equity of one or more direct or indirect Foreign Subsidiaries that are CFCs, shall be deemed as an Excluded Foreign Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.12 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’ s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extension Effective Date” has the meaning specified in Section 2.14(b).

“Facility” means the Term Facility and the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the Closing Date (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Fee Letter” means any letter agreement entered into among the Parent Borrower and an Arranger with respect to arranger fees payable to such Arranger in connection with the arrangement of commitments under this Agreement, including the letter agreement, dated July 31, 2024, among the Borrower, the Administrative Agent and BofA Securities, Inc., as sole lead arranger and sole bookrunner, as amended and restated as of August 13, 2024.

“First Mortgage Investment” means a Loan Asset that (a) has not been excluded or removed from the calculation of Borrowing Base Value, Borrowing Base Amount and Total Asset Value pursuant to Section 2.18 and (b) at all times satisfies each of the following criteria: (i) each Subsidiary that is a Direct Owner of such Loan Asset, or an Indirect Owner of such Direct Owner, is a Guarantor; (ii) each Property securing such Loan Asset (x) is located in a state of the United States or in the District of Columbia, and (y) is not an office property; (iii) no borrower or other Person that has a payment obligation with respect to such Loan Asset is (x) a Consolidated Group Member or (y) a debtor in a proceeding under any Debtor Relief Law; (iv) such Loan Asset (and the right to any income therefrom or proceeds thereof) is not subject to any lien or negative pledge or any other encumbrance or restriction on the ability of the Direct Owner thereof or any Indirect Owner of such Direct Owner to transfer, finance or encumber such Loan Asset or income therefrom or proceeds thereof (in each case, other than Permitted Loan Asset Encumbrances); (v) none of the Equity Interests (or the right to any income therefrom or proceeds thereof) of the Direct Owner of such Loan Asset, or of any Indirect Owner of such Direct Owner, are subject to any lien or negative pledge or any restriction on the ability to transfer or encumber such Equity Interests or any income therefrom or proceeds thereof (in each case, other than Permitted Equity Encumbrances); (vi) neither the Direct Owner of such Loan Asset nor any Indirect Owner of such Direct Owner is (x) a borrower or guarantor of, or otherwise obligated in respect of, any Indebtedness other than Indebtedness under the Facilities or (y) a debtor in a proceeding under any Debtor Relief Law; and (vii) no borrower with respect to such Loan Asset is delinquent forty-five (45) days or more in any payment of interest or principal payments thereunder.

“Fixed Charge Coverage Ratio” means, as of any date of determination, for the period of four fiscal quarters ended on such date (if such date is the last day of a fiscal quarter) or for the then most recently ended period of four full fiscal quarters (if such date is not the last day of a fiscal quarter), the ratio of Consolidated EBITDA to Fixed Charges; provided that in the case of (i) the last day of the fiscal quarter ended June 30, 2024, Consolidated EBITDA and Fixed Charges shall be calculated for the fiscal quarter ending on such date multiplied by 4, (ii) the last day of the fiscal quarter ending September 30, 2024, Consolidated EBITDA and Fixed Charges shall be calculated for the two (2) consecutive fiscal quarter period ending on such date multiplied by 2, and (iii) the last day of the fiscal quarter ending December 31, 2024, Consolidated EBITDA and Fixed Charges shall be for the three (3) consecutive fiscal quarter period ending on such date multiplied by 4/3.

“Fixed Charges” means, for the Consolidated Group and for any period, without duplication, the sum of (a) Interest Expense for such period, plus (b) all regularly scheduled principal payments made or required to be made with respect to Indebtedness of the Consolidated Group Members during such period, other than any balloon or bullet payments necessary to repay maturing Indebtedness in full, plus (c) Restricted Payments made with respect to preferred Equity Interests of any Consolidated Group Member that are paid in cash during such period to a Person that is not the Parent or a Wholly Owned Subsidiary thereof, in each case for such period, plus (d) the Consolidated Group Pro Rata Share of the foregoing items attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates; provided that, for purposes of calculating Fixed Charges, with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing items and components attributable to the Consolidated Group’s interests in such Non-Wholly Owned Consolidated Subsidiary shall be included in such calculation.

“Foreign Lender” means, as to any Borrower, (a) if ~~the~~such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if ~~the~~such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which ~~the~~such Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fourth Amendment Effective Date” means November 20, 2025.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means FNLR GP LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” means a Loan Party that is granting a Lien in Collateral pursuant to a Collateral Document.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) the Parent, the other Parent Entities (if any) and the Subsidiary Guarantors and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Parent Borrower) under any Hedge Agreement or any Cash Management Agreement ~~and~~, (ii) the payment and performance by each Specified Loan Party of its obligations under the Guaranty with respect to all Swap Obligations, ~~the~~and (iii) Obligations owing by any Designated Borrower, the Parent Borrower.

“Guaranty” means the guaranty of the Obligations by the Guarantors pursuant to Article XI ~~hereof in favor of the Secured Parties~~.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Increase Effective Date” has the meaning assigned to such term in Section 2.15(a).

“Incremental Facilities” has the meaning assigned to such term in Section 2.15(a).

“Incremental Revolving Increase” has the meaning assigned to such term in Section 2.15(a).

“Incremental Term Facility” has the meaning assigned to such term in Section 2.15(a).

“Incremental Term Increase” has the meaning assigned to such term in Section 2.15(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)          net obligations of such Person under any Swap Contract;

(d)        all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created);

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)          Capital Leases and Synthetic Lease Obligations;

(g)        all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)        all Guarantees of such Person in respect of any of the foregoing(excluding guarantees of Non-Recourse Indebtedness for which recourse is limited to liability for Customary Recourse Carveouts), and all other Contingent Obligations.

For all purposes hereof, (i) Indebtedness shall include the Consolidated Group Pro Rata Share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates and (ii) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Indirect Owner” means as to any Direct Owner, each Subsidiary of the Parent Borrower that owns a direct or indirect Equity Interest in such Direct Owner.

“Information” has the meaning specified in Section 10.07.

“Initial Borrowing Base Properties” has the meaning specified in Section 2.18(a).

“Initial Financial Statements” means the unaudited financial statements of the Parent referred to in Section 5.05(b) and delivered on or prior to the Closing Date pursuant to Section 4.01(a)(ix).

“Initial Maturity Date” has the meaning specified in the definition of Maturity Date.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” means as of any date, for the period of four fiscal quarters ended on such date (if such date is the last day of a fiscal quarter) or for the then most recently ended period of four full fiscal quarters (if such date is not the last day of a fiscal quarter), without duplication, total interest expense of the Consolidated Group for such period determined in accordance with GAAP (including the Consolidated Group Pro Rata Share of total interest expense attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates and, for the avoidance of doubt, capitalized interest); provided that for purposes of calculating Interest Expense, with respect to any Non-Wholly Owned Consolidated Subsidiary, only the Consolidated Group Pro Rata Share of the total interest expense of such Non-Wholly Owned Consolidated Subsidiary for such period shall be included in such calculation.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date for the Facility under which such Loan was made; ~~and~~ (b) as to any Base Rate Loan or Daily SOFR Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made~~.~~, (c) as to any Alternative Currency Daily Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (d) as to any Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means~~,~~ as to each Term SOFR Loan and each Alternative Currency Term Rate Loan, the period commencing on the date such Term SOFR Loan or Alternative Currency Term Rate Loan, as the case may be, is disbursed or converted to or continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, and ending on the date one or three months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the Parent Borrower in ~~its~~the related Committed Loan Notice ~~(in each case subject to availability)~~; provided that:

(a)        any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or an Alternative Currency Term Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)         any Interest Period pertaining to a Term SOFR Loan or an Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)        no Interest Period shall extend beyond the applicable Maturity Date for the Facility under which such Term SOFR Loan or Alternative Currency Term Rate Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Parent Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.23.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each ~~Revolving Credit~~Dollar Tranche Lender, such Dollar Tranche Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder.  The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.01B, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed an L/C Commitment after the Closing Date, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by the Administrative Agent.  The L/C Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Parent Borrower, and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, and each other Lender (if any) as the Parent Borrower may from time to time select as an L/C Issuer hereunder pursuant to Section 2.03; provided that such Lender has agreed to be an L/C Issuer.  Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.  The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Parent Borrower and each Lender shall remain in full force and effect until the L/C Issuers and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders and the L/C Issuers.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder and denominated in Dollars providing for the payment of cash upon the honoring of a presentation thereunder.  For the avoidance of doubt, all Letters of Credit shall be issued in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(j).

“Letter of Credit Report” means a report of outstanding Letters of Credit and information related thereto in form set forth as Exhibit L attached hereto.

“Letter of Credit Sublimit” means an amount equal to $25,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility and the Dollar Tranche.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to ~~the~~a Borrower under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Asset” means a performing loan or advance that is (a) denominated in Dollars, (b) owned or held by one or more of the Parent Borrower and its Wholly Owned Subsidiaries that are Domestic Subsidiaries, and (c) secured by a first priority mortgage, deed of trust or similar security instrument with respect to one or more Properties in favor of ~~such~~the Parent Borrower or such Subsidiary.

“Loan Asset Inclusion Effective Date” has the meaning specified in Section 2.18(b)(ii).

“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Note, each Issuer Document, each Designated Borrower Request and Assumption Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, the Guaranty, the Collateral Documents, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan-to-Value Ratio” means, on any date with respect to any Loan Asset, the ratio (expressed as a percentage) (i) the numerator of which is the aggregate outstanding principal amount of such Loan Asset at such time and (ii) the denominator of which is the appraised value of the Property that secures such Loan Asset as reflected in an Acceptable Appraisal that has been received by the Administrative Agent on or prior to such date.

“Loan Parties” means, collectively, ~~the~~each Borrower and each Guarantor and shall also include the General Partner (regardless of whether such Person is a Guarantor).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Parent Borrower or of the Parent and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the rights and remedies of the Administrative Agent or any Lender under any Loan Documents or of the ability of the Loan Parties taken as a whole to perform their Obligations under any Loan Document, or (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Acquisition” means the acquisition (in one or a series of related transactions) of all or substantially all of the assets or Equity Interests of a Person or any division, line of business or business unit of a Person for an aggregate consideration in an amount that exceeds ten percent (10%) of Total Asset Value as of the then most recently ended fiscal quarter.

“Material Event” means:

(a)          as to any Eligible Property other than an Eligible Other Asset, (i) the tenant under the related Commercial Net Lease defaults on its obligation to pay rent pursuant to the applicable lease documentation for a period of more than thirty (30) days (following any period of grace with respect to such payment), (ii) any event that reasonably could be expected to have a material adverse effect with respect to the use, operations, marketability of such Eligible Property (after giving effect to the proceeds of any insurance or condemnation award received, or reasonably expected to be received, in connection therewith, as well as whether any existing Commercial Net Lease will, by its terms, remain in full force and effect, notwithstanding any such event), received, or reasonably expected to be received, in connection therewith), (iii) any material write-down or reserve established by any Consolidated Group Member in respect of the related Commercial Net Lease in accordance with GAAP or (iv) in the case of an Eligible Ground Leased Property, the lessor under the related ground lease is a debtor in a proceeding under any Debtor Relief Law; and

(b)        as to any Eligible Other Asset, (i) any event that reasonably could be expected to have a material adverse effect with respect to the use, operations, marketability of such Eligible Other Asset (after giving effect to the proceeds of any insurance or condemnation award received, or reasonably expected to be received, in connection therewith, as well as whether any existing Commercial Net Lease (if any) will, by its terms, remain in full force and effect, notwithstanding any such event), received, or reasonably expected to be received, in connection therewith) and (ii) any material write-down or reserve established by any Consolidated Group Member in respect of the related Commercial Net Lease in accordance with GAAP.

“Maturity Date” (a) with respect to the Revolving Credit Facility, the later of (i) October 17, 2025 (the “Initial Maturity Date”) and (ii) if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section 2.14, and (b) with respect to the Term Facility, the later of (i) the Initial Maturity Date and (ii) if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section 2.14; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Minimum Aggregate Leasing Requirement” means, at any time, that not less than eighty percent (80%) of the aggregate amount of square footage for all Borrowing Base Properties (based on net leasable area) is subject to Commercial Net Leases at such time.

“Minimum Borrowing Base Property Requirement” means, at any time, that there are at least five (5) Borrowing Base Properties at such time.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“Multicurrency Tranche” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Multicurrency Tranche Commitments at such time.  On the Fourth Amendment Effective Date, the Multicurrency Tranche is an amount equal to $300,000,000.  The Multicurrency Tranche is part of, and not in addition to, the Revolving Credit Facility.

“Multicurrency Tranche Commitment” means, as to each Revolving Credit Lender, its obligation to make Multicurrency Tranche Loans to the Borrowers pursuant to Section 2.01(b)(ii), in an aggregate principal amount at any one time outstanding not to exceed the Dollar Equivalent of the amount set forth opposite such Lender’s name on Schedule 2.01A under the caption “Multicurrency Tranche Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Multicurrency Tranche Lender” means a Lender with a Multicurrency Tranche Commitment or an outstanding Multicurrency Tranche Loan.

“Multicurrency Tranche Loan” has the meaning specified in Section 2.01(b)(ii).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Parent Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Operating Income” means, for any period, with respect to any Borrowing Base Property, an amount equal to (a) income derived by the Direct Owner thereof from the operation of such Borrowing Base Property as determined in accordance with GAAP, minus (b) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with, and directly attributable to, the ownership and operation by the Direct Owner of such Borrowing Base Property for such period, and amounts accrued by any Consolidated Group Member for the payment of real estate taxes and insurance premiums, but excluding (1) any general and administrative expenses, and acquisition costs, related to the operation of the Parent and its Consolidated Subsidiaries, (2) any interest expense or other debt service charges and (3) any non-cash charges such as depreciation or amortization of financing costs).

“New Lender Joinder Agreement” has the meaning specified in Section 2.15(c).

“Newly Acquired Property” means, as of any date, a Property (other than an unimproved land holding, a BTS Property, or a Development Property) that has been owned in fee simple or as a condominium interest, or a Property that has been ground leased pursuant to an Eligible Ground Lease, in each case by a Consolidated Group Member for a period of less than twelve consecutive months as of such date (the last day of such twelve month period referred to as the “Property Transition Date”); provided, that prior to the applicable Property Transition Date the Parent Borrower may by written notice to the Administrative Agent designate any Newly Acquired Property as an Eligible Owned Property or Eligible Ground Leased Property, as applicable, subject to, and only so long as, such Property satisfies all of the applicable criteria required under this Agreement to be included as a new Borrowing Base Property.

“Nominated Loan Asset” has the meaning specified in Section 2.18(b).

“Nominated Property” has the meaning specified in Section 2.18(a).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).

“Non-Recourse Indebtedness” means, with respect to any Person, (a) any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person for repayment, other than to the extent of any security therefor or pursuant to Customary Non-Recourse Carveouts, (b) if such Person is a single asset entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a single asset holding company, any Indebtedness of such single asset holding company resulting from a guarantee of, or lien securing, Indebtedness of a single asset entity that is a subsidiary of such single asset holding company, so long as, in each case, either (i) the holder of such Indebtedness has no recourse to such single asset holding company for repayment, other than to the Equity Interests held by such single asset holding company in such single asset entity or pursuant to Customary Non-Recourse Carveouts or (ii) such single asset holding company has no assets other than Equity Interests in such single asset entity and cash or cash equivalents and other assets of nominal value incidental to the ownership of such single asset entity.

“Non-SOFR Successor Rate” has the meaning specified in Section 3.03(c).

“Non-Wholly Owned Consolidated Subsidiary” means a Consolidated Subsidiary of the Parent that is not a Wholly Owned Subsidiary of the Parent.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice of Additional L/C Issuer” means a certificate substantially in the form of Exhibit M or any other form approved by the Administrative Agent.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties; provided further that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity~~.~~ (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Asset” means a Property located in the continental United States that is an unimproved land holding, a BTS Property, or a Development Property, as the context requires.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (~~a~~i) with respect to Term Loans ~~and~~, Revolving Credit Loans, Dollar Tranche Loans and Multicurrency Tranche Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans ~~and~~, Revolving Credit Loans, Dollar Tranche Loans and Multicurrency Tranche Loans, as the case may be, occurring on such date; and (~~b~~ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Parent Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, or the L/C Issuers, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Owned Property” means a Property that is (a) owned in fee simple or as a condominium interest by one or more of the Parent Borrower and its Wholly Owned Subsidiaries (that are Domestic Subsidiaries in the case where the Property is located in a state of the United States or the District of Columbia), a Controlled Joint Venture or a Controlled Joint Venture Subsidiary, and each Indirect Owner of each such Direct Owner, is a Wholly Owned Subsidiary, a Controlled Joint Venture or a Controlled Joint Venture Subsidiary; or (b) a Tax Incentive Property.

“Owner” with respect to any Property or Loan Asset, means the Direct Owner of such Property or Loan Asset, as the case may be, and each Indirect Owner of such Direct Owner, as the context requires.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent Borrower” has the meaning specified in the introductory paragraph hereto.

“Parent Entities” means, collectively, the Parent and each Subsidiary thereof (if any) that owns an Equity Interest in the Parent Borrower, and “Parent Entity” means any of them individually.

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Parent Borrower and any ERISA Affiliate or with respect to which the Parent Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Equity Encumbrances” means:

(a)          Liens arising under any Loan Document; and

(b)         Liens for Taxes which are (i) immaterial to the Consolidated Group, taken as a whole, (ii) not delinquent for a period of more than thirty (30) days or (iii) being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.

“Permitted Loan Asset Encumbrances” means:

(a)         Liens arising under any Loan Document; and

(b)        commercially reasonable restrictions on transfers of a First Mortgage Investment that are set forth in the documentation governing such First Mortgage Investment; provided, that for the avoidance of doubt, in order to constitute a Permitted Loan Asset Encumbrance under this clause (b), (i) any identified restricted transferees or categories thereof must be approved by the Administrative Agent and (ii) in no event may any such restrictions limit the ability to transfer (including by way of foreclosure) any portion of such First Mortgage Investment to the Administrative Agent (or a ~~Wholly-Owned~~Wholly Owned Subsidiary of the Administrative Agent or the Lenders).

“Permitted Property Encumbrances” means

(a)         Liens arising under any Loan Document;

(b)        Liens for Taxes not yet delinquent or which are being contested by a Consolidated Group Member (or which are being contested by a tenant under a Commercial Net Lease pursuant to the provisions thereof) in good faith and by appropriate proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)        easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by Laws or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of any Consolidated Group Member;

(d)       the rights of tenants under Commercial Net Leases entered into in the ordinary course of business; provided that such rights do not in any case materially detract from the value of the Property subject thereto or materially interfere with the Direct Owner’s conduct of business; and

(e)         rights of lessors under Eligible Ground Leases.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Parent Borrower or any ERISA Affiliate or any such Plan to which the Parent Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” has the meaning specified in Section 4.01(a)(iii).

“Property” means as to any Person, all of the right, title, and interest of such Person in and to a commercial real estate parcel, including related land, improvements, common elements and fixtures, that is located in a state within the United States, the District of Columbia or a Specified Jurisdiction.

“Property Inclusion Effective Date” has the meaning specified in Section 2.18(a)(iii)

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding the Dollar Equivalent of $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Indebtedness” means Indebtedness other than Non-Recourse Indebtedness.

“Register” has the meaning specified in Section 10.06(c).

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Sections 856 et seq. of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release Conditions” means, with respect to (i) the release of any Subsidiary Guarantor from its obligations under the Guaranty, (ii) the release of any Collateral, including any release of Collateral on the Collateral Release Date, ~~or~~ (iii) the release of any Designated Borrower under this Agreement or (iv) the removal of any Borrowing Base Property or First Mortgage Investment from the calculation of the Borrowing Base Value and the Borrowing Base Amount (each a “Release Transaction”), each of the following:

(a)        the Parent Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed Release Transaction (or such shorter period of time as agreed to by the Administrative Agent in writing), a written notice requesting such Release Transaction (a “Release Notice”), which Release Notice shall identify any Subsidiary Guarantor, Designated Borrower, Equity Interests, Borrowing Base Property or First Mortgage Investment to be released or removed, as applicable, as part of the proposed Release Transaction, and the date proposed for consummation of the Release Transaction;

(b)       after giving effect to such Release Transaction, the Minimum Borrowing Base Property Requirement and the Minimum Aggregate Leasing Requirement shall remain satisfied;

(c)       immediately before and after giving effect to such Release Transaction, no Default has occurred and is continuing or would result therefrom;

(d)        Availability shall equal or exceed zero ($0) on a pro forma basis immediately after giving effect to the proposed Release Transaction (and any contemporaneous prepayment of Loans and/or replacement with additional Borrowing Base Properties or First Mortgage Investments);

(e)        the Loan Parties will be in compliance with the provisions of Section 7.11 on a pro forma basis immediately after giving effect to the proposed Release Transaction (and any contemporaneous prepayment of Loans and/or replacement with additional Borrowing Base Properties or First Mortgage Investments);

(f)      after giving effect to the proposed Release Transaction (and any contemporaneous prepayment of Loans and/or replacement with additional Borrowing Base Properties or First Mortgage Investments), the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, (1) with respect to representations and warranties set forth in Sections 5.15(b) and 5.19 and (2) representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects) on and as of the proposed release date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(g)        the Administrative Agent shall have received a Notice of Loan Prepayment with respect to any prepayment or repayment of Loans to be made concurrently with such Release Transaction; and

(h)        at least two (2) Business Days prior to the proposed release date (or such shorter period of time as agreed to by the Administrative Agent in writing), the Administrative Agent shall have received (1) a fully completed Borrowing Base Certificate setting forth reasonably detailed calculations of the Borrowing Base Value and the Borrowing Base Amount on a pro forma basis immediately after giving effect to such Release Transaction and demonstrating to the satisfaction of the Administrative Agent that, after giving effect to the proposed Release Transaction (and any contemporaneous prepayment of Loans and/or replacement with additional Borrowing Base Properties or First Mortgage Investments), the condition set forth in clause (d) above will be satisfied, (2) a Compliance Certificate demonstrating to the satisfaction of the Administrative Agent that, after giving effect to the proposed Release Transaction (and any contemporaneous prepayment of Loans and/or replacement with additional Borrowing Base Properties or First Mortgage Investments), the condition set forth in clauses (b) and (e) above will be satisfied and (3) a certificate executed by a Responsible Officer of the Parent Borrower certifying to the Administrative Agent that the conditions in clauses (c) and (f) above have been satisfied; provided that, if the proposed Release Transaction involves ~~either~~any of (i) the release of the Administrative Agent’s Lien on any Equity Interest in a Subsidiary Guarantor or Designated Borrower, (ii) the release of a Subsidiary Guarantor from its obligations under the Guaranty or (iii) the release of a Designated Borrower from its obligations under this Agreement, in each case, at any time when no Property owned or ground leased by such Subsidiary Guarantor (or any Subsidiary thereof) or Designated Borrower, as the case may be, is a Borrowing Base Property, then the Parent Borrower shall not be required to satisfy this clause (h) as a condition to such Release Transaction.

“Release Notice” has the meaning specified in the definition of “Release Conditions.”

“Release Transaction” has the meaning specified in the definition of “Release Conditions.”

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, SOFR and Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, and (d) Canadian Dollars, the Term CORRA Rate, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Class Lenders” means, at any time with respect to any Class of Loans or Commitments, Lenders having Total Credit Exposures with respect to such Class representing more than 50% of the Total Credit Exposures of all Lenders of such Class.  The Total Credit Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the applicable L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders~~.~~; provided further that the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the applicable L/C Issuer, as the case may be, in making such determination.

“Required Subsidiary Guarantor” means each existing and future direct and indirect Subsidiary of the Parent Borrower (other than a Designated Borrower) that owns or ground leases, directly or indirectly, any Borrowing Base Property or First Mortgage Investment; provided that, if a Borrowing Base Property is directly owned by an Excluded Foreign Subsidiary, only the parent entities of such Subsidiary that are Domestic Subsidiaries (if any such parent entities exist) will be required to be Subsidiary Guarantors.  For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, each entity other than the Parent Borrower that pledges Collateral will be a Guarantor or a Borrower.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Required Tranche Lenders” means, as of any date of determination, (a) with respect to matters relating to Multicurrency Tranche Commitments and Multicurrency Tranche Loans only, Revolving Credit Lenders holding more than 50% of the sum of (i) the Outstanding Amount of Multicurrency Tranche Loans and (ii) the aggregate unused Multicurrency Tranche Commitments of all Revolving Credit Lenders and (b) with respect to matters relating to Dollar Tranche Commitments (including the purchase of participations in L/C Obligations) and Dollar Tranche Loans only, Revolving Credit Lenders holding more than 50% of the sum of (i) the Outstanding Amount of Dollar Tranche Loans (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (ii) the aggregate unused Dollar Tranche Commitments of all Revolving Credit Lenders; provided that the unused Multicurrency Tranche Commitment or Dollar Tranche Commitment, as applicable, of, and the Multicurrency Tranche Loans and Dollar Tranche Loans, as applicable, of, any Defaulting Lender shall be disregarded in determining Required Tranche Lenders at any time; provided further that, if such Defaulting Lender is a Dollar Tranche Lender, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer in making such determination.

“Rescindable Amount” has the meaning as specified in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, (a) the chief executive officer, president, chief financial officer, deputy chief financial officer, treasurer, assistant treasurer, managing partner, chief operating officer, secretary, assistant secretary, or authorized signatory of such Loan Party or, if such Loan Party does not have any officers, of an entity authorized to act on behalf of such Loan Party, designated as an “Authorized Signer” in Section I of the Borrower’s Instruction Certificate, (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party or, if such Loan Party does not have any such officers or Authorized ~~Signatories~~Signers, of an entity authorized to act on behalf of such Loan Party, and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the ~~applicable Loan Party~~Parent Borrower or, if ~~such Loan Party~~the Parent Borrower does not have any officers or employees, of an entity authorized to act on behalf of such Loan Party, so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the ~~applicable Loan Party~~Parent Borrower designated in or pursuant to an agreement between the ~~applicable Loan Party~~Parent Borrower and the Administrative Agent in the form of a Borrower’s Instruction Certificate designating such officer or employee as an “Authorized Person” in Section II of the Borrower’s Instruction Certificate.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Parent Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Alternative Currency Loan, each of the following: (a) each date of a Borrowing of an Alternative Currency Loan, (b) with respect to an Alternative Currency Daily Rate Loan, each Interest Payment Date, (c) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (d) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type, in the same currency and, in the case of Term SOFR Loans and Alternative Currency Term Rate Loans, having the same Interest Period made by each of the ~~Revolving Credit~~Dollar Tranche Lenders or each of the Multicurrency Tranche Lender, as the case may be, pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the ~~Borrower~~Borrowers pursuant to Section 2.01(b), and (b) in the case of a Dollar Tranche Lender, purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar Equivalent of the amount set forth opposite such Lender’s name on Schedule 2.01A under the caption “Revolving Credit Commitment” or opposite such caption or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time~~.  On the Third~~ (inclusive of the Dollar Tranche Commitments and the Multicurrency Tranche Commitments).  On the Fourth Amendment Effective Date, the Revolving Credit Facility is the Dollar Equivalent of $~~1,047,500,000~~1,347,500,000.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” ~~has the meaning specified in Section 2.01(c)~~means a Dollar Tranche Loan or a Multicurrency Tranche Loan, as the context may require.

“Revolving Credit Note” means a promissory note made by the Parent Borrower and/or one or more Designated Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanctions, trade embargoes or similar restrictions administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.  For the avoidance of doubt, Sanction(s) shall not include generally applicable tariffs, customs duties, or trade restrictions that do not prohibit transactions or dealings with specific sanctioned persons or jurisdictions.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Indebtedness” means, as to any Person, Indebtedness of such Person that is secured by a lien (other than with respect to the Facilities).

“Secured Leverage Ratio” means, as of any date of determination, for the period of four fiscal quarters ended on such date (if such date is the last day of a fiscal quarter) or for the then most recently ended period of four full fiscal quarters (if such date is not the last day of a fiscal quarter), the ratio (expressed as a percentage) of Total Secured Indebtedness to Total Asset Value.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Consolidated Subsidiaries as of that date determined in accordance with GAAP.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Adjustment” ~~with~~means 0.10% (10 basis points) per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SOFR Loan” means a Term SOFR Loan or a Daily SOFR Loan, as applicable.

“SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SOFR Successor Rate” has the meaning specified in Section 3.03(b).

“Solvency Certificate” means a solvency certificate substantially in the form of Exhibit K.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Adjustment” means, with respect to SONIA, 0.0326% per annum.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Jurisdiction” means, the United Kingdom, Canada, Spain, Germany, France, Italy, the Netherlands, Portugal, Switzerland, Belgium, Denmark, Norway, Sweden, Finland, Austria, Luxembourg, Iceland, Poland, Hungary or another jurisdiction that has been approved in writing by all Lenders.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.12).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor” means, at any time, a Subsidiary that at such time is a party to the Guaranty.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Tax Incentive Indebtedness” has the meaning assigned to it in the definition of “Tax Incentive Property.”

“Tax Incentive Property” means a Property, the fee title to which is owned by a Governmental Authority located in the United States, and subsequently leased by the Parent Borrower, a Wholly Owned Subsidiary~~,~~ (other than a Designated Borrower), a Controlled Joint Venture or a Controlled Joint Venture Subsidiary from such Governmental Authority, in connection with the issuance of bonds, notes or other obligations (the proceeds of which are used for the purpose of acquiring, constructing, developing, expanding, installing and/or upgrading such Property) by such Governmental Authority (all Indebtedness and other obligations arising in connection therewith, collectively, the “Tax Incentive Indebtedness”) to mitigate real estate and/or ad valorem Taxes otherwise payable in connection with the ownership of such Property.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Parent Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01A under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term CORRA” has the meaning specified in in the definition of “Alternative Currency Term Rate”.

“Term CORRA Rate” has the meaning specified in in the definition of “Alternative Currency Term Rate”.

“Term Facility” means, at any time, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.  On the ~~Third~~Fourth Amendment Effective Date, the Term Facility is $~~227,500,000~~302,500,000.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Loan Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Term Loans; provided that at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Commitment.

“Term Note” means a promissory note made by the Parent Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C 2.

“Term SOFR” means:

(a)         for any ~~interest period~~Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such ~~interest period~~Interest Period with a term equivalent to such ~~interest period~~Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and

(b)         for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment;

provided that if Term SOFR determined in accordance with either of the foregoing clause (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement and the other Loan Documents.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.  For the avoidance of doubt, all Term SOFR Loans must be denominated in Dollars.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

~~“Third Amendment Effective Date” means July 25, 2025.~~

“Threshold Amount” means the Dollar Equivalent of $20,000,000.

“Total Asset Value” shall mean, as of any date of determination, the sum (without duplication) of the following:

(a)        the aggregate Appraised Value of all then existing Properties (other than Newly Acquired Properties and Other Assets) owned or ground leased by a Consolidated Group Member;

(b)         the aggregate purchase price for all then existing Newly Acquired Properties paid by a Consolidated Group Member to Person(s) that are not Consolidated Group Members or affiliates thereof.

(c)         the aggregate undepreciated book value of Other Assets owned by Consolidated Group Members on such date, as adjusted in accordance with GAAP to reflect impairment charges, write-downs and losses;

(d)          the aggregate amount of Unrestricted Cash and Cash Equivalents held by Consolidated Group Members on such date;

(e)        an amount equal to one hundred percent (100%) of the aggregate book value of First Mortgage Investments on such date, as adjusted in accordance with GAAP to reflect impairment charges, write-downs and losses; and

(f)         the Consolidated Group Pro Rata Share of the items described in clauses (a) through (c) above that is attributable to ownership of common Equity Interests in Unconsolidated Affiliates (calculated on a basis consistent with the above described treatment for assets that are Wholly Owned by Consolidated Group Members);

provided, that with respect to Properties that are owned by or ground leased to a Controlled Joint Venture or a Controlled Joint Venture Subsidiary, only the Consolidated Group Pro Rata Share of the foregoing shall be included in the calculation of Total Asset Value;

provided further that, notwithstanding anything to the contrary contained herein and without duplication:

(i)          not more than twenty percent (20%) of Total Asset Value at any time may be in respect of Properties that are or are subject to ground leases, with any excess over such limit being excluded from calculations of Total Asset Value;

(ii)        not more than thirty five percent (35%) of Total Asset Value at any time may be in respect of any single Property, with any excess over such limit being excluded from calculations of Total Asset Value;

(iii)        the portion of Total Asset Value attributable to Properties that have related Commercial Net Leases with one or more tenants that are members of the same consolidated group for purposes financial reporting in excess of thirty five percent (35%) of Total Asset Value shall be excluded from calculations of Total Asset Value;

(iv)        not more than twenty percent (20%) of Total Asset Value at any time may be in respect of Other Assets, with any excess over such limit being excluded from calculations of Total Asset Value;

(v)          not more than fifteen percent (15%) of Total Asset Value at any time may be in respect of Properties that are located in a Specified Jurisdiction, with any excess over such limit being excluded from calculations of Total Asset Value; and

(vi)        not more than ten percent (10%) of Total Asset Value at any time may be in respect of First Mortgage Investments, with any excess over such limit being excluded from calculations of Total Asset Value.

“Total Credit Exposure” means, as to any Lender at any time, (a) in respect of the Revolving Credit Facility, the unused Revolving Credit Commitments and Revolving Credit Exposure of such Lender at such time, and (b) in respect of the Term ~~A~~ Facility, the Term ~~A Loan Exposure of such Lender at such time and (c) in respect of the Term B Facility, the Term B~~ Loan Exposure of such Lender at such time.

“Total Indebtedness” means, as of any date, the then aggregate outstanding amount of all Indebtedness of all Consolidated Group Members.

“Total Leverage Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of Total Indebtedness to Total Asset Value.

“Total Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Loans and all L/C Obligations as of such date.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Total Secured Indebtedness” means the portion of Total Indebtedness that is Secured Indebtedness.

“Total Unsecured Indebtedness” means the portion of Total Indebtedness that is Unsecured Indebtedness.

“Tranche” means a category of Revolving Credit Commitments and the related extensions of credit thereunder.  For purposes hereof, each of the following comprises a separate Tranche: (a) Multicurrency Tranche Commitments and Multicurrency Tranche Loans, and (b) Dollar Tranche Commitments and Dollar Tranche Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Daily SOFR Loan ~~or~~, a Term SOFR Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means any Person (x) in which any Consolidated Group Member, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Parent on an equity basis of accounting and (y) whose financial results are not consolidated with the financial results of the Parent under GAAP.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unrestricted Cash and Cash Equivalents” means, with respect to any Person, cash and Cash Equivalents of such Person that are free and clear of all liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of such Person.

“Unsecured Indebtedness” means, as to any Person, Indebtedness of such Person that is not Secured Indebtedness.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code~~.~~; provided that for purposes of Section 5.19(b), “U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(III).

“Valuation Policy” means the valuation policy of the Parent Borrower, a copy of which was provided to the Administrative Agent on or prior to the Closing Date, as in effect on the Closing Date.

“Wholly Owned” means, with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held in fee directly or indirectly by, or one hundred percent (100%) of the condominium interest comprising such Property is owned directly or indirectly by, or one hundred percent (100%) of such Property is ground leased pursuant to an Eligible Ground Net Lease directly or indirectly by, such Person.

“Wholly Owned Foreign Subsidiary” means, with respect to any Person on any date, a Wholly Owned Subsidiary that is a Foreign Subsidiary.  Unless otherwise specified, all references herein to a “Wholly Owned Foreign Subsidiary” or to “Wholly Owned Foreign Subsidiaries” shall refer to a or Wholly Owned Foreign Subsidiaries of the Parent Borrower.

“Wholly Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and controlled, directly or indirectly, by such Person.  Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Parent Borrower.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02       Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)         In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)         Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)       Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a ~~division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation),~~Division as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.  Any ~~division of a limited liability company~~Division Successor shall constitute a separate Person hereunder (and each ~~division~~Division of any ~~limited liability company~~Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03       Accounting Terms.

(a)        Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)         Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Initial Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)         Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04      Rounding.  Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06       Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07       Interest Rates; Licensing.

(a)       ~~.~~  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the ~~Borrower~~Borrowers.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to ~~the~~any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

(b)         By agreeing to make Loans under this Agreement, each Multicurrency Tranche Lender is confirming it has all licenses, permits and approvals necessary for use of the reference rates referred to herein applicable to Alternative Currencies as provided for in this Agreement and it will comply with, preserve, renew and keep in full force and effect such licenses, permits and approvals for use of such rates under this Agreement.

1.08       Exchange Rates; Currency Equivalents.

(a)       The Administrative Agent shall determine the Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Alternative Currencies.  Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder (which shall be, unless otherwise agreed by the Administrative Agent and the Parent Borrower, based on currency conversions used for the Parent’s GAAP reporting) or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)        Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.09       Additional Alternative Currencies.

(a)         The Parent Borrower may from time to time request that Multicurrency Tranche Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency.  In the case of any such request with respect to the making of Multicurrency Tranche Loans, such request shall be subject to the approval of the Administrative Agent and each Multicurrency Tranche Lender.

(b)        Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent in its sole discretion), and the Administrative Agent shall promptly notify each Multicurrency Tranche Lender thereof.  Each Multicurrency Tranche Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Multicurrency Tranche Loans in such requested currency.

(c)          Any failure by a Multicurrency Tranche Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Multicurrency Tranche Lender to permit Multicurrency Tranche Loans to be made in such requested currency.  If the Administrative Agent and all the Multicurrency Tranche Lenders consent to making Multicurrency Tranche Loans in such requested currency and the Administrative Agent and such Multicurrency Tranche Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Parent Borrower and (i) the Administrative Agent and such Multicurrency Tranche Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate, in each case, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, and the definition of Relevant Rate has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowing of Multicurrency Tranche Loans.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Parent Borrower.

1.10       Change of Currency.

(a)         Each obligation of any Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Fourth Amendment Effective Date shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)         Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)         Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II.  THE COMMITMENTS AND CREDIT EXTENSIONS

2.01       The Loans.

(a)         The Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Parent Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans, Daily SOFR Loans or Term SOFR Loans, as further provided herein.

(b)         Revolving Credit Borrowings.

(i)        ~~(b) Revolving Credit Borrowings~~Dollar Tranche Loans.  Subject to the terms and conditions set forth herein, each ~~Revolving Credit~~Dollar Tranche Lender severally agrees to make loans (each such loan, a “~~Revolving Credit~~Dollar Tranche Loan”) in Dollars to the Parent Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s ~~Revolving Credit~~Dollar Tranche Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing of Dollar Tranche Loans, (~~i~~A) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, ~~and~~ (~~ii~~B) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (C) the aggregate Outstanding Amount of all Dollar Tranche Loans plus the Outstanding Amount of all L/C Obligations shall not exceed the Dollar Tranche, and (D) the aggregate Outstanding Amount of the Dollar Tranche Loans of any Revolving Credit Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Dollar Tranche Commitment.  Within the limits of each Revolving Credit Lender’s ~~Revolving Credit~~Dollar Tranche Commitment, and subject to the other terms and conditions hereof, the Parent Borrower may borrow under this Section 2.01(b)(i), prepay under Section 2.05, and reborrow under this Section 2.01(b)~~.  Revolving Credit~~(i).  Dollar Tranche Loans may be Base Rate Loans, Daily SOFR Loans or Term SOFR Loans, as further provided herein.

(ii)        Multicurrency Tranche Loans.  Subject to the terms and conditions set forth herein, each Multicurrency Tranche Lender severally agrees to make loans (each such loan, a “Multicurrency Tranche Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Multicurrency Tranche Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing of Multicurrency Tranche Loans, (A) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (B) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (C) the aggregate Outstanding Amount of all Multicurrency Tranche Loans shall not exceed the Multicurrency Tranche, and (D) the aggregate Outstanding Amount of the Multicurrency Tranche Loans of any Revolving Credit Lender shall not exceed such Lender’s Multicurrency Tranche Commitment.  Within the limits of each Revolving Credit Lender’s Multicurrency Tranche Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b)(ii), prepay under Section 2.05, and reborrow under this Section 2.01(b)(ii).  Multicurrency Tranche Loans may be Base Rate Loans, Daily SOFR Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, as further provided herein; provided that Multicurrency Tranche Loans that constitute Base Rate Loans shall be available (whether by virtue of incurrence, conversion or otherwise) only to the Parent Borrower.

2.02       Borrowings, Conversions and Continuations of Loans.

(a)         Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to ~~the other~~another, and each continuation of Term SOFR Loans and Alternative Currency Term Rate Loans shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice.  Each such Committed Loan Notice must be received by the Administrative Agent not later than ~~11:00 a.m.~~ (i) 11:00 a.m. two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Daily SOFR Loans or Base Rate Loans, ~~and~~ (ii) 11:00 a.m. on the requested date of any Borrowing of Daily SOFR Loans or Base Rate Loans, or of any conversion of Daily SOFR Loans to Base Rate Loans or Base Rate Loans to Daily SOFR Loans, and (iii) in the case of Alternative Currency Loans, 11:00 a.m. four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or, in the case of Alternative Currency Term Rate Loans, any continuation.  Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(f), each Borrowing of or conversion to Base Rate Loans or Daily SOFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Borrowing or continuation of Alternative Currency Term Rate Loans shall be in a principal amount equal to the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof.  Each Borrowing of Alternative Currency Daily Rate Loans shall be in a principal amount equal to the Dollar Equivalent of $500,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof.  Each Committed Loan Notice shall specify (i) whether the Parent Borrower is requesting a Term Borrowing or a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to ~~the other~~another, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the currency and principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, ~~and~~ (v) if applicable, the duration of the Interest Period with respect thereto~~.  If the~~, (vi) if applicable, the Tranche with respect thereto, and (vii) if applicable, the Designated Borrower.  If the Parent Borrower fails to specify a currency in a Committed Loan Notice requesting a Revolving Credit Borrowing, then the Revolving Credit Loans so requested shall be made in Dollars.  If the Parent Borrower fails to specify a Tranche in a Committed Loan Notice requesting a Revolving Credit Borrowing, then the Revolving Credit Loans so requested shall be made as Dollar Tranche Loans if the request specifies Dollars (or does not specify a currency) and as Multicurrency Tranche Loans if the request specifies an Alternative Currency or if no unused Dollar Tranche Commitments exists.  If the Parent Borrower fails to specify a Type of Loan in a Committed Loan Notice or if ~~the Borrower~~such notice fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, ~~Base Rate Loans~~Term SOFR Loans having a one (1) month Interest Period; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month.  Any such automatic continuation of or conversion to ~~Base Rate Loans~~Term SOFR Loans or Alternative Currency Rate Term Loans, as the case may be, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans~~.  If the~~ or Alternative Currency Rate Term Loans, as the case may be.  If the Parent Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans in any such Committed Loan Notice, but such notice fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.  Except as provided pursuant to Section 2.02(c), 2.12(a) and 3.03, no Loan may be converted into or continued as a Loan denominated in a different currency or in a different Tranche, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency or reborrowed in a different Tranche.

(b)         Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount and currency of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Parent Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic continuation of or conversion to ~~Base~~Term SOFR Loans or continuation of Alternative Currency Term Rate Loans described in the preceding subsection.  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in ~~immediately available funds~~Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. in the case of Loans denominated in Dollars, and not later than the Applicable Time in the case of Alternative Currency Loans, in each case, on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of ~~the~~such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided in the Borrower Detail Form or otherwise provided to (and reasonably acceptable to) the Administrative Agent by the Parent Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Revolving Credit Borrowing denominated in Dollars is given by the Parent Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Parent Borrower as provided above.

(c)         Except as otherwise provided herein, a Term SOFR Loan may be continued or converted, and an Alternative Currency Term Rate Loan may be continued, only on the last day of an Interest Period for such ~~Term SOFR~~ Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders, and no Loans may be requested as Alternative Currency Daily Rate Loans, or requested as or continued as Alternative Currency Term Rate Loans without the consent of the Required Tranche Lenders.

(d)         The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans and Alternative Currency Term Rate Loans upon determination of such interest rate.

(e)         After giving effect to all Borrowings, all conversions of Loans from one Type to ~~the other~~another, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

(f)          Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Parent Borrower, the Administrative Agent, and such Lender.

(g)        With respect to any of Daily Simple SOFR, SOFR ~~or~~, Term SOFR, any Alternative Currency Daily Rate, any Alternative Currency Term Rate, any Relevant Rate or any Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03       Letters of Credit.

(a)          General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Parent Borrower may request any L/C Issuer, in reliance on the agreements of the ~~Revolving Credit~~Dollar Tranche Lenders set forth in this Section 2.03, to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination.  Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments and the Dollar Tranche Commitments.

(b)        Notice of Issuance, Amendment, Extension, or Renewal.  To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or renewal of an outstanding Letter of Credit), the Parent Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, or renewed, and specifying the date of issuance, amendment, extension, or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with this Section 2.03(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit.  If requested by the applicable L/C Issuer, the Parent Borrower also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Parent Borrower to, or entered into by the Parent Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the Parent Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Parent Borrower and the applicable L/C Issuer at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Parent Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the ~~Revolving Credit~~Dollar Tranche Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that such L/C Issuer shall not (i) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required ~~Revolving~~Tranche Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any ~~Revolving Credit~~Dollar Tranche Lender or the Parent Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(c)         Limitations on Amounts, Issuance and Amendment.  A Letter of Credit shall be issued, amended, extended, or renewed only if (and upon issuance, amendment, extension, or renewal of each Letter of Credit the Parent Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment; provided that subject to the limitations set forth in this Section 2.03(c), any L/C Issuer in its sole discretion may issue Letters of Credit in excess of such L/C Issuer’s L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (iii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed its Revolving Credit Commitment ~~and~~, (iv) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility~~.~~, (v) the aggregate Outstanding Amount of all Dollar Tranche Loans plus the Outstanding Amount of all L/C Obligations shall not exceed the Dollar Tranche, and (vi) the aggregate Outstanding Amount of Dollar Tranche Loans of any Revolving Credit Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time shall not exceed such Lender’s Dollar Tranche Commitment.

(i)           No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;

(D)          any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Parent Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E)          the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii)        No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)         Expiration Date.  Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date for the Revolving Credit Facility.

(e)       Participations. (i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Dollar Tranche Lenders, such L/C Issuer hereby grants to each ~~Revolving Credit~~Dollar Tranche Lender, and each ~~Revolving Credit~~Dollar Tranche Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each ~~Revolving Credit~~Dollar Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e)(i) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments.

(i)          In consideration and in furtherance of the foregoing, each ~~Revolving Credit~~Dollar Tranche Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable L/C Issuer, such Dollar Tranche Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the ~~Revolving Credit~~Dollar Tranche Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Parent Borrower or at any time after any reimbursement payment is required to be refunded to the Parent Borrower for any reason, including after the Maturity Date.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such ~~Revolving Credit~~Dollar Tranche Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the ~~Revolving Credit~~Dollar Tranche Lenders pursuant to this Section 2.03), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the ~~Revolving Credit~~Dollar Tranche Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Parent Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the ~~Revolving Credit~~Dollar Tranche Lenders have made payments pursuant to this Section 2.03(e) to reimburse such L/C Issuer, then to such ~~Revolving Credit~~Dollar Tranche Lenders and such L/C Issuer as their interests may appear.  Any payment made by a Dollar Tranche Lender pursuant to this Section 2.03(e) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Parent Borrower of its respective obligation to reimburse such L/C Disbursement.  Each ~~Revolving Credit~~Dollar Tranche Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Dollar Tranche Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Dollar Tranche Commitment is amended pursuant to the operation of Section 2.15, as a result of an assignment in accordance with Section 10.06 or otherwise pursuant to this Agreement.

(ii)         If any ~~Revolving Credit~~Dollar Tranche Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Dollar Tranche Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Dollar Tranche Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the ~~Federal Funds~~applicable Overnight Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such ~~Revolving Credit~~Dollar Tranche Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ~~Revolving Credit~~Dollar Tranche Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of any L/C Issuer submitted to any ~~Revolving Credit~~Dollar Tranche Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(e)(iii) shall be conclusive absent manifest error.

(f)         Reimbursement.  If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Parent Borrower shall reimburse such L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Parent Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Parent Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Parent Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Dollar Tranche Loan that are Base Rate Loans in an equivalent amount and, to the extent so financed, the Parent Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans.  If the Parent Borrower fails to make such payment when due, the Administrative Agent shall notify each ~~Revolving Credit~~Dollar Tranche Lender of the applicable L/C Disbursement, the payment then due from the Parent Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof.  In such event, the Parent Borrower shall be deemed to have requested a ~~Revolving Credit~~ Borrowing of Dollar Tranche Loans that are Base Rate Loans to be disbursed on the date of payment by the applicable L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Dollar Tranche and the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g)         Obligations Absolute.  The Parent Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)          any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii)         the existence of any claim, counterclaim, setoff, defense or other right that the Parent Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Parent Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Parent Borrower;

(v)          honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi)        any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)       payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)      any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Parent Borrower’s obligations hereunder.

The Parent Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Parent Borrower’s instructions or other irregularity, the Parent Borrower will immediately notify the applicable L/C Issuer.  The Parent Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Parent Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Parent Borrower to the extent permitted by Applicable Law) suffered by the Parent Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)         an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)        an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)       an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)        this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) an L/C Issuer declining to take-up documents and make payment (x) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (y) following a Parent Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (C) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.

(h)       Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Parent Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each standby Letter of Credit.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Parent Borrower for, and no L/C Issuer’s rights and remedies against the Parent Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)          Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(j)         Letter of Credit Fees.  The Parent Borrower shall pay to the Administrative Agent for the account of each ~~Revolving Credit~~Dollar Tranche Lender in accordance, subject to Section 2.17, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date for the Revolving Credit Facility and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required ~~Revolving Credit~~Tranche Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(k)         Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Parent Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Parent Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Parent Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(l)          Disbursement Procedures.  The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit.  Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Parent Borrower in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Parent Borrower of its obligation to reimburse such L/C Issuer and the Dollar Tranche Lenders with respect to any such L/C Disbursement.

(m)        Interim Interest.  If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Parent Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Parent Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Parent Borrower fails to reimburse such L/C Disbursement when due pursuant to Section 2.03(f), then Section 2.08(b) shall apply.  Interest accrued pursuant to this clause (m) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.03(f) to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.

(n)       Replacement of any L/C Issuer.  Any L/C Issuer may be replaced at any time by written agreement between the Parent Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer.  The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer.  At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j).  From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require.  After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o)         Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required ~~Revolving Credit~~Tranche Lenders (or, if the maturity of the Loans has been accelerated, ~~Revolving Credit~~Dollar Tranche Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (o), the Parent Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent Borrower described in clause (f) of Section 8.01.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Parent Borrower under this Agreement.  In addition, and without limiting the foregoing or Section 2.03(d), if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Parent Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Parent Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the Collateral Account.  Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Parent Borrower for the L/C Obligations at such time or, if the maturity of the Revolving Credit Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Parent Borrower under this Agreement.  If the Parent Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Parent Borrower within three Business Days after all Events of Default have been cured or waived.

(p)       Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Parent Borrower shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been ~~issues~~issued solely for the account of the Parent Borrower.  The Parent Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(q)        Additional L/C Issuers.  Any Lender hereunder may become an L/C Issuer upon receipt by the Administrative Agent of a fully executed Notice of Additional L/C Issuer which shall be signed by the Parent Borrower, the Administrative Agent and the applicable L/C Issuer.  Such new L/C Issuer shall provide its L/C Commitment in such Notice of Additional L/C Issuer and upon the receipt by the Administrative Agent of the fully executed Notice of Additional L/C Issuer, the defined term L/C Commitment shall be deemed amended to incorporate the L/C Commitment of such new L/C Issuer.

(r)          L/C Issuer Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)         reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)        on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)        on any Business Day on which ~~a~~the Parent Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)       on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)         for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(s)         Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04       [Reserved].

2.05       Prepayments.

(a)      Optional.  ~~The~~Each Borrower may, upon notice from the Parent Borrower to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans ~~and~~, (B) on the date of prepayment of Daily SOFR Loans and Base Rate Loans and (C) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of any Alternative Currency Loans; (ii) any prepayment of Term SOFR Loans or Alternative Currency Term Rate Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof; and (iii) any prepayment of Daily SOFR Loans ~~or~~, Base Rate Loans or Alternative Currency Daily Rate Loans shall be in a principal amount of the Dollar Equivalent of $500,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date, currency and amount of such prepayment and the Type(s) of Loans, the Facility and, if applicable, the Tranche to be prepaid and, if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Parent Borrower, the ~~Borrower~~Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of any Term SOFR Loan or Alternative Currency Term Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.17, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facility and, if applicable, Tranche.

(b)          Mandatory.

(i)       In connection with any Release Transaction, the ~~Borrower~~Borrowers shall prepay Loans and/or Cash Collateralize the L/C Obligations on such date and in such aggregate amount as is set forth in the Notice of Loan Prepayment, if any, delivered to the Administrative Agent in connection with such Release Transaction;

(ii)      If the Parent Borrower or any of its Subsidiaries (including any Designated Borrower) Disposes of a Borrowing Base Property, a First Mortgage Investment or any Collateral, the Parent Borrower or such Subsidiary shall prepay Loans and/or Cash Collateralize the L/C Obligations on such date and in such aggregate amount as is set forth in the Notice of Loan Prepayment, if any, delivered to the Administrative Agent in connection with such Disposition;

(iii)      In connection with any Current Appraisal furnished to the Administrative Agent pursuant to Section 2.19, the ~~Borrower~~Borrowers shall prepay Loans and/or Cash Collateralize the L/C Obligations on such date and in such aggregate amount as is set forth in the Notice of Loan Prepayment, if any, delivered to the Administrative Agent in connection with such Current Appraisal; ~~and~~

(iv)      If for any reason Availability at any time is less than zero ($0) (including if due to the exclusion of a Borrowing Base Property or First Mortgage Investment pursuant to Section 2.18(c), or if due to a change in the Appraised Value of a Borrowing Base Property upon any reappraisal required or permitted under this Agreement), the ~~Borrower~~Borrowers shall within five Business Days prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to restore Availability to at least zero ($0); and

(v)       If for any reason the Outstanding Amount of all Multicurrency Tranche Loans exceeds an amount equal to 105% of the Multicurrency Tranche, the Borrowers shall within five Business Days prepay Multicurrency Tranche Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Multicurrency Tranche then in effect;

provided, however, that the ~~Borrower~~Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless after the prepayment in full of the Loans Availability is less than zero ($0).

2.06       Termination or Reduction of Commitments.

(a)          Optional.  The Parent Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Credit Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount equal to the Dollar Equivalent of $10,000,000 or any whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof, and (iii) the Parent Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (1) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (2) the aggregate Outstanding Amount of all Dollar Tranche Loans plus the Outstanding Amount of all L/C Obligations not fully Cash Collateralized hereunder would exceed the Dollar Tranche or (3) the aggregate amount of Multicurrency Tranche Loans would exceed the Multicurrency Tranche or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)          Mandatory.

(i)          The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii)       If, after giving effect to any reduction of the Revolving Credit Facility, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)          Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Credit Facility or the Letter of Credit Sublimit under this Section 2.06.  Any reduction of the Revolving Credit Facility shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07       Repayment of Loans.

(a)         Term Loans.  The Parent Borrower shall repay to the Term Lenders on the Maturity Date for the Term Facility the aggregate principal amount of all Term Loans outstanding on such date.

(b)         Revolving Credit Loans.  The ~~Borrower~~Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.08       Interest.

(a)         Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; ~~and~~ (iii) each Daily SOFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Daily Simple SOFR plus the Applicable Rate~~.~~, (iv) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate; and (v) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate.

(b)         (ii) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(i)          If any amount (other than principal of any Loan) payable by ~~the~~a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii)        Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the ~~Borrower~~Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii)        Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)         Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09       Fees.  In addition to certain fees described in subsections (j) and (k) of Section 2.03:

(a)        Utilization Fee.  The ~~Borrower~~Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a utilization fee in Dollars equal to the Applicable Fee Rate times the sum of (i) the Outstanding Amount of Revolving Credit Loans plus (ii) the Outstanding Amount of L/C Obligations exceeds the actual daily amount of the Revolving Credit Facility then in effect (or, if terminated, in effect immediately prior to such termination), subject to adjustment as provided in Section 2.17.  The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, on the last day of the Availability Period (and, if applicable, thereafter on demand).  The utilization fee shall be calculated quarterly in arrears and if there is any change in the Applicable Fee Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Fee Rate for each period during which such Applicable Fee Rate was in effect.  The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b)         Other Fees. (iii) The ~~Borrower~~Borrowers shall pay to each Arranger and the Administrative Agent for their own respective accounts fees in the amounts, in Dollars, and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(i)          ~~The~~Each Borrower shall pay to the Lenders such fees, in Dollars, as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10       Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)         All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All ~~other~~ computations of ~~fees and~~ interest for Alternative Currency Loans shall be made on the basis of a year as set forth on Schedule 2.10 for such Alternative Currency and actual days elapsed.  All other computations of fees and interest, including those with respect to Daily SOFR Loans shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)         If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Parent Borrower or the Lenders determine that (i) the Total Leverage Ratio as calculated by the Parent Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, the ~~Borrower~~Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This clause (b) shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(j) or 2.08(b) or under Article VIII.  The ~~Borrower’s~~Borrowers’ obligations under this clause (b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11       Evidence of Debt.

(a)         The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business.  The Administrative Agent shall maintain the Register in accordance with Section 10.06(c).  The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the ~~Borrower~~Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the ~~Borrower~~Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the ~~Borrower~~Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)       In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12       Payments Generally; Administrative Agent’s Clawback.

(a)        General.  All payments to be made by the ~~Borrower~~Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the ~~Borrower~~Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in ~~immediately available funds~~Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage ~~in respect of the relevant Facility~~ (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after (i) 2:00 p.m. ~~shall~~, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by ~~the~~any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)        (iv)      Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Borrowing of Base Rate Loans or Daily SOFR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in ~~immediately available funds~~Same Day Funds with interest thereon, for each day from and including the date such amount is made available to ~~the~~such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the ~~Federal Funds~~applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by ~~the~~such Borrower, the interest rate applicable to Base Rate Loans~~.  If the~~, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to ~~the~~such Borrower the amount of such interest paid by ~~the~~such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by ~~the~~such Borrower shall be without prejudice to any claim ~~the Borrower~~that it may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)        Payments by ~~Borrower~~Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the ~~Borrower~~Borrowers will not make such payment, the Administrative Agent may assume that the ~~Borrower has~~Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuers, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the ~~Borrower has~~Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the ~~Borrower~~Borrowers (whether or not then owed); or (3) the Administrative ~~agent~~Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in ~~immediately available funds~~Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at ~~the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.~~a rate per annum equal to the applicable Overnight Rate from time to time in effect in the applicable currency of such recovery or payment.

A notice of the Administrative Agent to any Lender or the Parent Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)         Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)       Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)         Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)         Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13      Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of ~~the~~any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Parent, the Parent Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14       Extension of Maturity Date.

(a)         Requests for Extension.  The Parent Borrower may, by written notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 30 days prior to the Initial Maturity Date, request that the Revolving Credit Lenders extend the Maturity Date for the Revolving Credit Facility and/or that the Term Lenders extend the Maturity Date for the Term Facility, in each case, for an additional 12 months from the Initial Maturity Date (the “First Extended Maturity Date”).  If the Maturity Date with respect to a Facility has been extended to the First Extended Maturity Date, then the Parent Borrower may, by written notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 30 days prior to the First Extended Maturity Date, request that applicable Lenders extend the Maturity Date for such Facility for an additional 12 months from the First Extended Maturity Date (the “Second Extended Maturity Date”).  If the Maturity Date with respect to a Facility has been extended to the Second Extended Maturity Date, then the Parent Borrower may, by written notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 90 days and not later than 30 days prior to the Second Extended Maturity Date, request that applicable Lenders extend the Maturity Date for such Facility for an additional 12 months from the Second Extended Maturity Date.

(b)        Conditions to Effectiveness of Each Extension.  As conditions precedent to each extension of the Maturity Date for the Revolving Credit Facility and to each extension of the Maturity Date for the Term Facility, the Parent Borrower shall, on or prior to the Initial Maturity Date, the First Extended Maturity Date, and Second Extended Maturity Date, as applicable, satisfy each of the following requirements for any such extension(s) to become effective (the first date on which such conditions precedent are satisfied (or waived by each of the Appropriate Lenders) with respect to the Facility or Facilities being extended, each an “Extension Effective Date”):

(i)        both before and after giving effect to such extension, (x) no Default has occurred and is continuing on the applicable Extension Effective Date and (y) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, (A) with respect to representations and warranties set forth in Sections 5.15(b) and 5.19 and (B) representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects) on and as of the Initial Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(ii)         the Administrative Agent shall have received a certificate of the Parent Borrower dated as of the applicable Extension Effective Date signed by a Responsible Officer thereof, (x) certifying that, both before and after giving effect to such extension, the conditions set forth in clause (i) above have been satisfied and (y) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such extension; and

(iii)       the Parent Borrower shall have paid an extension fee of 0.15% multiplied by (x) in the case of an extension of the Maturity Date for the Revolving Credit Facility, the amount of the Revolving Credit Facility on the applicable Extension Effective Date (to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders) and (y) in the case of an extension of the Maturity Date for the Term Facility, the aggregate outstanding amount of the Lenders’ Term Loans on the applicable Extension Effective Date (to the Administrative Agent for the ratable benefit of the Term Loan Lenders).

(c)         Reaffirmation by Loan Parties.  If requested by the Administrative Agent, the Parent Borrower and the other Loan Parties shall have delivered to the Administrative Agent such reaffirmations of their respective obligations under the Loan Documents (after giving effect to the extension), and acknowledgments and certifications that they have no claims, offsets or defenses with respect to the payment or performance of any of the Obligations, including, without limitation, reaffirmations of the Pledge Agreement and the Guaranty.

(d)         Effectiveness of Extensions.  The extension(s) of the Maturity Date for the Revolving Credit Facility and/or the Term Facility shall become effective on the applicable Extension Effective Date.

(e)          Conflicting Provisions.  This Section 2.14 shall supersede any provisions in Section 10.01 to the contrary.

2.15       Increase in Facilities.

(a)         Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Parent Borrower may from time to time, request an increase in the aggregate principal amount of the Facilities to an amount not exceeding an amount equal to the Dollar Equivalent of $~~1,500,000,000~~2,500,000,000, through one or more increases in the existing Revolving Credit Facility (each, an “Incremental Revolving Increase”), which increase may take the form of additional Dollar Tranche Commitments or Multicurrency Tranche Commitments, and/or increases in the principal amount of the Term Facility (each, an “Incremental Term Increase”) and/or the addition of one or more new pari passu tranches of term loans (each an “Incremental Term Facility”; each Incremental Term Facility, Incremental Revolving Increase and Incremental Term Increase are collectively referred to as “Incremental Facilities”); provided that (i) any such request for an increase shall be in a minimum amount of Dollar Equivalent of $5,000,000, (ii) each Incremental Revolving Increase shall be on the same terms (including maturity date) as the Revolving Credit Facility, each Incremental Term Increase shall be on the same terms (including maturity date) as the Term Facility, and each increase of an existing Incremental Term Facility shall be on the same terms (including maturity date) as such existing Incremental Term Facility, and (iii) the terms and conditions of each newly established Incremental Term Facility, subject to clause (ii) of the last proviso to Section 10.01, if applicable, will be determined by the Parent Borrower and the lenders under such Incremental Term Loan Facility and, if the terms of such Incremental Term Loan Facility (~~other than final~~including maturity date) are not the same as the terms of a then existing Incremental Term Loan Facility, the operational, technical and administrative provisions of such Incremental Term Loan Facility shall be on terms reasonably acceptable to the Administrative Agent.  At the time of sending such notice, the Parent Borrower (in consultation with the Administrative Agent) shall specify the Lenders to be approached to provide all or a portion of such increase (subject in each case to any requisite consents required under Section 10.06) and the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders).

(b)          Lender Elections to Increase.  Each approached Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in the requested Incremental Facility and, if so, whether by an amount equal to, greater than, or less than the portion of the requested Incremental Facility offered to it.  Any Lender not responding within such time period shall be deemed to have declined to participate in the requested Incremental Facility.  No Lender shall be required to participate in any Incremental Facility.

(c)         Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Parent Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and, in the case of an Incremental Revolving Increase, each L/C Issuer, the Parent Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d)         Effective Date and Allocations.  If the Revolving Credit Facility is to be increased or term loans are to be made under any Incremental Term Increase or any Incremental Term Facility, as applicable, in accordance with this Section 2.15, the Administrative Agent and the Parent Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility and, in the case of an Incremental Revolving Increase, the allocation of such Incremental Revolving Increase between the Dollar Tranche and the Multicurrency Tranche.  The Administrative Agent shall promptly notify the Parent Borrower and the Lenders of the final allocation of such Incremental Facility and the Increase Effective Date and Applicable Percentages of each Revolving Credit Lender as a result thereof.

(e)         Conditions to Effectiveness of Incremental Facility.  As conditions precedent to the effectiveness of each such Incremental Facility, each of the following requirements shall be satisfied on or prior to the applicable Increase Effective Date:

(i)          the Parent Borrower shall deliver to the Administrative Agent a certificate of the Parent Borrower dated as of the Increase Effective Date signed by a Responsible Officer of the Parent Borrower:

(A)         attaching the resolutions adopted by each Loan Party approving or consenting to an increase in the aggregate principal amount of all commitments and outstanding loans under this Agreement to an amount at least equal to the Aggregate Facility Amount that will be in effect after giving effect to such Incremental Facility and certifying that, as of such Increase Effective Date, such resolutions are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption; and

(B)          certifying that, before and after giving pro forma effect to such Incremental Facility (including, all Credit Extensions to occur on such Increase Effective Date and the use of proceeds thereof), (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, (A) with respect to representations and warranties set forth in Sections 5.15(b) and 5.19 and (B) representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default exists or would result therefrom and (3) Availability equals or exceeds zero ($0) (in the case of an Incremental Term Loan Facility, on a pro forma basis immediately after giving effect to the closing of such Incremental Term Loan Facility);

(ii)       the Administrative Agent shall have received, in each case, in form and substance reasonably satisfactory to the Administrative Agent:

(A)         if requested by a new Lender participating in such Incremental Facility, notes executed by each of the ~~Borrower~~Borrowers payable to such new Lender;

(B)           (x) a New Lender Joinder Agreement duly executed by the Parent Borrower and each Eligible Assignee, if any, that is becoming a Lender in connection with such Incremental Facility, which New Lender Joinder Agreement shall be acknowledged and consented to in writing by the Administrative Agent and, in the case of an Incremental Revolving Increase, each L/C Issuer and (y) written confirmation from each existing Lender, if any, participating in such Incremental Facility of the amount by which its Revolving Credit Commitment will be increased, in the case of an Incremental Revolving Increase, which confirmation shall be acknowledged and consented to in writing by each L/C Issuer, or the amount of the term loan to be made by such Lender, in the case of an Incremental Term Increase or an Incremental Term Facility;

(C)          if requested by the Administrative Agent or any Lender or other Eligible Assignee participating in such Incremental Facility, a customary opinion of counsel to the Loan Parties (which counsel shall be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent, the Lenders and the L/C Issuers; and

(D)       all such other assurances, certificates, documents, consents or opinions as may be required by the Administrative Agent or any Lender participating in such Incremental Facility;

(iii)       the ~~Borrower~~Borrowers shall pay any applicable fees and expenses as are due and payable in connection with such Incremental Facility; and

(iv)        (i) upon the reasonable request of any Lender made at least ten days prior to the Increase Effective Date, the Parent Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Increase Effective Date and (ii) at least ten days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(f)        Incremental Revolving Increase.  On each Increase Effective Date on which an Incremental Revolving Increase is effected, promptly following fulfillment of the conditions set forth in Section 2.15(e), the Administrative Agent shall notify the Lenders of the occurrence of such Incremental Revolving Increase and the amount of the Revolving Credit Commitments, Dollar Tranche Commitments, and Multicurrency Tranche Commitments, as the case may be, and the Applicable Percentage of each Revolving Credit Lender, Dollar Tranche Lender and Multicurrency Tranche Lender, as applicable, as a result thereof.  In the event that such Incremental Revolving Increase results in any change to the Applicable Percentage of any Revolving Credit Lender, then on such Increase Effective Date, subject to the satisfaction of the foregoing terms and conditions, (i) the participation interests of the ~~Revolving Credit~~Dollar Tranche Lenders in any outstanding Letters of Credit shall be automatically reallocated among the ~~Revolving Credit~~Dollar Tranche Lenders in accordance with their respective Applicable Percentages after giving effect to such increase, (ii) any new Lender, and any existing Revolving Credit Lender whose Revolving Credit Commitment, Dollar Tranche Commitment and/or Multicurrency Tranche Commitment has increased, shall pay to the Administrative Agent such amounts as are necessary to fund its new or increased Applicable Percentage of all existing Revolving Credit Loans, (iii) the Administrative Agent will use the proceeds thereof to pay to all existing Revolving Credit Lenders whose Applicable Percentage is decreasing such amounts as are necessary so that each Revolving Credit Lender’s participation in existing Revolving Credit Loans will be equal to its adjusted Applicable Percentage and (iv) if the applicable Increase Effective Date occurs on a date other than the last day of an Interest Period applicable to any outstanding ~~Revolving Credit~~ Loan that is a Term SOFR Loan or an Alternative Currency Term Rate Loan, then the ~~Borrower~~Borrowers shall pay any amounts required pursuant to Section 3.05 on account of the payments made pursuant to clause (iii) of this clause (f).

(g)       Incremental Term Increase.  On each Increase Effective Date on which an Incremental Term Increase is effected, promptly following fulfillment of the conditions set forth in Section 2.15(e), the Administrative Agent shall notify the Lenders of the occurrence of such Incremental Term Increase and the amount of the Term Commitments and the Applicable Percentage of each Term Lender as a result thereof.  On such Increase Effective Date, subject to the satisfaction of the conditions set forth in Section 4.02, each Lender and Eligible Assignee that has agreed to participate in such Incremental Term Increase shall make a Term Loan to the Parent Borrower in an amount equal to its pro rata share of such Incremental Term Increase.

(h)        Incremental Term Facility.  On each Increase Effective Date on which an Incremental Term Facility is effected, promptly following fulfillment of the conditions set forth in Section 2.15(e), the Administrative Agent shall notify the Lenders of the occurrence of such Incremental Term Facility and the amount of the commitments and each Lender and Eligible Assignee’s pro rata share thereof.  On such Increase Effective Date, subject to the satisfaction of the conditions set forth in Section 4.02, each Lender and Eligible Assignee that has agreed to participate in such Incremental Term Facility shall make a term loan to the Parent Borrower in an amount equal to its pro rata share of such Incremental Term Facility in accordance with the conditions and procedures set forth in Section 2.02 and any applicable Commitment Increase Amendment.

(i)          Amendments.  In the case of an Incremental Term Facility, this Agreement and the other Loan Documents may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this Section 2.15 with the consent of the Administrative Agent, each Lender providing such Incremental Term Facility and the Parent Borrower, to give effect to or to evidence the terms of such Incremental Term Facility.

(j)          Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this Section 2.15 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents.

(k)          Conflicting Provisions.  This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16       Cash Collateral.

(a)          Obligation to Cash Collateralize.  At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Parent Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)         Grant of Security Interest.  The Parent Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Parent Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a)(iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in customary blocked, non-interest bearing account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)          Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)        Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of any of the Parent Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17       Defaulting Lenders.

(a)          Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)        Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)        Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender~~,~~ or any L/C Issuer ~~or~~ against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the ~~Borrower~~Borrowers as a result of any judgment of a court of competent jurisdiction obtained by ~~the~~a Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)         Each Defaulting Lender shall be entitled to receive fees payable under Sections 2.09(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(B)           Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.

(C)           With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Parent Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause (x) the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment or (y) the aggregate Outstanding Amount of the Dollar Tranche Loans of any Non-Defaulting Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations to exceed such Non-Defaulting Lender’s Dollar Tranche Commitment.  Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)        Cash Collateral.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Parent Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.16.

(b)       Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Credit Lenders in accordance with their Revolving Credit Commitments, Dollar Tranche Commitments and Multicurrency Tranche Commitments, as applicable, (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)         New Letters of Credit.  So long as any ~~Revolving Credit~~Dollar Tranche Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.18      Inclusions, Exclusions and Removals of Borrowing Base Properties and First Mortgage Investments; Releases of Collateral and Guarantors.

(a)       Inclusions of Borrowing Base Properties.  As of the Closing Date, the Borrowing Base Properties listed on Schedule 5.08 (the “Initial Borrowing Base Properties”) shall be the initial Borrowing Base Properties.  The Parent Borrower may, at its option, offer additional Properties that qualify as Eligible Properties (each such offered Property, a “Nominated Property”), to be included as Borrowing Base Properties in accordance with the following and any other applicable terms and conditions contained in this Agreement (or as otherwise agreed by the Parent Borrower and the Required Lenders):

(i)          Notice of Proposed Inclusion.  The Parent Borrower may, upon written notice to the Administrative Agent from time to time, request that a Nominated Property be included as a Borrowing Base Property; provided that (x) such notice must be received by the Administrative Agent at least seven (7) Business Days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the proposed date of inclusion of such Nominated Property as a Borrowing Base Property as set forth in such notice, (y) such notice shall include a list of the Subsidiaries comprising the Direct Owner of the Nominated Property and each Indirect Owner of such Direct Owner and their respective U.S. taxpayer identification numbers (or the equivalent thereof, in the case of a Foreign Subsidiary) and (z) such notice shall be accompanied by such diligence materials and information with respect to such Property (each, a “Diligence Package”) as the Administrative Agent shall have reasonably requested and such materials and information shall be reasonably satisfactory to the Administrative Agent in form and substance, and in any event, unless otherwise agreed to by the Administrative Agent, will include:

(A)        a written certification from the Parent Borrower that such Property will be an Eligible Property on the date that it is included as a Borrowing Base Property;

(B)        a Borrowing Base Certificate setting forth reasonably detailed calculations of the Borrowing Base Value and the Borrowing Base Amount on a pro forma basis immediately after giving effect to such addition and to the Credit Extension, if any, anticipated to be made contemporaneously with the inclusion of such Nominated Property or the proceeds of which are expected to be used to acquire such Nominated Property;

(C)        a Compliance Certificate demonstrating that on a pro forma basis immediately after giving effect to such addition, the Loan Parties will be in compliance with the provisions of Section 6.18 and Section 7.11, in each case, calculated as of the last quarter end for which consolidated financial statements of the Parent are available;

(D)        a Current Appraisal with respect to such Nominated Property (other than in the case of a Newly Acquired Property or an Other Asset);

(E)      a reasonably detailed due diligence package describing such Nominated Property, including an internally generated underwriting memorandum that details the location, size and age of the Nominated Property and historical operating results thereof (including a summary report of (1) historical Net Operating Income generated by the proposed Borrowing Base Property for the then most recently ended period of four full fiscal quarters (or, if historical Net Operating Income for the proposed Borrowing Base Property is not available for such period, such shorter period of time as the Administrative Agent agrees to in writing and (2) projected Net Operating Income to be generated by the proposed Borrowing Base Property for the period of four full fiscal quarters following its initial inclusion as a Borrowing Base Property), such memorandum to be in a form reasonably satisfactory to the Administrative Agent;

(F)           in the case of Nominated Property that is an Eligible Other Asset, (1) a detailed description of the status of construction in progress with respect to such Property as of a recent date, including the percentage completed, the projected completion date, and a construction schedule, (2) if such Property is a BTS Property, a lease excerpt with respect to the BTS Tenant and (3) such other diligence items relating to such Eligible Other Asset as reasonably requested by the Administrative Agent; and

(G)        such additional documents, information, assurances, certificates, lien searches, consents or opinions as reasonably requested by the Administrative Agent.

(ii)        Approval of a Nominated Property.  Prior to the Collateral Release Date, the inclusion of any Nominated Property as a Borrowing Base Property shall require the approval of the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed; provided that in the event that the Administrative Agent does not provide a response within seven (7) Business Days after having received a Diligence Package, such Nominated Property shall be deemed a Borrowing Base Property commencing on the later of the following Business Day and the Property Inclusion Effective Date.

(iii)       Conditions to a Nominated Property Being Included as a Borrowing Base Property.  The inclusion of any Nominated Property as a Borrowing Base Property, is subject to satisfaction of the following conditions precedent (and such Nominated Property shall be included as a Borrowing Base Property hereunder commencing on the date on which all such conditions precedent are satisfied (unless waived in writing by the Administrative Agent), (such date, the “Property Inclusion Effective Date”)):

(A)       the Nominated Property satisfies (or will satisfy concurrently with such inclusion and the satisfaction of the conditions precedent in this Section 2.18(a)(iii)) each of the criteria set forth in the definition of Eligible Ground Leased Property, Eligible Owned Property or Eligible Owned Asset, as applicable, and would not be required to be excluded as a Borrowing Base Property pursuant to Section 2.18(c);

(B)        no Default has occurred and is continuing or would result from the inclusion of such Nominated Property as a Borrowing Base Property;

(C)        both before and after giving effect to such inclusion, the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, (1) with respect to representations and warranties set forth in Sections 5.15(b) and 5.19 and (2) representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects) on and as of the Property Inclusion Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(D)        the Parent Borrower shall have delivered to the Administrative Agent, if required by the Administrative Agent, favorable opinions of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent, and as to such matters as the Administrative Agent may reasonably request concerning the Loan Documents and Loan Parties executing Loan Documents, all Persons that are becoming Loan Parties in connection with the inclusion of such Nominated Property as a Borrowing Base Property, such Nominated Property and any Collateral; and

(E)        the Parent Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that (1) the conditions specified in Section 2.18(a)(iii)(A) through (C) have been satisfied; and (2) all financial and operating information delivered to the Administrative Agent pursuant to Section 2.18(a)(i), to the knowledge of the Parent Borrower, contains no material misstatement of fact or omit to state any material fact that would make such information not be true and correct.

(b)       Inclusions of First Mortgage Investments.  The Parent Borrower may, at its option, offer Loan Assets that qualify as First Mortgage Investments (each such offered Loan Asset, a “Nominated Loan Asset”), to be included in the calculation of Borrowing Base Value, Borrowing Base Amount and Total Asset Value in accordance with the following and any other applicable terms and conditions contained in this Agreement (or as otherwise agreed by the Parent Borrower and the Required Lenders):

(i)          Notice of Proposed Inclusion.  The Parent Borrower may, upon written notice to the Administrative Agent from time to time, request that a Nominated Loan Asset be included in the calculation of Borrowing Base Value, Borrowing Base Amount and Total Asset Value; provided that (x) such notice must be received by the Administrative Agent at least seven (7) Business Days (or such shorter period of time as agreed to by the Administrative Agent in writing) prior to the proposed date of inclusion of such Nominated Loan Asset as set forth in such notice and (y) such notice shall be accompanied by such diligence materials and information with respect to such Nominated Loan Asset and the Owners thereof as the Administrative Agent shall have reasonably requested and such materials and information shall be reasonably satisfactory to the Administrative Agent in form and substance, and in any event, unless otherwise agreed to by the Administrative Agent, will include:

(A)        a written certification from the Parent Borrower that such Nominated Loan Asset will be a First Mortgage Investment on the proposed Loan Asset Inclusion Effective Date;

(B)        a Borrowing Base Certificate setting forth reasonably detailed calculations of the Borrowing Base Value and the Borrowing Base Amount on a pro forma basis immediately after giving effect to such addition and to the Credit Extension, if any, anticipated to be made contemporaneously with the inclusion of such Nominated Loan Asset or the proceeds of which are expected to be used to acquire or fund, as applicable, such Nominated Loan Asset;

(C)        a Compliance Certificate demonstrating that on a pro forma basis immediately after giving effect to such addition, the Loan Parties will be in compliance with the provisions of Section 6.18 and Section 7.11, in each case, calculated as of the last quarter end for which consolidated financial statements of the Parent are available;

(D)         an Acceptable Appraisal with respect to the Property that secures such Nominated Loan Asset;

(E)       an internally generated underwriting memorandum in a form reasonably satisfactory to the Administrative Agent that describes the Nominated Loan Asset in reasonable detail, including (1) a description of the Property that secures such Nominated Loan Asset and (2) the identity of each borrower and each other Person that has a payment obligation with respect to the Nominated Loan Asset; and

(F)         such additional documents, information, assurances, certificates, lien searches, consents or opinions as reasonably requested by the Administrative Agent.

(ii)        Conditions to a Nominated Loan Asset Being Included.  The inclusion of any Nominated Loan Asset in the calculation of Borrowing Base Value, Borrowing Base Amount and Total Asset Value, is subject to satisfaction of the following conditions precedent (and such Nominated Loan Asset shall be included in the calculation of Borrowing Base Value, Borrowing Base Amount and Total Asset Value hereunder commencing on the date on which all such conditions precedent are satisfied (unless waived in writing by the Administrative Agent), (such date, the “Loan Asset Inclusion Effective Date”):

(A)        the Nominated Loan Asset satisfies (or will satisfy concurrently with such inclusion and the satisfaction of the conditions precedent in this Section 2.18(b)(ii) each of the criteria set forth in the definition of First Mortgage Investment, and would not be required to be excluded from the calculation of Borrowing Base Value, Borrowing Base Amount or Total Asset Value pursuant to Section 2.18(c);

(B)      no Default has occurred and is continuing or would result from the inclusion of such Nominated Loan Asset in the calculation of Borrowing Base Value, Borrowing Base Amount or Total Asset Value;

(C)        both before and after giving effect to such inclusion, the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, (1) with respect to representations and warranties set forth in Sections 5.15(b) and 5.19 and (2) representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects) on and as of the Loan Asset Inclusion Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;

(D)         the Loan-to-Value Ratio for such Loan Asset on the Loan Asset Inclusion Effective Date does not exceed sixty five percent (65%);

(E)        the Parent Borrower shall have delivered to the Administrative Agent, if required by the Administrative Agent, favorable opinions of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent, and as to such matters as the Administrative Agent may reasonably request concerning the Loan Documents and Loan Parties executing Loan Documents; and

(F)         the Parent Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer dated as of the Loan Asset Inclusion Effective Date, certifying that (1) the conditions specified in Section 2.18(b)(ii)(A) through (D) have been satisfied; and (2) all financial and operating information delivered to the Administrative Agent pursuant to Section 2.18(b)(i), to the knowledge of the Parent Borrower, contains no material misstatement of fact or omit to state any material fact that would make such information not be true and correct.

(c)          Exclusion of Borrowing Base Properties and First Mortgage Investments.  Any of the following shall result in the applicable Borrowing Base Property no longer constituting an Eligible Property or a First Mortgage Investment no longer being included in the calculation of Borrowing Base Value, Borrowing Base Amount and Total Asset Value:

(i)          Loss of Eligibility Status.  Immediately, if such Borrowing Base Property fails to satisfy any of the criteria set forth in the definition of Eligible Ground Leased Property, Eligible Owned Property or Eligible Owned Asset or if such First Mortgage Investment fails to satisfy any of the criteria set forth in the definition of First Mortgage Investment, as applicable.

(ii)         Dispositions.  Immediately, upon a Disposition of (whether in one transaction or in a series of transactions or pursuant to a Division) such Borrowing Base Property, or all assets comprising such Borrowing Base Property, or such First Mortgage Investment, or of the Equity Interests of any Owner of such Borrowing Base Property or First Mortgage Investment.

(iii)      Removals.  Immediately, upon the removal of such Borrowing Base Property or First Mortgage Investment pursuant to Section 2.18(d).

(d)         Removal of Borrowing Base Properties and First Mortgage Investments and Releases of Collateral and Subsidiary Guarantors.

(i)         Upon satisfaction of each of the Release Conditions with respect to any proposed Release Transaction, the release contemplated by such Release Transaction shall be effective automatically and without further action of any Person and:

(A)         if the proposed Release Transaction involves release of a Subsidiary Guarantor from its obligations under the Guaranty, the Administrative Agent shall, at the sole expense of the Borrower, execute and deliver such documents as the Loan Parties may reasonably request as necessary or desirable to evidence the release of the applicable Subsidiary Guarantor from its obligations under the Guaranty; and

(B)        if the proposed Release Transaction involves release of the Lien of the Administrative Agent on any Equity Interest in a Subsidiary Guarantor or on any Equity Interest owned, directly or indirectly by a Subsidiary Guarantor, the Administrative Agent shall, at the sole expense of the Borrower, execute and deliver such documents as the Loan Parties may reasonably request as necessary or desirable to evidence the release of the Lien of the Administrative Agent on such Equity Interest and/or the release of the applicable Subsidiary Guarantor from its obligations under the Pledge Agreement.

(ii)        For the avoidance of doubt, upon a release pursuant to a Release Transaction of the type contemplated in either clause (i)(A) or (i)(B) above, other than a release of the Lien of the Administrative Agent on any Collateral in connection with the Collateral Release Date, all Borrowing Base Properties owned, directly or indirectly, by the applicable Subsidiary Guarantor shall be removed from the calculation of Borrowing Base Value and Borrowing Base Amount.

(iii)        The Administrative Agent shall promptly notify the Lenders following the consummation of any proposed Release Transaction.

(iv)       It is understood and agreed that no release pursuant to this Section 2.18(d) shall impair or otherwise adversely affect the Liens, security interests, guarantees and other rights of the Administrative Agent or the Secured Parties under the Loan Documents not being released (or as to the parties to the Loan Documents and the Collateral subject to the Loan Documents not being released).

2.19       Appraisals; Additional Appraisals; Reappraisal Rights.

(a)           The Parent Borrower will, at its sole expense, furnish to the Administrative Agent:

(i)          a Current Appraisal with respect to each Eligible Property that is proposed to be included as a Borrowing Base Property (other than a Newly Acquired Property or an Eligible Other Asset), as a condition to the inclusion thereof as a Borrowing Base Property;

(ii)         a Current Appraisal or a Current Valuation with respect to each Eligible Property that is an existing Borrowing Base Property (other than a Newly Acquired Property or an Eligible Other Asset) within twelve months of the date of the most recent Current Appraisal or Current Valuation with respect to such Eligible Property;

(iii)       a Current Appraisal with respect to each Property (other than a Newly Acquired Property or an Other Asset) prior to the first time such Property is included in a calculation of Total Asset Value and, thereafter, a Current Appraisal or a Current Valuation within twelve months of the date of the most recent Current Appraisal or Current Valuation with respect to such Property; and

(iv)       a Current Appraisal or Current Valuation with respect to any Property (other than a Newly Acquired Property or an Other Asset) promptly following a request therefor from the Administrative Agent or the Required Lenders made during the existence of an Event of Default.

(b)         The Parent Borrower will, at its sole expense, have the right to furnish the Administrative Agent with an updated Current Appraisal or Current Valuation, as applicable, of any Property on a quarterly basis.

2.20       Designated Borrowers.

(a)         Designated Borrowers.  The Parent Borrower may at any time, upon not less than fifteen (15) Business Days’ notice from the Parent Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request to designate any Wholly Owned Foreign Subsidiary of the Parent Borrower (an “Applicant Borrower”) as a Designated Borrower to receive Multicurrency Tranche Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit N (a “Designated Borrower Request and Assumption Agreement”).  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Multicurrency Tranche provided for herein (i) the Administrative Agent and Multicurrency Tranche Lenders must each agree to such Applicant Borrower becoming a Designated Borrower, (ii) the Administrative Agent and the Multicurrency Tranche Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent, and Notes signed by such new Borrowers to the extent any Multicurrency Tranche Lender so requires, and (iii) upon the reasonable request of any Multicurrency Tranche Lender, the Applicant Borrowers shall have provided to such Multicurrency Tranche Lender, and such Multicurrency Tranche Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and any Applicant Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Multicurrency Tranche Lender that so requests, a Beneficial Ownership Certification in relation to such Applicant Borrower (the requirements in clauses (i), (ii) and (iii) hereof, the “Designated Borrower Requirements”).  If the Designated Borrower Requirements are met (the first date on which all Designated Borrower Requirements are met, the “DB Satisfaction Date”), the Administrative Agent shall send a notice in substantially the form of Exhibit O (a “Designated Borrower Notice”) to the Parent Borrower and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof (which date shall not be later than fifteen (15) Business Days following the DB Satisfaction Date), whereupon each of the Multicurrency Tranche Lenders agrees to permit such Designated Borrower to receive Multicurrency Tranche Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.

(b)       Obligations.  Notwithstanding anything contained to the contrary herein or in any Loan Document (including any Designated Borrower Request and Assumption Agreement), (i) no Designated Borrower shall be obligated with respect to any Obligations of the Parent Borrower or of any Domestic Subsidiary, (ii) the Obligations owed by a Designated Borrower shall be several and not joint with the Obligations of the Parent Borrower or of any Domestic Subsidiary and (iii) no Designated Borrower shall be obligated as a Subsidiary Guarantor under the Guaranty with respect to the Obligations of the Parent Borrower or any Domestic Subsidiary.

(c)         Appointment.  Each Wholly Owned Foreign Subsidiary of the Parent Borrower that is or becomes a “Designated Borrower” pursuant to this Section 2.20 hereby irrevocably appoints the Parent Borrower to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Parent Borrower may execute such documents on behalf of such Designated Borrower as the Parent Borrower deems appropriate in its sole discretion and each Designated Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Parent Borrower shall be deemed delivered to each Designated Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Parent Borrower on behalf of each of the Loan Parties.

(d)        Designated Borrower Removal.  The Parent Borrower may from time to time, upon not less than 15 Business Days’ notice from the Parent Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such by delivering to the Administrative Agent a duly executed notice in substantially the form of Exhibit P (a “Designated Borrower Termination Notice”), provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans or other extensions of credit made to it, as of the effective date of such termination and the Release Conditions are satisfied.  For the avoidance of doubt, upon termination of a Designated Borrower’s status in accordance with this Section 2.20(d), all Borrowing Base Properties owned, directly or indirectly, by such Designated Borrower shall be removed from the calculation of Borrowing Base Value and Borrowing Base Amount.  The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.  Notwithstanding the foregoing, the delivery of a Designated Borrower Termination Notice with respect to any Designated Borrower shall not terminate (i) any obligation of such Designated Borrower under any Loan Document that remains unpaid at the time of such delivery or (ii) the obligations of any Guarantor under Article IX with respect to any such unpaid obligations.

ARTICLE III.  TAXES, YIELD PROTECTION AND ILLEGALITY

3.01       Taxes.

(a)          Defined Terms.  For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.

(b)         Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)        Payment of Other Taxes by Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)         Indemnification by Loan Parties.  Each of the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)         Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)         Evidence of Payments.  As soon as practicable after any payment of Taxes by ~~the Borrower~~any Loan Party to a Governmental Authority as provided in this Section 3.01, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)         Status of Lenders; Tax Documentation.

(i)         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that ~~the~~a Borrower is a U.S. Person,

(A)        any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(I)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          executed copies of IRS Form W-8ECI;

(III)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV)        to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)        Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)         Treatment of Certain Refunds.  Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i)         Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02      Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to ~~SOFR, Daily Simple SOFR or Term SOFR~~a Relevant Rate, or to determine or charge interest rates based upon ~~SOFR, Daily Simple SOFR or Term SOFR~~a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Parent Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or ~~continue~~maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or maintain SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be, in each case, suspended~~,~~ and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the ~~Borrower~~Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term SOFR Loans and Alternative Currency Term Rate Loans, as applicable, on the last day of the Interest Period therefor~~,~~ if such Lender may lawfully continue to maintain such Alternative Currency Term ~~SOFR Loan~~Rate Loans to such day~~,~~ and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR.  Upon any such prepayment or conversion, the ~~Borrower~~Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03       Inability to Determine Rates; Replacement of Relevant Rates or Successor Rates.

(a)         Inability to Determine Rates.  If in connection with any request for a SOFR Loan or an Alternative Currency Loan, a conversion of a Base Rate Loan or a Daily SOFR Loan to a Term SOFR Loan, a conversion of a Base Rate Loan or a Term SOFR Loan to a Daily SOFR Loan~~,~~ or a continuation of a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.03(b)~~,~~ or Section 3.03(c) and the circumstances under clause (i) of Section 3.03(b) or ~~the~~of Section 3.03(c) or the Scheduled Unavailability Date or the SOFR Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining ~~Daily Simple SOFR or Term SOFR~~the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed ~~Term~~ SOFR Loan or Alternative Currency Loan or in connection with an existing or proposed ~~Daily SOFR Loan or~~ Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine ~~that~~ for any reason ~~Daily Simple SOFR or Term SOFR for any determination date(s) or requested Interest Period~~that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain ~~Daily SOFR~~ Loans ~~and/or Term SOFR Loans~~in the affected currencies, as applicable, or to convert Base Rate Loans ~~to~~or Daily SOFR Loans to Term SOFR Loans or convert Base Rate Loans or Term SOFR Loans to Daily SOFR Loans, shall be suspended ~~(~~in each case to the extent of the affected ~~Term SOFR~~Alternative Currency Loans~~,~~ or Interest ~~Periods~~Period or determination date(s), as applicable~~)~~, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Parent Borrower may revoke any pending request for a Borrowing of, or conversion to~~,~~ Daily SOFR Loans, or Borrowing of, conversion to or continuation of Term SOFR Loans or Borrowing ~~of, or conversion to Daily SOFR Loans (~~or continuation of Alternative Currency Loans to the extent of the affected ~~SOFR~~Alternative Currency Loans or Interest ~~Periods~~Period or determination date(s), as applicable~~)~~ or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately, in the case of a Daily SOFR ~~Loans~~Loan, or at the end of ~~their respective~~the applicable Interest Period, in the case of a Term SOFR ~~Loans.~~Loan, and (B) any outstanding affected Alternative Currency Loans, at the Parent Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Parent Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Parent Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Parent Borrower shall be deemed to have elected clause (1) above.

(b)         Replacement of Term SOFR and SOFR or SOFR Successor Rate.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i)          adequate and reasonable means do not exist for ascertaining SOFR and one month and three month interest periods of Term SOFR (for clarification, none of Daily Simple SOFR or Term SOFR for interest periods of one month and three months are ascertainable), including, ~~without limitation,~~ because SOFR or the Term SOFR Screen Rate, as applicable, is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)       ~~CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, or the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity,~~the Applicable Authority has made a public statement identifying a specific date after which SOFR ~~, or~~and one month and three month interest periods of Term SOFR or the Term SOFR Screen Rate, as applicable, shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there ~~is~~are no successor ~~administrator~~administrators that ~~is~~are satisfactory to the Administrative Agent~~,~~ that will continue to provide SOFR or such ~~representative~~ interest periods of Term SOFR, as applicable, ~~after such specific date (the latest~~on a representative basis (the date on which SOFR ~~or~~and one month and three month interest ~~periods~~period of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.03(b) (i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then ~~in each case~~, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing SOFR and/or Term SOFR for Dollars or any then current SOFR Successor Rate for Dollars in accordance with this Section 3.03 ~~at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable,~~ with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar ~~Dollar denominated~~ credit facilities syndicated and agented in the ~~United States~~U.S. and denominated in Dollars for such alternative benchmarks~~.~~, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar ~~Dollar denominated~~ credit facilities syndicated and agented in the ~~United States for such benchmark.  For~~U.S. and denominated in Dollars for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any ~~such proposed rate and adjustments, shall constitute a “~~adjustment thereto, a “SOFR Successor Rate”~~.  Any~~), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(c)          Replacement of Relevant Rate or Successor Rate.  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Parent Borrower) that the Parent Borrower or Required Lenders (as applicable) have determined, that:

(i)         adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than SOFR) for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate (other than SOFR) under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii)         the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than SOFR) for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency (other than Dollars), or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than SOFR) for such Agreed Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.03(c) (i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-SOFR Successor Rate”, and collectively with the SOFR Successor Rate, each a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d)       Successor Rate.  The Administrative Agent will promptly (in one or more notices) notify the Parent Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than ~~zero~~0%, the Successor Rate will be deemed to be ~~zero~~0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate~~,~~ the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Parent Borrower and the Lenders reasonably promptly after such amendment becomes effective.

(e)          Exclusion of Certain Lenders.  For purposes of this Section 3.03, those Lenders that are Defaulting Lenders and those Lenders do not have an obligation under this Agreement to make the relevant Loans in the relevant Alternative Currency shall be excluded from any determination of Required Lenders.

3.04       Increased Costs.

(a)          Increased Costs Generally.  If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or any L/C Issuer or any applicable interbank market any other condition, cost or expense affecting this Agreement or SOFR Loans or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Parent Borrower will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Parent Borrower will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and delivered to the Parent Borrower shall be conclusive absent manifest error.  The Parent Borrower shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)         Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Parent Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05     Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Parent Borrower shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)         any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily SOFR Loan on a day other than the last day of the Interest Period, relevant interest payment date or payment period, as applicable, for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)         any failure by the Parent Borrower (or the applicable Designated Borrower) (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Daily SOFR Loan on the date or in the amount notified by the Parent Borrower (or the applicable Designated Borrower); or

(c)         any assignment of an Alternative Currency Term Rate Loan or a Term SOFR Loan of a Non-Defaulting Lender on a day other than the last day of the Interest Period therefor as a result of a request by the Parent Borrower pursuant to Section 10.13; or

(d)          any failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

including any loss of anticipated profits, ,any foreign exchange loss and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained~~.  The~~ or from the performance of any foreign exchange contract.  The Parent Borrower shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Parent Borrower (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore interbank eurodollar market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded.

3.06       Mitigation Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office.  Each Lender may make any Credit Extension to ~~the~~a Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the ~~Borrower~~Borrowers to repay the Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or requires ~~the~~a Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Parent Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Parent Borrower hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment~~.~~

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if ~~the~~a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Parent Borrower may replace such Lender in accordance with Section 10.13.

3.07   Survival.  All obligations of the ~~Borrower’s obligations~~Borrowers under this Article III shall survive termination of the ~~Facilities~~Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.  CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01     Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)         The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, the Borrower’s Instruction Certificate and the Borrower Detail Form, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)           executed counterparts of this Agreement in such number as is reasonably requested by the Administrative Agent;

(ii)        a Revolving Credit Note executed by the Borrower in favor of each Revolving Credit Lender requesting a Revolving Credit Note and a Term Note executed by the Borrower in favor of each Term Lender requesting a Term Note;

(iii)       in each case, solely with respect to Collateral required to be granted on the Closing Date, a pledge agreement (together with each joinder and/or amendment delivered pursuant to Section 6.12(a) or otherwise, the “Pledge Agreement”), duly executed (to the extent applicable) by the applicable Grantors, together with:

(A)        certificates or instruments, if any, representing the Collateral pledged thereunder accompanied by all endorsements and/or powers required by the Pledge Agreement,

(B)         completed requests for information listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Grantor as debtor, together with (x) copies of such other financing statements and (y) if any such financing statements cover Collateral, termination statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any such effective financing statements (or equivalent filings), and

(C)     (1) all financing statements that the Administrative Agent reasonably deems necessary or desirable to perfect the Administrative Agent’s Liens on the Collateral, and (2) evidence that all other actions, recordings and filings that the Administrative Agent reasonably deems necessary or desirable in order to perfect the Liens on the Collateral have been taken or are within the power of the Administrative Agent to take on a unilateral basis;

(iv)      a duly completed Borrower’s Instruction Certificate executed by a Responsible Officer of the Borrower, together with such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v)        such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of organization and (B) each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)        a favorable opinion of (x) Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Loan Parties, and (y) Seyfarth Shaw LLP, counsel to the Parent, in each case, addressed to the Administrative Agent, each Lender and each L/C Issuer, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vii)       a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)      a certificate signed by a Responsible Officer of the Borrower (A) certifying that (1) the conditions specified in Sections 4.02(a) and (b) have been satisfied, (2) there has not occurred since December 31, 2023 any event or circumstance that has had or could reasonably be expected, either individually or in the aggregate, to have had a Material Adverse Effect and (3) no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in writing in any court or before any arbitrator or Governmental Authority that (x) relates to the Facilities or to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (y) would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and (B) attaching copies of the Organization Documents of each Person whose Equity Interests are included in the Collateral to the extent not provided pursuant to Section 4.01(a)(v), if any, which Organization Documents shall (1) in the reasonable opinion of the Administrative Agent, permit the Administrative Agent to realize on such Collateral upon the occurrence and during the continuance of an Event of Default, and (2) otherwise be in form and substance reasonably satisfactory to the Administrative Agent; and (C) a calculation of the Total Leverage Ratio as of the last day of the fiscal quarter of the Parent most recently ended prior to the Closing Date for which consolidated financial statements of the Parent are available, determined on a pro forma basis after giving effect to the initial Credit Extensions and the use of proceeds thereof;

(ix)         the unaudited financial statements of the Parent referred to in Section 5.05(b);

(x)         a duly completed Compliance Certificate certifying that the Borrower is in compliance with all of the covenants set forth in Section 7.11, the Minimum Aggregate Leasing Requirement and the Minimum Borrowing Base Property Requirement (in each case, on a pro forma basis after giving effect to the initial Credit Extension and including reasonably detailed calculations thereof) as of the last day of the fiscal quarter of the Parent ended on March 31, 2024, signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent;

(xi)        a duly completed Borrowing Base Certificate including reasonably detailed calculations of Availability, including calculations of the Borrowing Base Value and the Borrowing Base Amount, in each case, on a pro forma basis immediately after giving effect to the initial Credit Extensions;

(xii)     a Solvency Certificate signed by the chief financial officer of the Parent certifying that, after giving effect to the initial Credit Extensions, the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, are Solvent;

(xiii)      duly completed Borrower Detail Form signed by a Responsible Officer of the Borrower; and

(xiv)     such other assurances, certificates, documents, consents or opinions as the Administrative Agent, any L/C Issuer, or the Required Lenders reasonably may require.

(b)         (i) Upon the reasonable request of any Lender made at least ten days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date and (ii) at least ten days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(c)          Any fees required to be paid on or before the Closing Date shall have been paid.

(d)        Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(e)       The completion of all due diligence with respect to the Parent and its Subsidiaries, and their respective assets and liabilities (including diligence with respect to the initially proposed Borrowing Base Properties and all related Current Appraisals and Current Valuations), in scope and substance reasonably satisfactory to the Administrative Agent, BofA Securities, Inc., as sole lead arranger and bookrunner, and the Lenders.

(f)          The Closing Date shall have occurred on or before August 16, 2024.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02     Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) is subject to the following conditions precedent:

(a)         The representations and warranties of the Parent Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, (i) with respect to the representations and warranties set forth in Sections 5.15(b) and 5.19 and (ii) representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b)          No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)          The Administrative Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)          If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.20 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e)          In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

(f)           ~~(d)~~ After giving effect to such proposed Credit Extension, Availability shall equal or exceed zero ($0).

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to another Type, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) submitted by the Parent Borrower shall be deemed to be a representation and warranty by the Parent Borrower that the conditions specified in Sections 4.02(a), (b) and (~~d~~f) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

~~The~~Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01     Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02      Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law.

5.03      Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

5.04      Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05       Financial Statements; No Material Adverse Effect.

(a)        The financial statements furnished pursuant to subsection (a) of Section 6.01 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b)         The unaudited consolidated balance sheet of the Parent and its Subsidiaries dated March 31, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)         Since December 31, 2023, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06      Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of their respective Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07      No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08      Ownership of Property; Liens.  The Loan Parties or their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Borrowing Base Property, the Equity Interests in each Direct Owner thereof and each Indirect Owner of each Direct Owner, each First Mortgage Investment, the Equity Interests in the Direct Owner thereof and each Indirect Owner of each Direct Owner and the right to any income from and any proceeds of any of the foregoing, are subject to no Liens other than Permitted Property Encumbrances, in the case of Borrowing Base Properties (or any income therefrom or any proceeds thereof), Permitted Loan Asset Encumbrances in the case of First Mortgage Investments and Permitted Equity Encumbrances in the case of Equity Interests (or any income therefrom or any proceeds thereof).  Schedule 5.08 sets forth a list of the Properties included as Borrowing Base Properties on the Closing Date and the Direct Owners thereof and each Indirect Owner of each such Direct Owner.

5.09      Environmental Compliance.  The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, the Parent Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10       Insurance.  The properties of the Parent Borrower and its Subsidiaries are insured, or tenants under Commercial Net Leases in place at such properties are obligated to insure such properties, with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent Borrower or the applicable Subsidiary operates.

5.11       Taxes.  The Parent and each of its Subsidiaries have timely filed all federal, state and other material tax returns and reports required to be filed, and have timely paid all federal, state and other material Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties (or have obligated tenants under Commercial Net Leases in place at any of its properties to pay any Taxes imposed on such properties), income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Parent Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12       ERISA Compliance.

(a)         Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)        There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)         (i) No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Parent Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither the Parent Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)        Neither any Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

(e)        The Parent Borrower represents and warrants as of the Closing Date that the Parent Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13      Subsidiaries; Equity Interests.  As of the Closing Date, all of the outstanding Equity Interests in each Subsidiary that is a Loan Party have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens other than Permitted Equity Encumbrances.  All of the outstanding Equity Interests in each Loan Party have been validly issued and are fully paid and nonassessable.  Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation or organization and the address of its principal place of business.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(v) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14       Margin Regulations; Investment Company Act.

(a)         No Loan Party is engaged nor will any Loan Party engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (of each Borrower only or of the Parent Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)        None of the Parent, any Person Controlling the Parent, or any Subsidiary of the Parent is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15       Disclosure.

(a)          Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)          As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.16      Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17      Taxpayer Identification Number.  Each Loan Party’s true and correct U.S. taxpayer identification number (or the equivalent thereof, in the case of a Foreign Obligor) is set forth on Schedule 10.02 (or, in the case of a Parent Entity or Subsidiary that becomes a Loan Party after the Closing Date, is set forth in the information provided to the Administrative Agent with respect to such Person pursuant to Section 6.12).

5.18       Solvency.  The Parent, together with its Subsidiaries on a consolidated basis, is Solvent.

5.19       OFAC and Outbound Investment Rules.

(a)        ~~.~~  No Loan Party, nor any of its Subsidiaries, nor, to the knowledge of any Loan Party and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (~~a~~i) currently the subject or target of any Sanctions, (~~b~~ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (~~c~~iii) located, organized or resident in a Designated Jurisdiction.  No Loan, nor the proceeds from any Credit Extension, has been used or will be used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject or target of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, any Bookrunner, the Administrative Agent or any L/C Issuer) of Sanctions.  The Loan Parties and their respective Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions~~.~~

(b)        No Loan Party, nor any of its Subsidiaries, is a “covered foreign person” as that term is used in the Outbound Investment Rules.  No Loan Party, nor any of its Subsidiaries, currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

5.20      Anti-Corruption Laws; Anti-Money Laundering Laws.  The Loan Parties and their Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.21       Affected Financial Institutions.  No Loan Party is an Affected Financial Institution.

5.22       Covered Entities.  No Loan Party is a Covered Entity.

5.23      Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject only to Permitted Equity Encumbrances) on all right, title and interest of the respective Grantors in the Collateral described therein.  Except as contemplated by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.24      Borrowing Base Properties; Subsidiary Guarantors.  Each Property included in any calculation of Borrowing Base Value and/or Borrowing Base Amount, at the time of such calculation, satisfied each of the criteria set forth in the definition of Eligible Ground Lease, Eligible Ground Leased Property, Eligible Owned Property or Eligible Other Asset, as the case may be.  Each Loan Asset included in any calculation of Borrowing Base Value, Total Asset Value and/or Borrowing Base Amount, at the time of such calculation, satisfied each of the criteria set forth in the definition of First Mortgage Investment.  Each Required Subsidiary Guarantor is a Subsidiary Guarantor.

5.25       REIT Status.  The Parent is organized and operated in a manner that allows it to qualify for REIT Status.

5.26       Representations as to Foreign Obligors.

(a)       Each Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.  For the avoidance of doubt, the parties hereto acknowledge that there are no Foreign Obligors as of the Closing Date.

(b)        The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which each Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)       There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which any Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d)       The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VI.  AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary thereof to:

6.01      Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)         as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ending December 31, 2024), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)          as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended June 30, 2024), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(e), the Parent Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02    Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)       concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b)       concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2024), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)        concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2024), a duly completed Borrowing Base Certificate signed by a Responsible Officer (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(d)      promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary thereof, or any audit of any of them;

(e)         promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)         promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g)          promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)        promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and

(i)          promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent Borrower shall notify the Administrative Agent and each Lender (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent Borrower hereby acknowledges that (a) the Administrative Agent, any of the Bookrunners and/or any of the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Parent Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Bookrunners, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, each Bookrunner and each Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03       Notices.  Promptly notify the Administrative Agent and each Lender:

(a)          of the occurrence of any Default;

(b)         of any matter that has resulted or is reasonably expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary; (ii) any action, suit, dispute, litigation, investigation, proceeding or suspension involving any Loan Party or any of their respective Subsidiaries or any of their respective properties and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)          of the occurrence of any ERISA Event; and

(d)      of any material change in accounting policies or financial reporting practices by the Parent or any Subsidiary thereof, including any determination by the Parent Borrower referred to in Section 2.10(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth details of the occurrence referred to therein and stating what action the Parent Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04     Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary or, in the case of its properties, the same are the obligation of a tenant under a Commercial Net Lease in place at such properties; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (unless such claims are covered by insurance or are being contested in good faith by appropriate proceedings diligently conducted); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05       Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06       Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07       Maintenance of Insurance.

(a)          Maintain insurance with respect to its properties (or obligate a tenant under a Commercial Net Lease in place at such properties to insure such properties) with financially sound and reputable insurance companies not Affiliates of the Parent Borrower, against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)        Maintain with financially sound and reputable insurance companies not Affiliates of the Parent Borrower, insurance with respect to its business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08      Compliance with Laws.  Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09      Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

6.10      Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Parent Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and without advance notice.  Notwithstanding anything to the contrary set forth in this Section 6.10, any visitation and/or inspection of any property shall be subject to the terms and provisions of any Commercial Net Lease in effect with respect to such Property.

6.11       Use of Proceeds.  Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12       Additional Guarantors.

(a)        Prior to the inclusion of a Property as a Borrowing Base Property or a Loan Asset as a First Mortgage Investment hereunder the Parent Borrower shall:

(i)         notify the Administrative Agent in writing of any Required Subsidiary Guarantor that is not at such time a Guarantor (each such Subsidiary being referred to hereinafter as a “Proposed Subsidiary Guarantor”);

(ii)       provide the Administrative Agent with the U.S. taxpayer identification for each such Proposed Subsidiary Guarantor (or the equivalent thereof, with respect to any such Subsidiary that is a Foreign Subsidiary);

(iii)      provide the Administrative Agent and each Lender with all documentation and other information concerning each Proposed Subsidiary Guarantor that the Administrative Agent or such Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation;

(iv)      promptly thereafter (and in any event prior to any Property owned or ground leased by, or any First Mortgage Investment owned by, as applicable, such Proposed Subsidiary Guarantor or by any Subsidiary of such Proposed Subsidiary Guarantor), cause such Proposed Subsidiary Guarantor to become a Guarantor under this Agreement by executing and delivering to the Administrative Agent a joinder agreement in substantially the form of Exhibit H or such other document as the Administrative Agent shall deem appropriate for such purpose, together with:

(A)         documents of the types referred to in clauses (iv), (v) and (vii) of Section 4.01(a) with respect to such Proposed Subsidiary Guarantor;

(B)         if such inclusion is prior to the Collateral Release Date, a joinder agreement and/or pledge amendment with respect to the Pledge Agreement pursuant to which the Equity Interests in such Proposed Subsidiary Guarantor shall be pledged in favor of the Administrative Agent for the benefit of the Secured Parties (in each case to the extent not already pledged as Collateral) together with the items referenced in Section 4.01(a)(iii)(A)-(C) with respect to such Proposed Subsidiary Guarantor; and

(C)       if requested by the Administrative Agent, favorable opinions of counsel to such Person addressed to the Administrative Agent, the L/C Issuers and the Lenders (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)        Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent or any Lender with respect to any Proposed Subsidiary Guarantor are not reasonably satisfactory to the Administrative Agent and each Lender, such Subsidiary shall not be permitted to become a Guarantor, and for the avoidance of doubt no Property owned or ground leased, and no Loan Asset owned or held, in each case, directly or indirectly, by such Proposed Subsidiary Guarantor shall be included as a Borrowing Base Property or a First Mortgage Investment, as applicable, in each case without the prior written consent of the Administrative Agent and the Required Lenders.

6.13       Anti-Corruption Laws; Sanctions; Anti-Money Laundering Laws.

(a)         Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

(b)          Conduct its businesses in a manner that will not result in a violation of any applicable anti-money laundering law.

6.14      Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any properties owned, leased or operated by it, in each case in accordance in all material respects with Environmental Laws.

6.15      Approvals and Authorizations.  Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents and applicable laws, except to the extent the failure to do so could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.16      Information Regarding Collateral.  Provide, or cause each Grantor to provide, the Administrative Agent with not less than ten (10) Business Days’ prior written notice (in the form of a certificate signed by a Responsible Officer of such Loan Party, Subsidiary or Grantor), or such lesser notice period agreed to by the Administrative Agent, before effecting any change (i) in any Grantor’s legal name, (ii) in any Grantor’s identity or organizational structure, (iii) in any Grantor’s U.S. taxpayer identification number or organizational identification number, if any, or (iv) in any Grantor’s jurisdiction of organization or incorporation (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction).  Such notice shall clearly describe such change and provide such other information in connection therewith as the Administrative Agent may reasonably request.  In addition, prior to any such change, the Parent Borrower shall, and shall cause each Grantor to, take all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable.  The Grantors hereby agree to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.  Notwithstanding the foregoing or anything else to the contrary contained herein or in any other Loan Document, the Parent Borrower agrees that it will, and will cause each other Grantor that is a Domestic Subsidiary to, at all times maintain its jurisdiction of organization as Delaware or one of the other States within the United States or the District of Columbia.

6.17      Further Assurances.  Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the full extent permitted by Applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

6.18      Minimum Aggregate Leasing Requirement; Minimum Borrowing Base Property Requirement. (a) Comply, at all times, with the Minimum Aggregate Leasing Requirement and (b) comply, at all times, with the Minimum Borrowing Base Property Requirement.

ARTICLE VII.  NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01       Liens.  Create, incur, assume or suffer to exist any Lien upon:

(a)         any Borrowing Base Property (or any income therefrom or any proceeds thereof), other than Permitted Property Encumbrances;

(b)         any Collateral, other than Permitted Equity Encumbrances;

(c)         any First Mortgage Investment (or any income therefrom or any proceeds thereof), other than Permitted Loan Asset Encumbrances;

or sign, file or authorize under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any portion of any Collateral, any Borrowing Base Property, any First Mortgage Investment, any Equity Interest in any Owner, or any income from or proceeds of any of the foregoing, except in each case, to perfect a Lien permitted pursuant to this Section 7.01.

7.02       Investments.  Make or hold any Investment (including through the creation, purchase or other acquisition of the Equity Interests of any Subsidiary (or other Person that following such creation, purchase or other acquisition would be a Subsidiary)), except:

(a)          Investments held in the form of cash or cash equivalents;

(b)          Investments by the Loan Parties and their Subsidiaries in their respective Subsidiaries; and

(c)         other Investments, so long as (i) no Event of Default has occurred and is continuing immediately before and after the making of such Investment and (ii) immediately after giving effect to the making of such Investment, the Loan Parties and their Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 7.11.

7.03       Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)          Indebtedness under the Loan Documents; and

(b)       other Indebtedness, so long as (i) no Event of Default has occurred and is continuing immediately before and after the incurrence of such Indebtedness and (ii) immediately after giving effect to the incurrence of such Indebtedness, the Loan Parties and their Subsidiaries shall be in compliance, on a pro forma basis, with the provisions of Section 7.11.

7.04      Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Division), except that, so long as no Default exists or would result therefrom:

(a)         any Subsidiary may merge or consolidate with (i) the Parent Borrower, provided that the Parent Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (i) when any Subsidiary that is a Borrower is merging or consolidating with another Subsidiary that is not a Borrower, the Subsidiary that is a Borrower shall be the continuing or surviving Person, and (ii) when any Subsidiary Guarantor or Grantor is merging or consolidating with another Subsidiary that is not a Borrower, a Subsidiary Guarantor or Grantor shall be the continuing or surviving Person;

(b)         any Subsidiary (other than a Designated Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation, pursuant to a Division or otherwise) to the Parent Borrower or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Subsidiary Guarantor or a Grantor, then the transferee must either be the Parent Borrower or a Subsidiary Guarantor and/or a Grantor and (ii) if the property subject to such Disposition includes a Borrowing Base Property, then, upon consummation of such Disposition such Property shall either continue to qualify as a Borrowing Base Property or shall have been removed as a Borrowing Base Property in accordance with the provisions of Section 2.18(~~c~~d);

(c)          any Subsidiary (other than a Designated Borrower) may merge or consolidate with any Person that is not a Subsidiary in connection with an Investment permitted under Section 7.02 or a Disposition permitted under Section 7.05; provided that (i) in the case of a merger or consolidation involving the Parent Borrower, the Parent Borrower shall be the continuing or surviving Person and (ii) in the case of any merger or consolidation involving a Grantor or a Subsidiary Guarantor and not involving the Parent Borrower, either (x) the continuing or surviving Person shall cease to be a Subsidiary or (y) the continuing or surviving Person must be a Grantor or a Subsidiary Guarantor, as applicable (or become a Grantor or a Subsidiary Guarantor, as applicable, upon the consummation thereof).

Notwithstanding anything to the contrary contained herein, in no event shall the Parent Borrower be permitted to (i) merge, dissolve or liquidate or consolidate with or into any other Person unless after giving effect thereto the Parent Borrower is the sole surviving Person of such transaction and no Change of Control results therefrom, (ii) consummate a Division or (iii) engage in any transaction pursuant to which it is reorganized or reincorporated in any jurisdiction other than a state of the United States or the District of Columbia.

7.05      Dispositions.  Make any Disposition or enter into any agreement to make any Disposition (whether in one transaction or in a series of transactions or pursuant to a Division) or, in the case of any Subsidiary, issue, sell or otherwise Dispose of (whether in one transaction or in a series of transactions or pursuant to a Division) any of such Subsidiary’s Equity Interests to any Person, except that, so long as no Default exists or would result therefrom:

(a)          Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)        Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(c)          Dispositions of property by any Subsidiary to the Parent Borrower or to another Subsidiary; provided that if the transferor of such property is a Designated Borrower or Guarantor ~~or Grantor~~, the transferee thereof must either be ~~the~~a Borrower~~,~~ or a Guarantor ~~or a Grantor~~;

(d)        Dispositions permitted by Section 7.04 and, notwithstanding anything in this Section 7.05 to the contrary, Dispositions permitted by Section 7.06; and

(e)          Dispositions by the Parent Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) immediately upon giving effect thereto, (A) Availability shall not be less than zero ($0) and (B) the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 7.11;

~~(e)~~ provided, however, that (i) any Disposition pursuant to subsections (a) through (e) shall be for fair market value and (~~iii~~ii) in the event of any Disposition ~~of~~involving a Borrowing Base Property or Collateral, ~~each of the Release Conditions with respect to such Disposition shall have been satisfied and~~ upon consummation of such Disposition such property shall have been removed as a Borrowing Base Property in accordance with the provisions of Section 2.18(~~c~~d)~~;~~.

~~provided, however, that any Disposition pursuant to subsections (a) through (e) shall be for fair market value.~~

7.06       Restricted Payments.  Make~~, directly or indirectly,~~ any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)        each Subsidiary of the Parent Borrower may declare and make Restricted Payments ratably to the holders of such Subsidiary’s Equity Interests according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)         the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)         the Parent Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests so long as such purchase, redemption or other acquisition is consummated within thirty (30) days of such issuance;

(d)        the Parent Borrower shall be permitted to declare and make other Restricted Payments on or in respect of its Equity Interests; provided, however, (i) if an Event of Default under (x) Section 8.01(a) or (y) Section 8.01(b) resulting from a failure to be in compliance with any of the provisions of Section 7.11, in each case, shall have occurred and be continuing or would result therefrom on a pro forma basis after giving effect to such Restricted Payment, the Parent Borrower shall only be permitted to declare and pay pro rata cash dividends on its Equity Interests or make pro rata cash distributions with respect thereto in an amount that will result in the Parent receiving the minimum amount of funds required to be distributed to its equity holders in order for the Parent to maintain its REIT Status for federal and state income tax purposes and (ii) no Restricted Payments shall be permitted under this clause (d) following the acceleration of the Obligations pursuant to Section 8.02 or following the occurrence of any Event of Default under Section 8.01(f) or (g); and

(e)        the Parent shall be permitted to make Restricted Payments with any amounts received by it from the Parent Borrower pursuant to Section 7.06(d).

7.07      Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.08      Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate); provided that the foregoing restriction shall not apply to (a) Investments and Restricted Payments expressly permitted hereunder, (b) transactions between or among the Loan Parties or (c) transactions between or among Consolidated Group Members that are not Loan Parties.

7.09     Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Subsidiary to make Restricted Payments to the Parent Borrower or any other Loan Party, (b) the Parent, any Parent Entity or any Required Subsidiary Guarantor to Guarantee the Obligations, (c) the Parent Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on any Borrowing Base Property, any First Mortgage Investment or any Collateral or (d) the Parent Borrower or any Subsidiary to otherwise transfer (including by way of a pledge) property to the Parent Borrower or any Loan Party; provided, that clauses (a) and (d) above shall not prohibit any negative pledge incurred or provided in favor of any holder of Secured Indebtedness permitted under Section 7.03 solely to the extent any such negative pledge relates to the property financed by or the subject of such Secured Indebtedness, or securing such Indebtedness and such property is neither Collateral nor a Borrowing Base Property nor a First Mortgage Investment.

7.10      Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11       Financial Covenants.

(a)         Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio to exceed 60% as of the last day of each fiscal quarter; provided that such ratio shall be permitted to increase to sixty five percent (65%) for (i) any calculations of the Total Leverage Ratio required to be made during the period from the Fourth Amendment Effective Date through March 31, 2026, and (ii) the fiscal quarter in which a Material Acquisition occurs and for the two consecutive full fiscal quarters immediately thereafter; provided further that in no event shall the Total Leverage Ratio as of the last day of any fiscal quarter exceed (~~i~~x) sixty five percent (65%) or (~~ii~~y) exceed sixty percent (60%) as of the last day of more than three consecutive fiscal quarters in any consecutive four fiscal quarter period.

(b)          Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio to be less than (i) 1.50 to 1.00 as of the last day of each fiscal quarter.

(c)         Minimum Tangible Net Worth.  Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $304,869,000, plus (ii) an amount equal to 75% of the net cash proceeds received by any Consolidated Group Member from issuances and sales of Equity Interests of the Parent to any Person other than another Consolidated Group Member since March 31, 2024.

(d)        Maximum Secured Recourse Indebtedness.  Permit Total Secured Indebtedness that is Recourse Indebtedness to exceed 10% of Total Asset Value as of the last day of each fiscal quarter.

(e)          Maximum Secured Leverage Ratio.  Permit Total Secured Indebtedness to exceed 40% of Total Asset Value as of the last day of each fiscal quarter that occurs after the Collateral Release Date.

Notwithstanding the foregoing, in the event that there shall occur any Default arising as a result of the inclusion of any Property as a Borrowing Base Property or any Loan Asset as a First Mortgage Investment, and if such Default is capable of being cured solely by the exclusion of such Property as a Borrowing Base Property or such Loan Asset as a First Mortgage Investment, then within ten (10) Business Days from the earlier of (i) the date upon which the Parent Borrower receives written notice of such Default from the Administrative Agent and (ii) the date upon which a responsible officer of the Parent or the Parent Borrower obtains knowledge of such Default, the Parent Borrower may elect to cure such Default by electing to remove the designation of such Property as a Borrowing Base Property or such Loan Asset as a First Mortgage Investment, as applicable, upon the delivery to Administrative Agent of (x) a written notice to the Administrative Agent thereof, (y) a Compliance Certificate setting forth reasonably detailed calculations excluding such Property as a Borrowing Base Property or such Loan Asset as a First Mortgage Investment, as applicable, and evidencing compliance with all of the Financial Covenants, the Minimum Borrowing Base Property Requirement and the Minimum Aggregate Leasing Requirement for the periods such Property or Loan Asset was included as a Borrowing Base Property or a First Mortgage Investment, as applicable, and (z) a Borrowing Base Certificate setting forth reasonably detailed calculations of the Borrowing Base Value and the Borrowing Base Amount and evidencing that Availability equaled or exceeded zero ($0) for the periods such Property or Loan Asset was included as a Borrowing Base Property or a First Mortgage Investment, as applicable.  The Parent Borrower’s notice of its election and delivery of the Compliance Certificate pursuant to clause (y) and Borrowing Base Certificate pursuant to clause (z) above pursuant to the preceding sentence shall be delivered to the Administrative Agent within the period of ten (10) Business Days provided above, and if not so delivered the Parent Borrower’s cure period shall immediately terminate and any such Default shall become an Event of Default.  Any cure effected pursuant to the foregoing is referred to herein as a “Permitted Cure”.

7.12       Amendments of Organization Documents.  Amend, amend and restate, modify, supplement or otherwise change, cancel, terminate or waive in any respect the terms of any of its Organization Documents without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes (i) would materially impair the rights or interests of the Administrative Agent or any Lender in any Collateral or (ii) would adversely affect in any material respect any other rights or interests of the Administrative Agent, the L/C Issuers or any of the Lenders hereunder or under any of the other Loan Documents; provided that if such prior consent or approval is not required, such Loan Party shall nonetheless notify the Administrative Agent in writing promptly after any such amendment, amendment and restatement, modification, or supplement to the charter documents of such Loan Party.

7.13      Accounting Changes; Fiscal Year.  Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

7.14      Compliance with Environmental Laws.  Do, or permit any other Person to do, any of the following: (a) use any of the Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials except for quantities of Hazardous Materials used in the ordinary course of business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Properties any underground tank or other underground storage receptacle for Hazardous Materials except in full compliance with Environmental Laws, (c) generate any Hazardous Materials on any of the Properties except in full compliance with Environmental Laws, (d) conduct any activity at any Property or use any Property in any manner that could reasonably be contemplated to cause a release of Hazardous Materials on, upon or into the Property or any surrounding properties or any threatened release of Hazardous Materials which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Materials (except in compliance with all Environmental Laws), except, with respect to any Property other than an Eligible Property where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

7.15       Sanctions.  ~~Directly or indirectly, use~~Use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business in any Designated Jurisdiction or with any Person that, at the time of such funding, is located, organized or residing in any Designated Jurisdiction or the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Bookrunner, Administrative Agent, L/C Issuer, or otherwise) of Sanctions.

7.16       Anti-Corruption Laws; Anti-Money Laundering.

(a)         Use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions.

(b)         Knowingly engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any Applicable Law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable anti-money laundering law or engage in these actions. .

7.17       Outbound Investment Rules. (a) Be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party were a U.S. Person or (iii) any other activity that would cause Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VIII.  EVENTS OF DEFAULT AND REMEDIES

8.01       Events of Default.  Any of the following shall constitute an event of default (each, an “Event of Default”):

(a)          Non-Payment.  The Parent Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)         Specific Covenants. (i) The Parent Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.11, 6.12 6.13, 6.16 or 6.18 or Article VII, (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty or (iii) any Grantor fails to perform or observe any term, covenant or agreement contained in any Collateral Document to which it is a party; or

(c)         Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)          Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)        Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any of its Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)         Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)        Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)         Judgments.  There is entered against any Loan Party or any of its Subsidiaries (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)          ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent Borrower or any of its Subsidiaries to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Parent Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)         Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)         Change of Control.  There occurs any Change of Control;

(l)        Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Equity Encumbrances) on the Collateral purported to be covered thereby.

(m)        REIT Status.  The Parent shall, for any reason, fail to maintain its REIT Status, after taking into account any cure provisions set forth in the Code that are complied with by the Parent.

8.02       Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)        declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent Borrower;

(c)         require that the Parent Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)         exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an event described in Section 8.01(f), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03     Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Parent Borrower pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.  ADMINISTRATIVE AGENT

9.01       Appointment and Authority.

(a)       Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Parent Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)       The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each of the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03      Exculpatory Provisions.  The Administrative Agent, the Bookrunners and/or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent, the Bookrunners or the Arrangers, as applicable:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)         shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Bookrunner, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)         shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Parent Borrower, a Lender or an L/C Issuer;

(e)         shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f)        shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05       Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06       Resignation of Administrative Agent.

(a)        The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)         If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Parent Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Parent Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)         With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Parent Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)        Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  Upon the appointment by the Parent Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07       Non-Reliance on the Administrative Agent, the Arrangers, the Bookrunners and the Other Lenders.  Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent, any Bookrunner nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent, any Bookrunner or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent, any Bookrunner or any Arranger have disclosed material information in their (or their Related Parties’) possession.  Each Lender and each L/C Issuer represents to the Administrative Agent, the Bookrunners and the Arrangers that it has, independently and without reliance upon the Administrative Agent, any Bookrunner, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Parent Borrower hereunder.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Bookrunner, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing.  Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08      No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09      Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10     Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification and reimbursement obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or otherwise disposed of, or to be sold or otherwise disposed of, as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) upon consummation of a Release Transaction relating to such property in accordance with Section 2.18(~~c~~d), or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01; and

(b)        to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents and to release any Designated Borrower in accordance with the terms of Section 2.20(d).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty or release any Designated Borrower, in each case, pursuant to this Section 9.10.

9.11       Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)      such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12     Recovery of Erroneous Payments.  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Parent Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in ~~immediately available funds~~Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount. .

9.13      Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements.

ARTICLE X. MISCELLANEOUS

10.01     Amendments, Etc.  Subject to Section 2.02(g), Section 3.03 and the last paragraph of this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)          waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)        extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)         postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Parent Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)         (i) change Section 8.03 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments required hereunder, (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, or (iii) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation, in each case, without the written consent of each Lender directly affected thereby;

(f)        change any provision of this Section or the definition of “Required Lenders” or “Required Class Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” ~~or~~, “Required Term Lenders” or “Required Tranche Lender” without the written consent of each Lender under the applicable Facility or Tranche;

(g)         release or have the effect of releasing all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)         release or have the effect of releasing all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i)         impose any greater restriction on the ability of any Lender under a Facility or Tranche to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders ~~and~~, (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders~~; or~~ and (iii) if with respect to a Tranche, the Required Tranche Lenders;

(j)         directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class or Tranche differently from the rights of Lenders holding Commitments or Loans of any other Class or Tranche without the written consent of the applicable Required Class Lenders or Required Tranche Lenders;

(k)       release the Parent Borrower (from its obligations as a Borrower or as a Guarantor hereunder) or any Designated Borrower, except in connection with the termination of a Designated Borrower’s status as such under Section 2.20, without the written consent of each Lender; or

(l)          amend Section 1.09 or the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby; or

(m)         without limiting the generality of clause (a) above, waive, amend or modify any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility or Tranche without the written consent of the Required Revolving Lenders, the Required Term Lenders, or the Required Tranche Lenders, as the case may be;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, (x) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or (y) modify, change, waive or consent to any departure from, or have the effect of modifying, changing, waiving or consenting to any departure from, Section 3.03, any term defined in such section, any term defined in any other section or provision in this Agreement relating to ~~Daily Simple SOFR, SOFR, Term SOFR~~any Relevant Rate or any Successor Rate, or any term or provision relating to the replacement of any such ~~rate~~Relevant Rate or Successor Rate; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding any provision herein to the contrary,

(i)       no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(ii)       this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement, in each case subject to the limitations in Section 2.15, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder;

(iii)        if the Administrative Agent and the Parent Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Parent Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement;

(iv)        except as provided in Section 6.12(b) and Section 2.20, the Administrative Agent and the Parent Borrower may, without the consent of any Lender or any ~~Guarantor~~other Loan Party then party hereto, amend this Agreement to add a Subsidiary or Parent Entity as a “Guarantor” hereunder pursuant to a joinder agreement in substantially the form of Exhibit H; ~~and~~

(v)         except as provided in Section 2.20, the Administrative Agent and the Parent Borrower may, without the consent of any Lender or any other Loan Party then party hereto, amend this Agreement to add a Designated Borrower pursuant to a Designated Borrower Request and Assumption Agreement and Designated Borrower Notice;

(vi)        this Agreement may be amended with the written consent of the Administrative Agent, the Parent Borrower and the Lenders affected thereby to amend the definition of “Alternative Currency” or “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” or Section 1.09 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.09; and

(vii)      ~~(v)~~ for the avoidance of doubt, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Parent Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

10.02     Notices; Effectiveness; Electronic Communication.

(a)        Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to the Parent Borrower or any other Loan Party, the Administrative Agent, or any L/C Issuer, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)       if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Parent Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below, shall be effective as provided in such clause (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication.  The Administrative Agent, any L/C Issuer or the Parent Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)         The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Parent Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)         Change of Address, Etc. Each Loan Party, the Administrative Agent, and each L/C Issuer may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Administrative Agent, and each L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States Federal or state securities laws.

(e)         Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Notice of Loan Prepayment, and Letter of Credit Applications) purportedly given by or on behalf of the Parent Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03     No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04     Expenses; Indemnity; Damage Waiver.

(a)         Costs and Expenses.  The Parent Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        Indemnification by the Parent Borrower.  The Parent Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Parent Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Parent Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Parent Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)        Reimbursement by Lenders.  To the extent that the Parent Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d)        Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, ~~the~~no Borrower shall not assert, and each Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)          Payments.  All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)         Survival.  The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuers, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05     Payments Set Aside.  To the extent that any payment by or on behalf of ~~the~~any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the ~~Federal Funds~~applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06     Successors and Assigns.

(a)         Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)         Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such

Assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than the Dollar Equivalent of $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under separate Facilities or among the revolving credit facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the last paragraph of Section 10.01 on a non-pro rata basis;

(iii)        Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.06 and, in addition:

(A)        the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Parent Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)       the consent of each L/C Issuer shall be required for any assignment in respect of ~~the Revolving Credit Facility~~a Dollar Tranche Commitment.

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)       No Assignment to Certain Persons.  No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).

(vi)        Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)       Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, ~~the~~each applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.06.

(c)        Register.  The Administrative Agent, acting solely for this purpose as an agent of ~~the~~any Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the ~~Borrower~~Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by ~~the~~any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)      Participations.  Any Lender may at any time, without the consent of, or notice to, ~~the~~any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Parent Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) ~~the~~each Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under clause (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Resignation as L/C Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to clause (b) above, such L/C Issuer may, upon 30 days’ notice to the Administrative Agent, the Parent Borrower and the Lenders, resign as an L/C Issuer.  In the event of any such resignation as an L/C Issuer, the Parent Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the applicable L/C Issuer as an L/C Issuer.  If the applicable L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (y) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.

(g)         Disqualified Institutions. (i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Parent Borrower has consented to such assignment as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee or participant that becomes a Competitor after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Parent Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution hereunder, including for purposes of this clause (g).  Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)         If any assignment is made to any Disqualified Institution without the Parent Borrower’s prior consent in violation of clause (i) above, or if any Person becomes a Competitor after the applicable Trade Date, the Parent Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Parent Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Parent Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b)(iv), (ii) such assignment does not conflict with Applicable Laws and (iii) in the case of clause (B), the Parent Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.

(iii)      Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Parent Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)        The Administrative Agent shall have the right, and the Parent Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Parent Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

10.07    Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or Section 10.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to ~~the Borrower~~any Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent Borrower or its Subsidiaries or the credit facilities provided hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)) or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Parent Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Parent Borrower or violating the terms of this Section 10.07.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 10.07, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Parent Borrower or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary thereof after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Parent Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

10.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Parent Borrower or any other Loan Party against any and all of the obligations of the Parent Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10   Integration; Effectiveness.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Arranger, any Bookrunner or any L/C Issuer (including the Fee Letter), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12    Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders.  If the Parent Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)          the Parent Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts);

(c)         in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)          such assignment does not conflict with Applicable Laws; and

(e)          in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14     Governing Law; Jurisdiction; Etc.

(a)         GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)     SUBMISSION TO JURISDICTION.  THE PARENT BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         WAIVER OF VENUE.  THE PARENT BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15   Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16   No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Parent Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Bookrunners and the Lenders are arm’s-length commercial transactions between the Parent Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Bookrunners and the Lenders, on the other hand, (B) each of the Parent Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Parent Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, each Bookrunner, and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any Bookrunner, any Arranger, nor any Lender has any obligation to the Parent Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Bookrunners, the Arrangers, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, any Bookrunner, any Arranger, nor any Lender has any obligation to disclose any of such interests to the Parent Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Parent Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Bookrunner, any Arranger, or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17   Electronic Execution; Electronic Records; Counterparts.  This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.  The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or any L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent nor any L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means).  The Administrative Agent and L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.

10.18     USA PATRIOT Act.  Each Lender that is subject to the ~~PATRIOR~~PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Parent Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Parent Borrower and each other Loan Party, which information includes the name and address of the Parent Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Parent Borrower and each other Loan Party in accordance with the PATRIOT Act.  The Parent Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.19    Authorized Persons and Authorized Signers.  The Administrative Agent is authorized to rely upon the continuing authority of the Authorized Persons and Authorized Signers to bind the Parent Borrower as set forth in the Borrower’s Instruction Certificate.  Such authorization may be changed only upon written notice to the Administrative Agent accompanied by evidence, reasonably satisfactory to the Administrative Agent, of the authority of the Person giving such notice.  Such notice shall be effective not sooner than five (5) Business Days following receipt thereof by the Administrative Agent.

10.20   ENTIRE AGREEMENT.  THIS AGREEMENT, THE FEE LETTER AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)         the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.23    Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under Applicable law).

ARTICLE XI.  CONTINUING GUARANTY

11.01    Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, jointly and severally, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations (including Obligations of the Designated Borrowers under the Loan Documents), whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the ~~Borrower~~Loan Parties to the Secured Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof).  Without limiting the generality of the foregoing, the Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or ~~the~~ Borrower under any Debtor Relief Laws.  The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations absent demonstrable error.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than the defense of payment).

Anything contained in this Guaranty to the contrary notwithstanding, it is the intention of each Guarantor and the Secured Parties that the obligations of each Subsidiary Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States (Title 11, United States Code) or any comparable provisions of any similar federal or state law.  To that end, but only in the event and to the extent that after giving effect to Section 11.11, such Subsidiary Guarantor’s obligations with respect to the Obligations or any payment made pursuant to such Obligations would, but for the operation of the first sentence of this paragraph, be subject to avoidance or recovery in any such proceeding under applicable Debtor Relief Laws after giving effect to Section 11.11, the amount of such Subsidiary Guarantor’s obligations with respect to the Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under applicable Debtor Relief Laws, render such Subsidiary Guarantor’s obligations with respect to the Obligations unenforceable or avoidable or otherwise subject to recovery under applicable Debtor Relief Laws.  To the extent any payment actually made pursuant to the Obligations exceeds the limitation of the first sentence of this paragraph and is otherwise subject to avoidance and recovery in any such proceeding under applicable Debtor Relief Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation, and the Obligations as limited by the first sentence of this paragraph shall in all events remain in full force and effect and be fully enforceable against such Subsidiary Guarantor.  The first sentence of this paragraph is intended solely to preserve the rights of the Secured Parties hereunder against such Subsidiary Guarantor in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and neither such Subsidiary Guarantor, the Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

11.02    Rights of Lenders.  Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof (in each case, to the extent permitted hereunder): (a) amend, amend and restate, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

11.03     Certain Waivers.  Each Guarantor waives to the fullest extent permitted by Law (a) any defense arising by reason of any disability or other defense of ~~the~~any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party, but excluding satisfaction thereof by way of payment) of the liability of the ~~Borrower~~Borrowers; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the ~~Borrower~~Borrowers; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against ~~the~~any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (in each case, other than a defense relating to indefeasible payment in full of the Obligations).  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

11.04    Obligations Independent.  The obligations of each Guarantor hereunder are those of a primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not ~~the~~any Borrower or any other Person or entity is joined as a party.

11.05     Subrogation.  Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all Commitments have been terminated and all of the Obligations and any amounts payable under this Guaranty (in each case, other than contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full.  If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

11.06     Termination; Reinstatement.  This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Commitments are terminated and all Obligations and any other amounts payable under this Guaranty (in each case, other than contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full in ~~cash~~Same Day Funds.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of ~~the~~any Borrower or any other Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

11.07     Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the ~~Borrower~~Borrowers owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of ~~the~~any Borrower to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in cash of all Obligations.  If the Secured Parties so request during the continuance of an Event of Default, any such obligation or indebtedness of ~~the~~any Borrower to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.

11.08    Stay of Acceleration.  If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against ~~the~~any Borrower or any Guarantor under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by a Guarantor not subject to such stay immediately upon demand by the Secured Parties.

11.09    Condition of the ~~Borrower~~Borrowers.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from ~~the~~each Borrower and any other guarantor such information concerning the financial condition, business and operations of ~~the~~each Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of ~~the~~any Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

11.10     Limitations on Enforcement.  If, in any action to enforce this Guaranty or any proceeding to allow or adjudicate a claim under this Guaranty, a court of competent jurisdiction determines that enforcement of this Guaranty against any Guarantor for the full amount of the Obligations is not lawful under, or would be subject to avoidance under, Section 548 of the Bankruptcy Code or any applicable provision of comparable state law, the liability of such Guarantor under this Guaranty shall be limited to the maximum amount lawful and not subject to avoidance under such law.

11.11    Contribution.  At any time a payment in respect of the Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until all of the Obligations and any amounts payable under this Guaranty (other than, in each case, contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full in cash and all Commitments are terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 11.11 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guaranty.  As used in this Section 11.11, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero ($0); and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Obligations arising under this Guaranty) on such date.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 11.11, each Guarantor who makes any payment in respect of the Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Obligations (other than, in each case, contingent indemnification and expense reimbursement obligations to the extent no claim has been asserted therefor) have been paid in full in cash and all Commitments are terminated.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

11.12     Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XI voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[Signature Page to FNLR OP LP Credit Agreement]